As filed with the Securities and Exchange Commission on February 2, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
KNBT BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Pennsylvania	6036	38-3681905
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

90 Highland Avenue

Bethlehem, Pennsylvania 18017
(610) 861-5100
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Scott V. Fainor

President and Chief Executive Officer
KNBT Bancorp, Inc.
90 Highland Avenue
Bethlehem, Pennsylvania 18017
(610) 861-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
with a copy to:

Raymond A. Tiernan, Esq. Philip Ross Bevan, Esq. Elias, Matz, Tiernan & Herrick L.L.P. 734 15th Street, N.W. Suite 1200 Washington, D.C. 20005 (202) 347-0300	Scott A. Brown, Esq. Muldoon Murphy & Aguggia LLP 5101 Wisconsin Avenue, N.W. Washington, D.C. 20016 (202) 686-4930
         Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and the conditions to the merger described herein have been satisfied or waived.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to be	Offering Price Per	Aggregate Offering	Amount of
of Securities to be Registered	Registered(1)	Share or Unit	Price(2)	Registration Fee(2)

Common Stock, par value $.01 per share	3,342,627	N/A	$51,854,324	$6,104

(1)	This registration statement covers the maximum number of shares of the registrant’s common stock expected to be issued upon consummation of the merger of Northeast Pennsylvania Financial Corp. with and into the registrant, pursuant to the agreement and plan of merger, dated as of December 8, 2004, between the registrant and Northeast.

(2)	Pursuant to Rule 457(f) under the Securities Act of 1933, the registration fee is based on the average of the high and low prices for a share of common stock of Northeast, as reported on the Nasdaq Stock Market, National Market System on January 28, 2005 ($22.65), multiplied by the maximum number of shares of Northeast common stock to be exchanged in the merger (4,650,611), including shares issuable upon the exercise of outstanding stock options to purchase Northeast common stock (703,597), reduced by the amount of cash to be paid by the registrant for such shares ($53.5 million).

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer and sale is not permitted.

NORTHEAST PENNSYLVANIA FINANCIAL CORP.

12 E. Broad Street
Hazleton, Pennsylvania 18201
(570) 459-3700

                          , 2005

Dear fellow stockholders,

      You are cordially invited to attend a special meeting of stockholders of Northeast Pennsylvania Financial Corp. to be held on       day,                     , 2005 at Genetti’s Best Western Motor Lodge, Route 309 North, Hazleton, Pennsylvania at 3:00 p.m., local time. At the special meeting you will be asked to consider and vote upon a merger agreement between Northeast and KNBT Bancorp, Inc. which sets forth the terms and conditions under which Northeast will merge with and into KNBT.

      If the merger is completed, you can elect to receive $23.00 in either cash or shares of KNBT common stock based upon a pre-closing average market price of KNBT common stock, with cash paid instead of issuing fractional shares of KNBT common stock. On                     , 2005, the closing price of the KNBT common stock was $          . However, the merger agreement requires that 50% of the outstanding shares of Northeast common stock will be converted into the right to receive KNBT common stock and 50% of the outstanding shares of Northeast common stock will be converted into the right to receive cash, regardless of the elections made by Northeast stockholders. Thus, your election is subject to allocation and proration procedures pursuant to which you may actually receive a combination of cash and stock depending on the elections made by other Northeast stockholders. We expect that the merger will generally be tax free with respect to shares of KNBT common stock that you receive in the merger. The KNBT common stock is traded on the Nasdaq National Market under the symbol “KNBT.”

      The merger cannot be completed unless the holders of a majority of the outstanding shares of Northeast common stock vote to approve the merger agreement at the special meeting and the parties receive all required regulatory approvals.

      Based on our reasons for the merger described in the accompanying proxy statement/prospectus, including the opinion issued by our financial advisor, Sandler O’Neill & Partners, L.P., that, on the date of the opinion and subject to the assumptions made, matters considered, qualifications and limitations on review contained therein, the consideration to be received by our stockholders in the merger was fair to those stockholders from a financial point of view, our board of directors believes that the merger is fair to you and in your best interests. Accordingly our board of directors unanimously recommends that you vote “FOR” approval of the merger agreement.

      The accompanying document gives you detailed information about the special meeting, the merger and related matters. We urge you to read this entire document carefully, including the considerations discussed under “Risk Factors,” beginning on page      , and the annexes thereto, which include the merger agreement.

      Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. Failure to vote your shares by mail or in person at the special meeting will have the same effect as a vote against the merger agreement.

      Thank you for your cooperation.

Sincerely,

Thomas M. Petro	Thomas L. Kennedy
President and Chief Executive Officer	Chairman of the Board

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the KNBT common stock to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. The shares of KNBT common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

This prospectus/proxy statement is dated                     , 2005 and was first mailed

to stockholders of Northeast on or about                     , 2005

NORTHEAST PENNSYLVANIA FINANCIAL CORP.

12 E. Broad Street
Hazleton, Pennsylvania 18201
(570) 459-3700

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on                         , 2005

       NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Northeast Pennsylvania Financial Corp. will be held on                      day,                     , 2005, at Genetti’s Best Western Motor Lodge, Route 309 North, Hazleton, Pennsylvania at 3:00 p.m., local time, for the following purposes:

1. to consider and vote upon a proposal to approve and adopt the agreement and plan of merger, dated as of December 8, 2004, between KNBT Bancorp, Inc. and Northeast Pennsylvania Financial Corp., as described in the accompanying materials;

2. to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement; and

3. to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

      The board of directors has fixed the close of business on                     , 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting. Only holders of Northeast common stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

      Our board of directors has determined that the merger agreement is in the best interests of Northeast and its stockholders and unanimously recommends that you vote “FOR” approval of the merger agreement.

      Your vote is very important. Whether or not you plan to attend the special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope. Failure to vote your shares by mail or in person at the special meeting will have the same effect as a vote against the merger agreement.

By Order of the Board of Directors

Jerry D. Holbrook
Corporate Secretary

Hazleton, Pennsylvania

                    , 2005

REFERENCES TO ADDITIONAL INFORMATION

      This document incorporates important business and financial information about KNBT and Northeast from documents that may not be included in or delivered with this document. For a listing of the documents incorporated by reference in this document, please see “Where You Can Find More Information” beginning on page      . You can obtain documents incorporated by reference in this document but not otherwise accompanying this document by requesting them in writing or by telephone from the appropriate company at the following addresses or by telephone:

KNBT Bancorp, Inc.	Northeast Pennsylvania Financial Corp.
90 Highland Avenue	12 E. Broad Street
Bethlehem, Pennsylvania 18017	Hazleton, Pennsylvania 18201
Attention: Eugene T. Sobol	Attention: Jerry D. Holbrook
(610) 861-5000	(570) 459-3700

      You will not be charged for any of these documents that you request. If you would like to request documents, please do so by                     , 2005 to receive them before the special meeting.

      Accompanying this proxy statement/prospectus is Northeast’s annual report on Form 10-K for the year ended September 30, 2004.

      For additional information regarding where you can find information about KNBT and Northeast, please see “Where You Can Find More Information” beginning on page      .

i

Annexes:
Annex A	Agreement and Plan of Merger, dated as of December 8, 2004, between KNBT and Northeast
Annex B	Opinion of Sandler O’Neill & Partners, L.P.
Annex C	Section 262 of the Delaware General Corporation Law

QUESTIONS AND ANSWERS

ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

Q:	What do I need to do now?

A:	After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. Voting by mail will ensure that your shares will be represented and voted at the special meeting.

Q:	Why is my vote important?

A:	The merger agreement must be approved by holders of a majority of the outstanding shares of Northeast common stock. If you do not vote it will have the same effect as a vote against the merger agreement.

Q:	If my shares are held in street name by my broker or bank, will my broker or bank automatically vote my shares for me?

A:	No. Your broker, bank or other nominee will not be able to vote shares held by it in “street name” on your behalf without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, following the directions your broker, bank or other nominee provides.

Q:	What if I fail to instruct my broker or bank?

A:	If you fail to instruct your broker, bank or other nominee to vote your shares, they will not be voted and it will have the same effect as a vote against the merger agreement.

Q:	Can I attend the meeting and vote my shares in person?

A:	Yes. All stockholders are invited to attend the special meeting. However, if you hold your shares in street name, you will need proof of ownership (by means of a recent brokerage statement, letter from a bank or broker or other means) to be admitted to the meeting. Stockholders of record can vote in person at the special meeting. If your shares are held in street name, then you are not the stockholder of record and you must obtain a proxy from your broker, bank or other nominee so you can vote at the special meeting.

Q:	Can I change my vote?

A:	Yes. If you are a stockholder of record, there are three ways you can change your vote after you have sent in your proxy card.

• First, you may send a written notice to the secretary of Northeast stating that you would like to revoke your proxy before the special meeting.

• Second, you may complete and submit a new proxy card or vote again. Any earlier proxies will be revoked automatically.

• Third, you may attend the special meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

If you hold your shares in street name and you have instructed a broker, bank or other nominee to vote your shares, you must follow directions you receive from your broker, bank or other nominee to change your vote.

Q:	Should I send in my stock certificates now?

A:	No. You should not send in your stock certificates at this time. Instructions for surrendering your Northeast common stock certificates in exchange for the merger consideration will be sent to you in connection with the completion of the merger.

Q:	Who should I call with questions?

A:	You should call the persons listed under “References to Additional Information” herein on page i.

v

SUMMARY

      This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement and the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page      . Page references are included in this summary to direct you to a more complete description of the topics.

      Throughout this document, “Northeast,” “we,” “us” and “our” refers to Northeast Pennsylvania Financial Corp., “KNBT” refers to KNBT Bancorp, Inc. and “Keystone Nazareth Bank” refers to Keystone Nazareth Bank & Trust Company, KNBT’s banking subsidiary. Also, we refer to the merger between Northeast and KNBT as the “merger,” the merger between First Federal Bank, our banking subsidiary, and Keystone Nazareth Bank as the “bank merger” and the agreement and plan of merger, dated as of December 8, 2004, between Northeast and KNBT, as may be amended from time to time pursuant to its terms, as the “merger agreement.”

Parties to the proposed merger (Page      )

      KNBT Bancorp, Inc. KNBT is a Pennsylvania corporation and registered bank holding company organized in 2003. KNBT’s business consists primarily of being the parent holding company for Keystone Nazareth Bank & Trust Company, a Pennsylvania-chartered stock savings bank. Keystone Nazareth Bank is primarily engaged in attracting deposits from the general public and using those funds to invest in loans and securities. Keystone Nazareth Bank has 41 full service branch offices with 19 located in Northampton County, Pennsylvania, 16 in Lehigh County, Pennsylvania, five in Monroe County, Pennsylvania and one in Carbon County, Pennsylvania. Keystone Nazareth Bank’s office network includes 14 full service in-store supermarket branch offices. At September 30, 2004, KNBT had consolidated assets of $2.3 billion and consolidated stockholders’ equity of $385.7 million. KNBT’s executive offices are located at 90 Highland Avenue, Bethlehem, Pennsylvania 18017, and its telephone number is (610) 861-5000.

      Northeast Pennsylvania Financial Corp. Northeast is a Delaware corporation and registered thrift holding company. Northeast’s operations are primarily conducted through First Federal Bank, a federally chartered stock savings bank, as well as Abstractors Inc., a title insurance company, NEP Trust Co., which offers trust, estate and asset management services and products, and Higgins Insurance Associates, Inc., which provides insurance and investment products to individuals and businesses. First Federal Bank is primarily engaged in attracting retail deposits from the general public in the areas surrounding its 16 full service branch offices and investing those deposits, together with funds generated from operations and borrowings, primarily in one-to four-family mortgage loans, consumer loans, commercial loans and multi-family and commercial real estate loans. At September 30, 2004, Northeast had consolidated assets of $836.0 million and consolidated stockholders’ equity of $58.5 million. Northeast’s executive offices are located at 12 E. Broad Street, Hazleton, Pennsylvania 18201, and its telephone number is (570) 459-3700.

Northeast Stockholders will receive Cash or Whole Shares of KNBT Common Stock for each Share of Northeast Common Stock Exchanged Pursuant to the Merger (Page      )

      KNBT and Northeast propose a merger in which Northeast will merge with and into KNBT, which will be immediately followed by the merger of First Federal Bank with and into Keystone Nazareth Bank. If the merger is completed, each outstanding share of Northeast common stock (subject to certain exceptions) will be converted into the right to receive $23.00 in either cash or shares of KNBT common stock plus cash in lieu of any fractional share interest. You will have the opportunity to elect the form of consideration you wish to receive in the merger, subject to allocation and proration procedures set forth in the merger agreement that are intended to ensure that 50% of the outstanding shares of Northeast common Stock will be converted into the right to receive cash and 50% of the total outstanding shares of Northeast common stock will be converted into the right to receive KNBT common stock. The number of shares of KNBT common stock to be received for each share of Northeast common stock will be equal in value to $23.00, as measured during a 20-trading day period ending five business days prior to the closing of the merger.

      KNBT will not issue fractional shares in connection with the merger. Instead, Northeast stockholders who receive KNBT common stock will receive the value of any fractional share interest in cash based on the average sales price of a share of KNBT common stock during a specified period prior to the closing of the merger.

      On                     , 2005, the closing price of the KNBT common stock was $          . For purposes of illustration only, assuming that $           was the average market price of KNBT common stock to be used to calculate the number of shares of KNBT common stock that you are entitled to receive in the merger, you would be entitled to receive                      shares of KNBT common stock for each share of Northeast common stock you own, subject to the allocation and proration procedures set forth in the merger agreement.

      An election form and detailed instructions on how to elect your preferred form of consideration will be sent to you approximately 15 days before the effective time of the merger. You will then have 15 business days in which to complete the election form and return it as instructed with your stock certificates. After the forms have been received and processed, you will be sent the cash and/or KNBT common stock to which you are entitled. Other stockholders will receive the merger consideration allocated to them as soon as practicable after their stock certificates have been surrendered in accordance with the instructions accompanying the letter of transmittal which was previously mailed to them or which is mailed to them subsequent to the completion of the merger (with respect to Northeast stockholders who acquired their shares after the date used to determine those stockholders to whom the election form would be mailed).

      You will need to surrender your Northeast common stock certificates to receive the appropriate merger consideration, but you should not send us any certificates now. You will receive detailed instructions on how to exchange your shares following the merger.

Comparative per share market price information (Page      )

      Shares of KNBT common stock and Northeast common stock trade on the Nasdaq National Market under the symbols “KNBT” and “NEPF,” respectively. On December 8, 2004, the last trading day preceding public announcement of the proposed merger, the KNBT common stock closed at $16.56 per share and the Northeast common stock closed at $16.81 per share. On                     , 2005, the KNBT common stock closed at $           per share and the Northeast common stock closed at $           per share.

      KNBT cannot assure you that its stock price will continue to trade at or above the prices shown above. You should obtain current stock price quotations for the KNBT common stock from a newspaper, via the Internet or by calling your broker.

Comparative per share dividend information (Page      )

      KNBT and Northeast currently pay a quarterly cash dividend to their respective stockholders. For the fourth quarter of 2004, KNBT declared a cash dividend of $0.05 per share of KNBT common stock and Northeast declared a cash dividend of $0.06 per share of Northeast common stock. KNBT intends to continue to pay a quarterly cash dividend to its stockholders. Pursuant to the merger agreement, Northeast may continue to declare and pay regular quarterly dividends on the Northeast common stock during the period prior to consummation of the merger, provided that it coordinates the declaration of any such dividends on the Northeast common stock and the record and payment dates therefor with that of the quarterly dividends paid on the KNBT common stock so that holders of Northeast common stock do not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter.

The tax consequences of the merger for Northeast stockholders will be dependent on the merger consideration received (Page      )

      KNBT and Northeast have received an opinion of counsel to the effect that, based on certain facts, representations and assumptions, the merger will be treated as a “reorganization” for federal income tax purposes and, accordingly, you generally will not recognize any gain or loss on the conversion of shares of Northeast common stock solely into shares of KNBT common stock. However, you generally will be taxed on the amount of cash you receive in exchange for your shares of Northeast common stock or instead of any fractional share of KNBT common stock that you would otherwise be entitled to receive. The parties’ obligation to complete the merger is conditioned on their receipt of the same opinion, dated as of the effective date of the merger, regarding the federal income tax treatment of the merger.

      Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed herein. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Our financial advisor believes that the merger consideration is fair to Northeast stockholders from a financial point of view (Page      )

      Among other factors considered in deciding to approve the merger, the Northeast board of directors received the opinion of its financial advisor, Sandler O’Neill Partners, L.P., or Sandler O’Neill, that, as of December 8, 2004 (the date on which the Northeast board of directors approved the merger agreement), the merger consideration was fair to the holders of Northeast common stock from a financial point of view. [This opinion was subsequently confirmed in writing as of the date of this document.] The [updated] opinion of Sandler O’Neill is included as Annex B to this document. You should read this opinion carefully and completely. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering the opinion. Sandler O’Neill’s opinion is directed to the Northeast board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the merger. Northeast has agreed to pay Sandler O’Neill a fee of approximately $732,000 in connection with the merger, based on the transaction price of $23.00 per share. A substantial portion of this fee is payable and contingent upon completion of the merger. Sandler O’Neill has also received a fee of $100,000 for rendering its opinion.

Our board of directors unanimously recommends approval of the merger agreement (Page      )

      Based on Northeast’s reasons for the merger described herein, including the opinion of Sandler O’Neill referred to above, the Northeast board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote “FOR” approval of the merger agreement.

Date, time and location of the special meeting (Page      )

      The special meeting will be held on                      day,                     , 2005, at Genetti’s Best Western Motor Lodge, Route 309 North, Hazleton, Pennsylvania at 3:00 p.m., local time. At the special meeting, Northeast stockholders will be asked to approve the merger agreement, to approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and to act on any other matters that may properly come before the special meeting.

Record date and voting rights for the special meeting (Page      )

      You are entitled to vote at the special meeting if you owned shares of Northeast common stock as of the close of business on                     , 2005. You will have one vote at the special meeting for each share of Northeast common stock that you owned on that date, subject to the restrictions contained in Northeast’s certificate of incorporation. See “Comparison of the Rights of Shareholders — Voting Rights” on page      .

      Stockholders of record may vote by mail or by attending the special meeting and voting in person. Each proxy returned to Northeast (and not revoked) by a holder of Northeast common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted “FOR” approval of the merger agreement and “FOR” approval of the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Approval of the merger agreement requires a majority vote by Northeast stockholders (Page      )

      The affirmative vote of the holders of a majority of the outstanding shares of Northeast common stock is necessary to approve the merger agreement on behalf of Northeast. Not voting, or failing to instruct a broker, bank or other nominee how to vote shares held in their name for you, will have the same effect as voting against the merger agreement.

Management of Northeast owns shares that may be voted at the special meeting (Page      )

      The directors and executive officers of Northeast and their respective affiliates collectively owned approximately      % of the outstanding shares of Northeast common stock as of the record date for the special meeting. The directors of Northeast, who in the aggregate can vote approximately      % of the votes entitled to be cast at the special meeting, have entered into stockholder agreements with KNBT pursuant to which they have agreed to vote all of their shares for approval of the merger agreement.

KNBT and Northeast must meet several conditions to complete the merger (Page      )

      The completion of the merger is subject to a number of customary conditions being met, including, among others, the approval of the merger agreement by the stockholders of Northeast and the receipt of all required regulatory approvals.

      Unless prohibited by law, either KNBT or Northeast could elect to waive a condition that has not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

KNBT and Northeast must obtain regulatory approvals to complete the merger and the bank merger (Page      )

      To complete the merger and the bank merger, the parties need the prior approval of the Board of Governors of the Federal Reserve System, or Federal Reserve Board, the Federal Deposit Insurance Corporation, or FDIC, and the Pennsylvania Department of Banking, or the Department. Prior notice of the transaction must be provided to the Office of Thrift Supervision, or OTS. The U.S. Department of Justice will have an opportunity to comment during the approval process of the federal banking agencies and will have between 15 and 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. KNBT and Northeast are in the process of preparing and filing all necessary applications and notices with the applicable regulatory agencies. KNBT and Northeast cannot predict, however, whether the required regulatory approvals will be obtained or whether any such approvals will have conditions that would be detrimental to KNBT following completion of the merger.

KNBT and Northeast may terminate the merger agreement (Page      )

      KNBT and Northeast can mutually agree at any time to terminate the merger agreement before completing the merger, even if stockholders of Northeast have already voted to approve it. Either party also can terminate the merger agreement in certain circumstances, including:

•	if any required regulatory approval for consummation of the merger or the bank merger is not obtained;

•	if the merger is not completed by December 31, 2005;

•	if the stockholders of Northeast do not approve the merger agreement; or

•	if the other party materially breaches any of its representations, warranties or obligations under the merger agreement and the breach cannot be or has not been cured within 30 days of notice of the breach.

      In addition, KNBT may terminate the merger agreement at any time prior to the special meeting if Northeast (i) fails to recommend approval of the merger agreement or withdraws, modifies or qualifies such recommendation in any manner adverse to KNBT, or takes any other action or makes any other statement in connection with the special meeting materially inconsistent with such recommendation, or (ii) materially breaches its obligations under the merger agreement by failing to call the special meeting or to mail to stockholders a proxy statement/prospectus with respect to such meeting. KNBT also may terminate the merger agreement if a third party commences a tender offer or exchange offer for 25% or more of the outstanding Northeast common stock and the board of directors of Northeast recommends that Northeast stockholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period. A $4.0 million fee would be payable by Northeast in these and certain other circumstances.

KNBT and Northeast may amend and extend the merger agreement (Page      )

      The parties may amend the merger agreement at any time before the merger actually takes place, and may agree to extend the time within which any action required by the merger agreement is to take place. No amendment may be made after the special meeting that by law requires approval by the stockholders of Northeast without obtaining such approval.

Northeast’s directors and executive officers have some interests in the merger that differ from your interests (Page      )

      Northeast’s directors and executive officers have interests in the merger as individuals that are in addition to, or different from, their interests as stockholders of Northeast. These interests include, among other things:

•	in connection with the completion of the merger, KNBT and Keystone Nazareth Bank will take steps to appoint one director of Northeast to the board of directors of KNBT and Keystone Nazareth Bank. It is currently expected that the Northeast director to be selected to serve on KNBT’s and Keystone Nazareth Bank’s boards will be Thomas L. Kennedy. In addition, the other members of Northeast’s Board as of the date of the merger agreement will be appointed to the KNBT advisory board;

•	the payment of cash amounts to certain executive officers of Northeast pursuant to existing employment agreements between Northeast and/or First Federal Bank and such officers. In the case of Thomas M. Petro, Thomas L. Kennedy and Jerry D. Holbrook, subject to the fulfillment of certain conditions, these payments are estimated to be $1,568,806, $898,191, and $977,160, respectively;

•	the accelerated vesting of all outstanding unvested Northeast stock options and restricted Northeast common stock upon consummation of the merger; and

•	KNBT’s agreement to honor indemnification obligations of Northeast, as well as to purchase liability insurance for Northeast’s directors and officers for a three-year period following the merger, subject to the terms of the merger agreement.

      The board of directors of Northeast was aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger.

Northeast is prohibited from soliciting other offers (Page      )

      Northeast has agreed that, while the merger is pending, it will not initiate or, subject to some limited exceptions, engage in discussions with any third party other than KNBT regarding extraordinary transactions such as a merger, business combination or sale of a material amount of assets or capital stock.

The merger will be accounted for under the purchase method (Page      )

      KNBT will use the purchase method of accounting to account for the merger. Under this method, the total purchase price will be allocated to the assets acquired and liabilities assumed, based on their fair values. To the extent that this purchase price exceeds the fair value of the net tangible assets acquired at the effective time of the merger, KNBT will allocate the excess purchase price to intangible assets, including goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense; however, core deposit and other intangibles with definite useful lives recorded by KNBT in connection with the merger will be amortized to expense over their estimated useful lives.

Stockholders of KNBT and Northeast have different rights (Page      )

      KNBT is a Pennsylvania corporation subject to the provisions of the Pennsylvania Business Corporation Law and Northeast is a Delaware corporation subject to the provisions of the Delaware General Corporation Law. Upon consummation of the merger, stockholders of Northeast will become stockholders of KNBT and their rights as stockholders of KNBT will be governed by KNBT’s articles of incorporation and bylaws and the Pennsylvania Business Corporation Law. The rights of stockholders of KNBT differ in certain respects from the rights of stockholders of Northeast.

Northeast must pay KNBT a termination fee in certain circumstances (Page      )

      Northeast must pay KNBT a termination fee of $4.0 million if the merger agreement is terminated under specified circumstances.

Northeast’s Stockholders Have Dissenters’ Rights (Page      )

      Under Delaware law, holders of Northeast common stock have the right to dissent from the merger and, if the merger is consummated and all requirements of Delaware law are satisfied by holders seeking to exercise dissenters’ rights, to receive payment equal to the fair value of their shares of Northeast common stock, determined in the manner set forth in Delaware law. The procedures that must be followed in connection with the exercise of dissenters’ rights by dissenting stockholders are described herein under “The Merger — Dissenters’ Rights” and in Section 262 of the Delaware General Corporation Law, a copy of which is attached as Annex C to this document. A stockholder seeking to exercise dissenters’ rights must deliver to Northeast, before the stockholder vote on the merger agreement at the special meeting, a written objection to the merger stating that he or she intends to demand payment for his or her shares through the exercise of his or her statutory appraisal rights and must not vote his or her shares in favor of approval of the merger agreement. Failure to take any required step in connection with the exercise of such rights may result in termination or waiver thereof.

Unaudited comparative per share and selected financial data

      The following tables show per share financial information reflecting the merger of KNBT and Northeast (which is referred to as “pro forma” information) and summary historical data for each of KNBT and Northeast. The pro forma information assumes that the acquisition of Northeast had been completed on the dates and at the beginning of the earliest periods indicated.

      KNBT expects that the merger will result in certain reorganization and restructuring expenses. The pro forma income and dividends data do not reflect any anticipated reorganization and restructuring expenses resulting from the merger. It is also anticipated that the merger will provide the combined company with certain financial benefits that include reduced operating expenses and opportunities to earn more revenue. The pro forma information does not reflect any of these anticipated cost savings or benefits. Therefore, the pro forma information, while helpful in illustrating the financial characteristics of the merger under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company actually would have performed had KNBT and Northeast been combined throughout the indicated periods.

      The summary historical financial data of KNBT and Northeast has been derived from historical financial information that KNBT and Northeast have included in prior filings with the Securities and Exchange Commission, or SEC.

      When you read the summary financial information provided in the following tables, you also should read the more detailed financial information included in the historical financial information in the other documents of KNBT and Northeast to which we refer. See “Where You Can Find More Information” beginning on page      .

Unaudited Comparative Per Share Data

	KNBT		Northeast
	Common Stock		Common Stock

		Pro Forma		Pro Forma
	Historical	Combined(1)	Historical	Equivalent(2)

Net income (loss) per basic share:
Nine Months Ended September 30, 2004	$0.44	$0.61	$1.05	$0.88
Year ended December 31, 2003(3)	N/M	(0.34)	(1.00)	(0.50)
Net income (loss) per diluted share:
Nine Months Ended September 30, 2004	0.43	0.60	0.99	0.89
Year ended December 31, 2003(3)	N/M	(0.34)	(1.00)	(0.50)
Dividends declared per share(4):
Nine Months Ended September 30, 2004	0.10	0.10	0.18	0.14
Year ended December 31, 2003	0.00	0.00	0.42	0.00
Book value per share:
September 30, 2004	13.35	13.59	14.70	20.04
December 31, 2003	13.20	13.85	14.79	20.43
Tangible book value per share(5):
September 30, 2004	11.45	9.73	12.09	13.99
December 31, 2003	11.59	10.10	11.88	14.52

(1)	Pro forma combined amounts are calculated by adding together the historical amounts reported by KNBT and Northeast, as adjusted for: (i) the estimated purchase accounting adjustments to be recorded (consisting of mark-to-market valuation adjustments for assets acquired and liabilities assumed and adjustments for intangible assets established, and the resultant amortization/accretion of certain of such adjustments over appropriate future periods), (ii) the issuance of [2,857,604] shares of KNBT common stock in connection with the merger based on the conversion of 50% of the outstanding Northeast common stock into shares of KNBT common stock at an assumed exchange ratio of 1.4375 based on an assumed average price for share for KNBT common stock of $16.00 and (iii) lower net interest income related to funding the cash portion of the purchase price through the disposition of investment securities available for sale.

(2)	Pro forma equivalent amounts are calculated by multiplying the pro forma combined amounts by an assumed exchange ratio of 1.4375. This information is presented to reflect that Northeast stockholders who receive KNBT common stock in the merger will, based on the assumed exchange ratio, receive more than one share of KNBT common stock for each share of Northeast common stock they own before the merger.

(3)	Pro forma combined amounts for the year ended December 31, 2003 assume weighted average shares outstanding of KNBT common stock of 28,502,302. KNBT completed its initial public offering and the acquisition of First Colonial Group, Inc. on October 31, 2003.

(4)	It is anticipated that the initial dividend rate will be equal to the current dividend rate of KNBT. Accordingly, pro forma combined dividends per share of KNBT common stock represent the historical dividends per common share paid by KNBT.

(5)	Tangible book value per share equals shareholders’ equity less the sum of goodwill and identifiable intangible assets divided by weighted average shares of common stock outstanding.

Selected Consolidated Financial Data of KNBT

(Dollars in Thousands, Except Per Share Data)

      The following tables set forth selected historical consolidated financial and other data of KNBT for the five years ended December 31, 2003 and for the nine months ended September 30, 2004 and 2003. The historical consolidated financial data for the nine months ended September 30, 2004 and 2003 is derived from unaudited consolidated financial statements. However, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation at such dates and for such periods have been made. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for any interim period or the entire year ended December 31, 2004. The financial information for the years ended December 31, 2003 and 2002 of KNBT is based on, and qualified in its entirety by, the consolidated financial statements of KNBT, including the notes thereto, which are incorporated by reference in this proxy statement/ prospectus and should be read in conjunction therewith.

	For the Nine
	Months Ended
	September 30,		For the Year Ended December 31,

	2004	2003	2003(1)	2002	2001	2000	1999

Consolidated Summary of Income
Interest Income	$70,318	$40,861	$59,063	$59,479	$60,493	$57,603	$52,181
Interest Expense	22,970	14,951	21,061	26,416	34,064	31,141	26,846

Net Interest Income	47,348	25,910	38,002	33,063	26,429	26,462	25,335
Provision for Loan Losses	3,213	856	2,951	111	391	442	421
Total Non-Interest Income	11,245	6,650	9,048	8,814	5,013	3,214	2,955
Total Non-Interest Expense(2)	39,018	21,906	55,119	24,568	19,613	17,999	16,372

Income (Loss) Before Income Taxes (Benefit)	16,362	9,798	(11,020)	17,198	11,438	11,235	11,497
Income Taxes (Benefit)	3,492	2,467	(5,264)	5,188	3,326	3,718	3,898

Net Income (Loss)(2)	$12,870	$7,331	$(5,756)	$12,010	$8,112	$7,517	$7,599

		At December 31,
	At September 30,
	2004	2003(1)	2002	2001	2000	1999

Consolidated Balance Sheet Data
Total Assets	$2,292,382	$1,940,801	$1,015,906	$922,045	$824,736	$773,953
Investment Securities(3)	1,076,178	734,087	294,150	156,785	114,077	103,092
Loans Receivable, Net	996,814	882,166	555,526	668,046	657,107	611,108
Mortgage Loans Held-for-Sale	1,980	4,677	23,796	—	—	—
Deposits	1,286,824	1,289,410	771,825	772,226	713,520	665,369
Securities Sold Under Agreements to Repurchase	20,501	24,550	8,904	5,752	—	—
FHLB Advances	568,113	207,153	113,500	40,500	13,000	25,000
Guaranteed Preferred Beneficial Interest in the Company’s Subordinated Debentures	15,464	15,000	—	—	—	—
Shareholders’ Equity/ Retained Earnings	385,743	389,080	111,049	95,788	86,204	78,687
Book Value Per Share	13.35	13.20	N/A	N/A	N/A	N/A
Full Service Offices	41	41	19	16	16	15

	At or For the
	Nine Months
	Ended
	September 30,		At or For the Year Ended December 31,

	2004	2003	2003(1)	2002	2001	2000	1999

Selected Consolidated Ratios
Net Income (Loss) To:
Average Total Assets	0.82%	0.93%	(0.46)%	1.25%	0.92%	0.94%	1.02%
Average Equity	4.44	8.48	3.58	11.46	8.79	9.27	9.93
Net Interest Margin(4)(5)	3.38	3.54	3.49	3.66	3.21	3.38	3.50
Efficiency Ratio(6)	66.59	67.28	117.15	58.67	62.38	60.65	57.87
Equity to Assets(7)	16.83	8.62	20.05	10.93	10.39	10.45	10.17
Dividend Payout Ratio(8)	23.26	N/A	N/A	N/A	N/A	N/A	N/A
Tier 1 Capital to Average Assets (Leverage)(7)	16.19	7.41	19.39	10.78	10.50	10.45	9.97
Tier I Risk-based Capital Ratio(7)	27.36	11.13	32.51	18.19	17.09	16.99	16.67
Total Risk-based Capital Ratio(7)	28.13	12.20	32.24	18.69	17.71	17.65	17.34
(See footnotes on next page)

(1)	After the close of business on October 31, 2003, KNBT completed the mutual-to-stock conversion of Keystone Nazareth Bank and the related subscription stock offering and the acquisition by merger of First Colonial Group, Inc.

(2)	Included in the non-interest expenses for the year ended December 31, 2003 are a $16.1 million contribution to the Keystone Nazareth Charitable Foundation and $5.7 million of merger and systems integration costs as a result of the acquisition of First Colonial Group.

(3)	KNBT has classified all of its investment securities as available-for-sale, therefore there are no securities classified as trading or held-to-maturity.

(4)	Calculated on a tax-equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

(6)	Calculated as non-interest expense divided by the sum of total income less interest expense. The calculation of the efficiency ratio for 2003 includes the effect of the $16.1 million contribution to the Keystone Nazareth Charitable Foundation and $5.7 million of merger and systems integration costs as a result of the acquisition of First Colonial Group.

(7)	Ratios for 2003 and the nine months ended September 30, 2004 are for KNBT. Ratios for 1999 to 2002 are for Keystone Nazareth Bank, formerly Keystone Savings Bank.

(8)	The dividend payout ratio equals dividends per share divided by net income per share. KNBT did not commence paying dividends until 2004. Consequently no dividend payout ratios are presented for periods prior to the nine months ended September 30, 2004.

Selected Consolidated Financial Data of Northeast

(Dollars in Thousands, Except Per Share Data)

      The following tables set forth selected historical consolidated financial and other data of Northeast for the five years ended September 30, 2004. The financial information for the years ended September 30, 2004 and 2003 of Northeast is based on, and qualified in its entirety by, the consolidated financial statements of Northeast, including the notes thereto, which are incorporated by reference in this proxy statement/ prospectus and should be read in conjunction therewith. Prior periods have been restated to reflect the correction of certain accounting errors which were discovered in July and September 2003. See note 2 to the consolidated financial statements of Northeast included in Northeast’s annual report on Form 10-K accompanying this prospectus/ proxy statement for additional information regarding the restatement.

	For the Fiscal Year Ended September 30,

			As Restated	As Restated	As Restated
	2004	2003	2002	2001	2000

SELECTED OPERATING DATA:
Total interest income	$40,962	$45,364	$52,633	$53,398	$44,493
Interest expense	19,856	25,188	28,988	31,314	26,531

Net interest income	21,106	20,176	23,645	22,084	17,962
Provision for loan losses	1,444	6,852	2,766	1,681	1,467

Net interest income after provision for loan losses	19,662	13,324	20,879	20,403	16,495
Noninterest income:
Net gain on sale of securities	1,292	1,319	308	333	37
Other	10,043	8,657	7,768	4,982	1,859
Noninterest expense	23,611	29,199	24,639	19,655	14,471

Income (loss) before income taxes	7,386	(5,899)	4,316	6,063	3,920
Income tax expense (benefit)	2,299	(1,829)	1,620	1,861	373

Net income (loss)	$5,087	$(4,070)	$2,696	$4,202	$3,547

Diluted earnings (loss) per share	$1.26	$(1.08)	$0.63	$0.89	$0.73

	At September 30,

			As Restated	As Restated	As Restated
	2004	2003	2002	2001	2000

SELECTED CONSOLIDATED FINANCIAL DATA:
Total assets	$836,035	$896,295	$901,945	$807,373	$636,490
Cash and cash equivalents	26,938	20,142	25,302	9,060	6,295
Loans, net(1)	403,584	489,986	488,316	498,076	415,315
Securities held-to-maturity:
Investment securities, net	998	3,555	3,652	17,842	30,336
Securities available-for-sale:
Mortgage-related securities, net	326,981	210,965	225,287	138,467	53,076
Investment securities, net	30,242	115,661	102,599	105,181	104,398
Deposits	483,441	547,305	606,412	515,735	419,671
FHLB advances	243,867	258,901	208,421	204,441	137,461
Total equity	58,458	58,357	65,125	74,380	72,123
Assets acquired through foreclosure	315	1,022	547	390	173
Nonperforming assets and troubled debt restructurings	7,184	13,501	4,747	5,113	3,672
(See footnotes on next page)

	At or for the Fiscal Year Ended September 30,

			As Restated	As Restated	As Restated
	2004	2003	2002	2001	2000

SELECTED OPERATING DATA(2):
Performance Ratios:
Average yield on interest-earning assets(3)	5.05%	5.46%	6.60%	7.52%	7.42%
Average rate paid on interest-bearing liabilities	2.61	3.21	3.91	4.79	4.81
Average interest rate spread(4)	2.44	2.25	2.69	2.73	2.61
Net interest margin(5)	2.64	2.48	3.01	3.20	3.16
Ratio of interest-earning assets to interest-bearing liabilities	108.03	107.50	109.15	111.04	112.74
Efficiency ratio(6)	72.78	96.84	77.67	71.74	72.87
Return on average assets	0.59	(0.46)	0.32	0.55	0.55
Return on average equity	8.62	(6.27)	3.89	5.57	4.93
Ratio of average equity to average assets	6.82	7.30	8.13	9.93	11.16
Common stock dividend payout ratio (diluted)(7)	19.05	N/M	73.02	42.70	41.10
Bank Capital Ratios:
Risk-based capital
Tier 1 capital (required 4.0%)	13.82%	9.27%	9.45%	10.72%	15.97%
Total (required 8.0%)	15.07	10.52	10.45	11.65	17.16
Core capital (required 4.0%)	7.40	6.17	5.81	6.50	9.25
Other:
Stock price at year end	$16.51	$17.50	$14.75	$14.45	$11.50
Common stock dividends declared per share	$0.24	$0.48	$0.46	$0.38	$0.30
Employees	272	280	283	246	194

(1)	Loans, net, represent gross loans receivable net of the allowance for loan losses, loans in process and deferred loan origination fees and exclude loans held-for-sale. The allowance for loan losses at September 30, 2004, 2003, 2002, 2001, and 2000 was $8.4 million, $10.2 million, $5.4 million, $4.5 million and $4.2 million, respectively.

(2)	To the extent applicable, all ratios are based on average daily balances.

(3)	Calculations of yield are presented on a taxable equivalent basis using the combined Federal and state income tax rate of 40%.

(4)	The average interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(5)	The net interest margin represents net interest income as a percent of average interest-earning assets.

(6)	Calculated as non-interest expense divided by the sum of total income less interest expense.

(7)	The dividend payout ratio equals dividends paid per share divided by net income per share. Since Northeast reported a net loss for 2003, this ratio was not meaningful.

Selected Unaudited Pro Forma Consolidated Financial Data

(Dollars in Thousands, Except Per Share Data)

      The following table presents certain unaudited pro forma condensed combined financial information for KNBT and Northeast after giving effect to the merger as if the merger had taken place as of the beginning of the earliest period presented, and after giving effect to the pro forma adjustments described in the notes to the unaudited pro forma combined financial statements appearing in this document beginning on page      . The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting. See “The Merger — Accounting Treatment” on page      . The information in the following table is based on, and should be read together with, the pro forma information that appears elsewhere in this document and the historical information KNBT and Northeast have presented in prior filings with the SEC. See “Unaudited Pro Forma Combined Financial Information” on page      . The pro forma financial information is not necessarily indicative of results that actually would have occurred had the merger been completed on the date indicated or that may be obtained in the future.

At September 30, 2004

(In Thousands)
Selected Balance Sheet Data:
Total assets	$3,140,451
Investment Securities	1,338,379
Loans receivable, net	1,405,672
Deposits	1,775,618
Borrowed funds, including subordinated debt	902,634
Shareholders’ equity	431,465

	For the Nine Months Ended	For the Year Ended
	September 30, 2004	December 31, 2003(1)

	(Dollars in thousands)
Selected Income Data:
Interest income	$96,722	$122,971
Interest expense	30,412	48,343

Net interest income	66,310	74,628
Provision for loan losses	3,980	11,160

Net interest income after provision for loan losses	62,330	63,468
Non-interest income	19,895	24,804
Non-interest expense	57,374	107,475

Income (loss) before income taxes (benefit)	24,851	(19,203)
Provision for income taxes (benefit)	6,367	(8,692)

Net income (loss)	$18,484	$(10,511)

Weighted Average Common Shares:
Basic	31,732,684	31,359,906
Diluted	32,142,854	31,359,906

	At or for the Nine Months	At or for Year Ended
	Ended September 30, 2004	December 31, 2003(1)

Per Common Share Data(1):
Basic earnings	$0.58	$(0.34)
Diluted earnings	0.58	(0.34)
Book value	13.59	13.85
Selected Financial Ratios(1):
Return on average assets(2)	0.78%	(0.39)%
Return on average stockholders’ equity(3)	5.71	(3.09)
Stockholders’ equity to total assets	13.74	13.93

(1)	On October 31, 2003, KNBT completed its acquisition of First Colonial Group, Inc. Amounts set forth for the year ended December 31, 2003 include the pro forma effects of First Colonial Group, Inc. as if the acquisition occurred on January 1, 2003.

(2)	Per Common Share Data and Selected Financial Ratios are presented only for data relating to the pro forma combined condensed consolidated statements of income for the year ended December 31, 2003 and for the nine months ended September 30, 2004 and data relating to the pro forma combined condensed consolidated balance sheet at September 30, 2004. Return on average assets and return on average stockholders’ equity for the periods presented were calculated assuming the merger was completed on December 31, 2003. Ratios for the nine month period are annualized.

(3)	As discussed above, KNBT completed both its initial public offering and the acquisition of First Colonial Group, Inc. on October 31, 2003. For the year ended December 31, 2003, weighted average shares of 28,502,302 were used for pro forma purposes as if they were outstanding as of January 1, 2003.

(4)	Calculated by dividing pro forma net income by pro forma average assets for the period reported.

(5)	Calculated by dividing pro forma net income by pro forma average stockholders’ equity for the period reported.

RISK FACTORS

      Upon completion of the merger, stockholders of Northeast will receive either cash or shares of KNBT common stock or a combination thereof in exchange for shares of Northeast common stock. Prior to deciding whether or not to approve the merger agreement, you should be aware of and consider the following risks and uncertainties that are applicable to the merger, in addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “Cautionary Statement Concerning Forward-Looking Statements” beginning on page      .

The number of shares of KNBT common stock to be received by Northeast stockholders is subject to market risk.

      Each outstanding share of Northeast common stock will be exchanged for either $23.00 in cash or shares of KNBT common stock equal in value to $23.00, as measured during a specified period before the closing of the merger, or a combination thereof. If you receive KNBT common stock, higher closing prices for the KNBT common stock during the measurement period will result in a reduction in the number of shares of KNBT common stock you receive. On December 8, 2004, the business day immediately preceding the public announcement of the merger, a share of KNBT common stock closed at $16.56, which would have resulted in an exchange ratio of 1.3889 shares per share of Northeast Common Stock. On                     , 2005, KNBT’s common stock closed at $           per share, which would have resulted in an exchange ratio of                      shares per share of Northeast Common Stock.

The value of the shares of KNBT common stock to be received by Northeast stockholders is subject to market risk.

      If you elect to receive KNBT common stock for your Northeast common stock, the market value of the KNBT common stock you receive may be reduced below $23.00 for each Northeast share by the time you actually receive your KNBT stock certificates. Due to the procedures for making your election and surrendering your Northeast stock certificates, you will not receive your KNBT stock certificates immediately upon closing. The market price of KNBT common stock is subject to change at all times based on the financial condition and operating results of KNBT, market conditions and other factors. If the average market price of the KNBT common stock over the period for determining the exchange ratio is higher than the market price of the KNBT common stock on the effective date of the merger or the date on which you receive your KNBT common stock, then the total market value of the KNBT common stock you actually receive in exchange for each of your Northeast shares will be less than $23.00 on the date of the closing or on the date you receive your KNBT common stock.

Northeast stockholders may not receive the form of consideration they prefer.

      Although you will be asked to elect whether to receive cash or KNBT common stock in exchange for your Northeast stock, there is no assurance that you will receive your preferred form of consideration because of the allocation procedures in the merger agreement that are intended to ensure that 50% of the outstanding shares of Northeast common stock will be converted into the right to receive cash and 50% of the outstanding shares of Northeast common stock will be converted into the right to receive KNBT common stock. The form of consideration you receive will depend, therefore, upon not only your expressed preference but also the preferences indicated by all other Northeast stockholders. A detailed discussion of the election and allocation procedures contained in the merger agreement is set forth under “The Merger — Merger Consideration and Election Procedures” beginning on page      .

Directors and officers of Northeast have interests in the merger that differ from the interests of other stockholders.

      When considering the recommendation of Northeast’s board of directors, you should be aware that some executive officers and directors of Northeast have interests in the merger that are somewhat different from your interests. For example, certain executive officers have entered into agreements that provide benefits upon the termination of the executive officer’s employment following the merger. These agreements may create potential conflicts of interest. These and certain other additional interests of Northeast’s directors and executive officers may cause some of these persons to view the proposed transaction differently than you view it, as a stockholder. See “The Merger — Interests of Directors and Officers of Northeast in the Merger that are Different from Your Interests” beginning on page      .

The tax consequences of the merger for Northeast stockholders will be dependent on the merger consideration received.

      The tax consequences of the merger to you will be dependent on the merger consideration received by you. You generally will not recognize any gain or loss on the conversion of shares of Northeast common stock solely into shares of KNBT common stock; however, you generally will be taxed on the amount of cash you receive in exchange for your shares of Northeast common stock or instead of any fractional share of KNBT common stock that you would otherwise be entitled to receive. For a detailed discussion of the tax consequences to you of the merger, see “The Merger — Material Federal Income Tax Consequences” beginning on page      .

KNBT may fail to realize the anticipated benefits of the merger.

      The success of the merger will depend on, among other things, KNBT’s ability to realize anticipated cost savings and revenue enhancements and to combine the businesses of KNBT and Northeast in a manner that permits growth opportunities to occur and that does not materially disrupt the existing customer relationships of Northeast and its subsidiaries or result in decreased revenues resulting from any loss of customers. If KNBT is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

      KNBT and Northeast have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of KNBT’s or Northeast’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect KNBT and Northeast’s ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger.

The market price of shares of KNBT common stock may be affected by factors which are different from those affecting shares of Northeast common stock.

      You may acquire shares of KNBT common stock in connection with the merger. Some of KNBT’s current businesses and markets differ from those of Northeast and, accordingly, the results of operations of KNBT after the merger may be affected by factors different from those currently affecting the results of operations of Northeast. For a discussion of the businesses of KNBT and Northeast and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” beginning on page      .

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

      This document and the documents incorporated herein by reference contain forward-looking statements by KNBT and Northeast within the meaning of the federal securities laws. These forward-looking statements include information about the financial condition, results of operations and business of KNBT upon completion of the merger, including statements relating to the estimated cost savings that will be realized from the merger, the estimated impact on KNBT’s earnings per share of the merger and the restructuring charges expected to be incurred in connection with the merger. This document also includes forward-looking statements about the consummation and anticipated timing of the merger and the tax-free nature of the merger. In addition, any of the words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “projects,” “predicts” and similar expressions indicate forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	estimated cost savings from the merger may not be fully realized within the expected time frame;

•	deposit attrition, customer loss or revenue loss following the merger may be greater than expected;

•	competitive pressure among depository and other financial institutions may increase significantly;

•	costs or difficulties related to the integration of the businesses of KNBT and Northeast, may be greater than expected;

•	changes in the interest rate environment may reduce interest margins;

•	general economic or business conditions, either nationally or in the states or regions in which KNBT does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•	legislation or changes in regulatory requirements, including changes in accounting standards, may adversely affect the businesses in which KNBT is engaged;

•	adverse changes may occur in the securities markets, whether due to terrorist activities, world events or other factors; and

•	competitors of KNBT may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than KNBT.

      Management of KNBT and Northeast each believes that the forward-looking statements about their respective company are reasonable; however, you should not place undue reliance on them because they speak only as of the date of this document, or, in the case of documents incorporated by reference in this document, the dates of those documents. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of KNBT following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the ability of KNBT and Northeast to control or predict.

GENERAL INFORMATION

      This document constitutes a proxy statement and is being furnished to all record holders of Northeast common stock in connection with the solicitation of proxies by the board of directors of Northeast to be used at a special meeting of stockholders of Northeast to be held on       day,                     , 2005 and any adjournment or postponement of the special meeting. The purposes of the special meeting are to consider and vote upon the merger agreement between KNBT and Northeast, which provides, among other things, for the merger of Northeast with and into KNBT, and a proposal to adjourn the special meeting to the extent necessary to solicit additional votes on the merger agreement.

      This document also constitutes a prospectus of KNBT relating to the KNBT common stock to be issued to holders of Northeast common stock upon completion of the merger. Based on (i) the number of shares of Northeast common stock outstanding on the record date for the special meeting, (ii) the number of shares of Northeast common stock issuable upon the exercise of employee stock options outstanding on such date (iii) an assumed exchange ratio of 1.4375 and (iv) the provisions of the merger agreement that are intended to ensure that 50% of the outstanding shares of Northeast common stock are converted into KNBT common stock, a maximum of approximately 3.3 million shares of KNBT common stock will be issuable upon completion of the merger. The actual total number of shares of KNBT common stock to be issued, as well as the actual amount of cash to be paid, in the merger will depend on the number of shares of Northeast common stock outstanding at the time of the merger and the actual exchange ratio.

      KNBT has supplied all information contained or incorporated by reference herein relating to KNBT, and Northeast has supplied all such information relating to Northeast.

THE SPECIAL MEETING

Date, Place and Time

      A special meeting of stockholders of Northeast will be held at 3:00 p.m., local time, on       day,                     , 2005 at Genetti’s Best Western Motor Lodge, Route 309 North, Hazleton, Pennsylvania.

Matters to be Considered

      The purposes of the special meeting are to consider and vote on the merger agreement, to consider and vote on a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and to consider and vote on any other matters that may be properly submitted for a vote at the special meeting. At this time, the Northeast board of directors is unaware of any matters, other than set forth in the preceding sentence, that may be presented for action at the special meeting.

Shares Outstanding and Entitled to Vote; Record Date

      The close of business on                     , 2005 has been fixed by Northeast as the record date for the determination of holders of Northeast common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date, there were                      shares of Northeast common stock outstanding and entitled to vote. Each share of Northeast common stock entitles the holder to one vote at the special meeting on all matters properly presented at the meeting, subject to the restrictions on voting continued in Northeast’s certificate of incorporation. See “Comparison of the Rights of Shareholders — Voting Rights” on page      .

How to Vote Your Shares

      Stockholders of record may vote by mail or by attending the special meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

      If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

      You will have the power to revoke your proxy at any time before it is exercised by:

•	delivering to the secretary of Northeast prior to the special meeting a written notice of revocation addressed to Jerry D. Holbrook, Corporate Secretary, Northeast Pennsylvania Financial Corp., 12 E. Broad Street, Hazleton, Pennsylvania 18201;

•	delivering to Northeast prior to the special meeting a properly executed proxy with a later date; or

•	attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

      If you provide specific voting instructions, your shares will be voted as instructed. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

      At this time, the Northeast board of directors is unaware of any matters, other than set forth above, that may be presented for action at the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Votes Required

      A quorum, consisting of the holders of a majority of the outstanding shares of Northeast common stock entitled to vote, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions and “broker non-votes” will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal. “Broker non-votes” are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. Under these rules, the proposals to approve the merger agreement and to adjourn the special meeting are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the special meeting.

      The affirmative vote of the holders of a majority of the outstanding shares of Northeast common stock, voting in person or by proxy, is necessary to approve the merger agreement on behalf of Northeast. Because the proposal to approve the merger agreement is required to be approved by the holders of a majority of the outstanding shares of Northeast common stock, abstentions and broker “non-votes” will have the same effect as a vote against the proposal to approve the merger agreement at the special meeting. And for the same reason, the failure of any Northeast stockholder to vote by proxy or in person at the special meeting will have the effect of a vote against this proposal.

      The affirmative vote of a majority of the votes cast at the special meeting is required to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement and any other matter properly submitted to stockholders for their consideration at the special meeting. Because of the vote required for the proposal to adjourn the special meeting, abstentions and broker “non-votes” will have no effect on this proposal.

      The directors and executive officers of Northeast and their respective affiliates collectively owned approximately      % of the outstanding shares of Northeast common stock as of the record date for the special meeting. The directors of Northeast, who can cast approximately      % of the votes entitled to be cast at the special meeting, have entered into stockholder agreements with KNBT pursuant to which they have agreed to vote all of their shares for approval and adoption of the merger agreement. See “Certain Beneficial Owners of Northeast Common Stock” beginning on page       and “The Merger — Stockholder Agreements” on page      .

      [As of the close of business on the record date for the special meeting, neither KNBT nor, to the knowledge of KNBT, any of its directors and executive officers, beneficially owned any shares of Northeast common stock.]

Solicitation of Proxies

      Northeast will pay for the costs of mailing this document to its stockholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its stockholders on behalf of its board of directors, except that KNBT and Northeast will share equally the cost of printing and mailing this document and the fee payable to the SEC in connection with the filing of the registration statement of which this document is a part. In addition to solicitation by mail, the directors, officers and employees of Northeast and its subsidiaries may solicit proxies from stockholders of Northeast in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses.

      Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Northeast will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Recommendations of the Northeast Board of Directors

      The Northeast board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on Northeast’s reasons for the merger described in this document, including the opinion of Sandler O’Neill delivered on December 8, 2004, that, subject to the assumptions made, matters considered, qualifications and limitations on review contained therein, as of that date, the consideration to be received by Northeast’s stockholders was fair to such stockholders from a financial point of view, the board of directors of Northeast believes that the merger is in the best interests of Northeast’s stockholders and unanimously recommends that you vote “FOR” approval of the merger agreement. See “The Merger — Northeast’s Reasons for the Merger” beginning on page      . The Northeast board of directors also unanimously recommends that you vote “FOR” approval of the proposal to adjourn the special meeting if necessary to solicit additional proxies to vote in favor of the merger agreement.

THE MERGER

(Proposal 1)

      The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the annexes to this document, including the merger agreement. You are urged to carefully read the annexes in their entirety.

General

      Under the terms and conditions set forth in the merger agreement, Northeast will be merged with and into KNBT. At the effective time of the merger, each outstanding share of Northeast common stock will be converted into the right to receive, at the election of each Northeast stockholder, $23.00 in either cash or shares of KNBT common stock, subject to the allocation and proration procedures set forth in the merger agreement. See “— Merger Consideration” and “— Allocation Procedures” below. No fractional shares of KNBT common stock will be issued in connection with the merger. Instead, KNBT will make a cash payment to each Northeast stockholder who would otherwise receive a fractional share of KNBT common stock. KNBT will be the surviving corporation in the merger and will continue its corporate existence under Pennsylvania law. After the merger, the separate corporate existence of Northeast will terminate. The merger is subject to the satisfaction of certain conditions, including the receipt of all necessary regulatory approvals and the approval by the requisite vote of the stockholders of Northeast. Shares of Northeast common stock held in Northeast’s Stock Employee Compensation Trust, shares which are subject to Northeast’s restricted stock award plans but have not been granted and shares held by Northeast stockholders who have elected dissenters’ rights will not be converted into the right to receive the merger consideration upon consummation of the merger.

Background of the Merger

      Since the completion of Northeast’s initial public offering on March 31, 1998, Northeast’s board of directors and management from time to time have reviewed various strategic options available to Northeast, including, among other things, continued independence, acquisitions of other financial institutions and financial services companies and mergers with and acquisitions by other institutions. Consistent with its periodic reviews of strategic alternatives, Northeast attempted to strengthen its franchise and increase stockholder value by taking various steps designed to make Northeast a full-service provider of financial services. In June 1998, Northeast acquired Abstractors, Inc., a title insurance company. In October 1999, Northeast established NEP Trust Co., a Pennsylvania chartered trust company. In November 2000, Northeast acquired Security of Pennsylvania Financial Corp. and its wholly-owned community bank subsidiary Security Savings Association of Hazleton. In December 2000, Northeast acquired Higgins Insurance Associates, Inc., an insurance company. Also, Northeast expanded its franchise through a de novo branching strategy, expanding its operations to nineteen full-service offices, three financial centers and a loan production office.

      However, in fiscal 2003, several factors relating to Northeast’s ability to generate future stockholder value as an independent institution influenced Northeast’s strategy for maximizing stockholder value. Northeast experienced a decrease in asset quality, primarily related to its indirect automobile and commercial loan portfolios, resulting in an increase in the provision for loan losses, which negatively impacted earnings. Earnings were further effected by the relatively high cost of borrowings that funded lower-yielding investment securities. Additionally, due to the discovery of an inadvertent computer-coding error and certain accounting errors, Northeast was forced to restate its earnings for the 1998 through 2002 fiscal years.

      During the 2003 fiscal year, the board of directors named Thomas M. Petro as President and Chief Executive Officer and hired Jerry D. Holbrook as Chief Financial Officer. The new management team immediately began implementing strategies designed to improve Northeast’s operating margins, its return on capital and asset quality with the goals of improving earnings and maximizing stockholder value. These strategies included restructuring the balance sheet, implementing a more disciplined loan and deposit pricing policy and streamlining expenses through the closing of three non-profitable branch offices and reducing the workforce.

      During this restructuring process, on May 6, 2004, Thomas Kennedy, Northeast’s Chairman of the board and General Counsel attended the annual meeting of stockholders of KNBT. At the invitation of Thomas P. Duke of Sandler O’Neill, Mr. Kennedy joined Scott Fainor, KNBT’s President and Chief Executive Officer, and Jeffrey Feather, KNBT’s Chairman of the board in a round of golf. During the outing, the parties discussed the banking industry in general and the market areas in which KNBT and Northeast operated. Messrs. Fainor and Feather expressed KNBT’s interest in expanding its presence in the market, including by acquisition. The conversation was very general in nature and there was no discussion of price or any operative terms under which a potential transaction might be pursued. On June 9, 2004, Messrs. Kennedy, Fainor and Feather were joined by Mr. Petro for another round of golf, the purpose of which was for the parties to have an opportunity to become better acquainted. Although there may have been some reference to the possibility of a business combination involving KNBT and Northeast, the discussion was very general and did not include discussion of any of the operative terms under which such a transaction would occur.

      On July 2, 2004, a senior officer of Company A, a large bank holding company, called Mr. Petro to discuss the possibility of a business combination. A meeting was set for August 11, 2004. On July 14, 2004, at the request of a senior officer of Company A, the senior officer of Company A met with Mr. Kennedy to discuss the possibility of a business combination. However, no financial terms were discussed. Mr. Kennedy suggested that the senior officer of Company A continue the discussion about a business combination with Mr. Petro at their August meeting.

      On July 23, 2004, Mr. Petro met with Mr. Fainor of KNBT to discuss the possibility of a business combination. The discussions were general and did not include price or the specifics of such a transaction but focused more on the general business benefits of pursuing such a combination between KNBT and Northeast. In late July, Mr. Petro called Mr. Fainor to request that any expression of interest be provided in writing. On August 9, 2004, Mr. Kennedy met with Messrs. Fainor and Feather to discuss KNBT’s proposed acquisition of Northeast.

      On August 11, 2004, Mr. Petro and the senior officer of Company A met and discussed informally and conceptually a potential business combination. However, no financial terms were discussed. The next day, Mr. Petro called the senior officer of Company A to request that any expression of interest be provided in writing.

      On August 16, 2004, Mr. Petro called Mr. Fainor of KNBT and the senior officer of Company A to request that any written expression of interest be provided after Labor Day.

      On August 26, 2004, after the completion of a regularly scheduled board meeting, the Northeast board of directors was notified of the conversations that had occurred to date between management and the interested parties regarding a potential business combination.

      On September 9, 2004, Northeast received a written non-binding indication of interest from KNBT to engage in a business combination that provided Northeast stockholders the opportunity to receive either cash or stock with a value between $21 and $22. Mr. Petro called Mr. Fainor to acknowledge that he had received the expression of interest and to let him know that the Northeast board was meeting on September 28 and that he would speak with him after the meeting.

      On September 13, 2004, the senior officer from Company A met Mr. Petro to deliver a written non-binding expression of interest for a business combination that would provide Northeast stockholders the opportunity to receive shares of Company A stock, which had a value of $24 at the time of the letter, for each share of Northeast stock. At this meeting, the parties discussed general items related to Northeast’s business and the economy, but not any specifics about a business combination.

      On September 17, 2004, Northeast engaged an investment banking and management consulting firm specializing in providing financial advisory services to the financial institution industry, to assist the board in evaluating the two non-binding expressions of interest it had received.

      Over the next week, Mr. Petro contacted a senior officer at each of three other large bank holding companies to inquire as to their interest in exploring a business combination.

      On September 28, 2004, at a special board meeting, Mr. Petro informed the Northeast board of directors about the events that had occurred with potential bidders. The retained financial advisor presented a financial analysis of the two expressions of interest that Northeast had received. The presentation also included a review of Northeast’s financial, operational and stock performance on a historical and pro forma basis, giving effect to various assumed strategic options and management’s expectations for internal growth and compared such performance to a group of peer companies. The financial advisor also reviewed current market conditions. Northeast’s legal counsel reviewed with the board its fiduciary duties to stockholders in the context of various strategic alternatives. After considering the presentations by Northeast’s financial advisor and legal counsel, the board then authorized Mr. Petro to engage in exploratory discussions regarding a potential business combination with interested parties, including the two that had previously provided a written expression of interest, the others previously contacted by management and others to be contacted as determined by the board at the meeting, and report back to the board with the results of such discussions. The next day, Mr. Petro spoke with each of Messrs. Fainor of KNBT and the senior officer of Company A to notify them that the board had met and explain the process going forward, including the delivery of a confidentiality agreement.

      Over the next month, Mr. Petro called the five institutions previously contacted plus an additional three large bank holding companies regarding the potential business combination. During this time, Northeast entered into joint confidentiality agreements with each of the eight parties that were contacted. Pursuant to the confidentiality agreements, Northeast provided the potential bidders with preliminary financial and other data regarding its operations. Also, during this period, Mr. Petro spoke with a senior officer at each of the potential bidders regarding the materials provided to them and about the historical and expected future financial and operational performance of Northeast.

      On October 12, 2004, Northeast provided a letter to each of the eight institutions who expressed an interest in this exploratory phase requesting that they deliver a written expression of interest by the end of October. The letter outlined several areas that it wished each bidding party to address.

      On October 13, 2004, Messrs. Kennedy and Petro discussed with Thomas Duke of Sandler O’Neill the specifics of what had transpired to date. Also, on that date, Mr. Petro met with Mr. Fainor of KNBT to further discuss the potential business combination.

      On October 29, 2004, Northeast received written non-binding expressions of interest from KNBT and Company B, a large bank holding company. KNBT offered Northeast stockholders the opportunity to receive either cash or stock with a value of $24 for each share of Northeast stock. Company B offered Northeast stockholders a combination of cash and stock with a value between $21.50 and $23.50 per share.

      On November 2, 2004, Northeast received written non-binding expressions of interest from Company A and from Company C, a large bank holding company. Company A offered Northeast stockholders the opportunity to receive shares of its stock, which had a value of $24.65 per share of Northeast stock at the time of the letter, for each share of Northeast stock. Company C offered Northeast stockholders an amount per share substantially less than any of the other expressions of interest.

      On November 8, 2004, a special meeting of Northeast’s board was convened to update the board on the course of the discussions with the various interested parties and to assess the indications of interest that had been received. Sandler O’Neill assisted the board in analyzing the various indications of interest. Based on such discussions, the board of directors determined that it would be in the best interests of Northeast and its stockholders to continue discussions with KNBT, as well as Companies A and B and invite each of them to conduct a due diligence examination of Northeast. At this point, the board of directors formally engaged Sandler O’Neill to act as financial advisor for Northeast in connection with a potential business combination. After the meeting, Mr. Petro called a senior officer of each of KNBT, Company A and Company B to invite them to conduct a due diligence examination of Northeast. Company A chose not to conduct such examination.

      On November 11 and 12, 2004, representatives of KNBT conducted a due diligence examination of Northeast at an off-site location. On November 15, 16 and 17, 2004, representatives of Company B conducted a due diligence examination of Northeast at an off-site location. On November 18, 2004, representatives of KNBT’s legal counsel conducted due diligence of Northeast at Northeast’s executive offices.

      On November 23, 2004, KNBT provided a written non-binding indication of interest that provided for Northeast stockholders to receive either cash or stock at a value of $23 per share. KNBT cited the need for increased loan loss reserves, the higher than anticipated data processing and severance costs and the inability to achieve the level of anticipated expense savings and revenue enhancements as reasons for its reduction in its offer from its October 29, 2004 expression of interest. Neither Company A nor Company B submitted another expression of interest.

      On November 26, 2004, a special meeting of the Northeast board of directors was convened at which time the indication of interest from KNBT was discussed. Based on such discussions, the board of directors determined that it would be in the best interests of Northeast and its stockholders to pursue negotiations with KNBT regarding a potential business combination. Accordingly, the board authorized management to negotiate a definitive merger agreement for presentation to and consideration by the board of directors.

      On December 2, 2004, representatives of Northeast, Northeast’s legal counsel and Sandler O’Neill reviewed due diligence materials provided by KNBT and had an opportunity to interview the senior officers of KNBT present. Also, on that date, KNBT’s counsel provided Northeast and its counsel with a draft of a merger agreement. Representatives of KNBT and Northeast negotiated the merger agreement and the other ancillary documents over the next few days.

      On December 6, 2004, Northeast delivered the latest draft of the merger agreement and all related documents to each director for their review. Also on that date, a special meeting of the board of directors of Northeast was convened to discuss the results of the due diligence examination and the status of the negotiation of the merger agreement.

      At a special meeting of Northeast’s board of directors on December 8, 2004, Sandler O’Neill reviewed with the board of directors the financial aspects of the proposed transaction and delivered its oral opinion that the merger consideration was fair to Northeast’s stockholders from a financial point of view. The board of directors considered this opinion carefully, as well as Sandler O’Neill’s experience, qualifications and interest in the transaction. In addition, Northeast’s board of directors reviewed the merger agreement at length with legal counsel. After extensive review and discussion, Northeast’s board of directors unanimously approved the transaction and instructed management to execute and deliver the merger agreement. Prior to the opening of the equity markets on December 9, 2004, KNBT and Northeast issued a joint press release announcing the execution of the definitive merger agreement.

Northeast’s Reasons for the Merger

      The Northeast board has unanimously approved the merger agreement and recommends that Northeast stockholders vote “FOR” the approval of the merger agreement.

      The Northeast board has determined that the merger and the merger agreement are fair to, and in the best interests of, Northeast and its stockholders. In approving the merger agreement, the Northeast board of directors consulted with its financial advisor with respect to the financial aspects and fairness of the transaction from a financial point of view and with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the Northeast board of directors also considered a number of factors, including the following:

•	The review conducted by the Northeast board of directors of the strategic options available to Northeast and the board’s assessment that none of those options were likely to create greater value for stockholders than the consideration being paid by KNBT.

•	The option of Northeast stockholders to satisfy their own investment interests by receiving cash, KNBT common stock or a combination of cash and KNBT common stock for their shares of Northeast common stock.

•	Information concerning the business, earnings, operations, financial condition and prospects of Northeast and KNBT, both individually and as combined. The Northeast board took into account the results of the due diligence review conducted on KNBT, including the likelihood of the transaction receiving the requisite regulatory and stockholder approvals in a timely manner.

•	The opinion rendered by Sandler O’Neill, as financial advisor to Northeast, that the merger consideration is fair, from a financial point of view, to Northeast’s stockholders.

•	The effect of the merger on Northeast’s depositors, customers and the communities served by Northeast. The acquisition by KNBT was deemed to be an opportunity to provide depositors, customers and the communities served by Northeast with increased financial services and access to financial services throughout a wider market area.

•	The significant number of Northeast employees that would be retained after the merger, combined with opportunities for career advancement in a larger organization.

•	That one member of Northeast’s board will be appointed to the board of directors of KNBT and that the remaining board members will serve as members of an advisory board.

•	That due to the lack of overlapping markets, the likelihood that a significant number of the current First Federal Bank branch offices would remain open after the merger.

•	The fact that the market and liquidity for KNBT common stock after the merger is expected to be substantially broader than the current market for Northeast common stock.

•	Northeast stockholders who receive KNBT common stock will experience an increase in dividends, based on KNBT’s current dividend rate.

•	The current and prospective economic, competitive and regulatory environment facing Northeast and independent community banking institutions generally.

•	The terms of the merger agreement and the structure of the merger, including the fact that the merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes.

      The foregoing information and factors considered by Northeast’s board of directors are not exhaustive, but includes all material factors that Northeast’s board of directors considered and discussed in approving and recommending the merger. In view of the wide variety of factors considered and discussed by Northeast’s board of directors in connection with its evaluation of the merger and the complexity of these factors, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign any specific or relative weights to the specific factors that it considered in reaching its decision; rather it considered all of the factors as a whole. The board of directors discussed the foregoing factors, including asking questions of Northeast’s senior management and legal and financial advisors, and reached a general consensus that the merger was in the best interests of Northeast and its stockholders. In considering the foregoing factors, individual directors may have assigned different weights to different factors. Northeast’s board of directors relied on the experience and expertise of Northeast’s financial advisor for quantitative analysis of the financial terms of the merger. See “The Merger — Opinion of Northeast’s Financial Advisor” on page      . It should be noted that this explanation of the reasoning of Northeast’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements” on page      .

KNBT’s Reasons for the Merger

      KNBT entered into the merger agreement with Northeast because, among other things, KNBT believes the merger is consistent with its expansion strategy within Northeastern Pennsylvania. The Northeast franchise is a natural extension of KNBT’s current operations in the greater Lehigh Valley and KNBT believes the merger will enhance its competitive position in the markets currently being served.

Opinion of Northeast’s Financial Advisor

      By letter dated October 25, 2004, Northeast retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with a second party. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

      Sandler O’Neill acted as financial advisor to Northeast in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the December 8, 2004 meeting at which Northeast’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing that, as of such date, the merger consideration was fair to Northeast’s stockholders from a financial point of view. [Sandler O’Neill has confirmed its opinion by delivering to the board a written opinion dated the date of this proxy statement/prospectus.] In rendering its [updated] opinion, Sandler O’Neill confirmed the appropriateness of its reliance on the analyses used to render its opinion by reviewing the assumptions upon which their analyses were based and reviewing the other factors considered in rendering its opinion. The full text of Sandler O’Neill’s [updated] opinion is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Sandler O’Neill urges Northeast stockholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

      Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Northeast board and is directed only to the fairness of the merger consideration to Northeast stockholders from a financial point of view. It does not address the underlying business decision of Northeast to engage in the merger or any other aspect of the merger and is not a recommendation to any Northeast stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other matter.

      In connection with rendering its December 8, 2004 opinion, Sandler O’Neill reviewed and considered, among other things:

(1)	the merger agreement;

(2)	certain publicly available financial statements and other historical financial information of Northeast that Sandler O’Neill deemed relevant;

(3)	certain publicly available financial statements and other historical financial information of KNBT that Sandler O’Neill deemed relevant;

(4)	financial projections for the fiscal years ending September 30, 2005 and 2006 prepared by and reviewed with senior management of Northeast;

(5)	financial projections for the years ending December 31, 2004 and 2005 published by Thomson Financial I/B/E/S reviewed with, and confirmed by, senior management of KNBT;

(6)	the pro forma financial impact of the merger on KNBT, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Northeast;

(7)	the publicly reported historical price and trading activity for Northeast’s and KNBT’s common stock, including a comparison of certain financial and stock market information for Northeast and KNBT with similar publicly available information for certain other companies the securities of which are publicly traded;

(8)	the financial terms of certain recent business combinations in the financial institution industry, to the extent publicly available;

(9)	the current market environment generally and the banking environment in particular; and

(10)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

      Sandler O’Neill also discussed with certain members of senior management of Northeast the business, financial condition, results of operations and prospects of Northeast and held similar discussions with certain members of senior management of KNBT regarding the business, financial condition, results of operations and prospects of KNBT.

      In performing its reviews and analyses and in rendering its opinion, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided by Northeast or KNBT or their respective representatives or that was otherwise reviewed by Sandler O’Neill and have assumed such accuracy and completeness for purposes of rendering this opinion. Sandler O’Neill further relied on the assurances of management of Northeast and KNBT that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill has not been asked to undertake, and has not undertaken, an independent verification of any of such information and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Northeast or KNBT or any of their subsidiaries, or the collectibility of any such assets, nor has Sandler O’Neill been furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Northeast or KNBT nor has Sandler O’Neill reviewed any individual credit files relating to Northeast or KNBT. Sandler O’Neill assumed, with Northeast’s consent, that the respective allowances for loan losses for both Northeast and KNBT are adequate to cover such losses.

      Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O’Neill also assumed, with Northeast’s consent, that there has been no material change in Northeast’s and KNBT’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Northeast and KNBT will remain as going concerns for all periods relevant to its analyses and that the merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with Northeast’s consent, Sandler O’Neill relied upon the advice Northeast received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and the other transactions contemplated by the merger agreement.

      In rendering its December 8, 2004 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Northeast or KNBT and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Northeast or KNBT and the companies to which they are being compared.

      The financial projections and earnings estimates used and relied upon by Sandler O’Neill in its analyses for Northeast and KNBT, and all projections of transaction costs, estimates of purchase accounting adjustments and expected cost savings relating to the merger were reviewed with the senior managements of KNBT and Northeast, and Sandler O’Neill assumed for purposes of its analyses that they reflected the best currently available estimates and judgments of such managements of the future financial performance of Northeast and KNBT, respectively, and that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The projections, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions that are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

      In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Northeast, KNBT and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Northeast board at the board’s December 8, 2004 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Northeast’s common stock or KNBT’s common stock or the prices at which Northeast’s or KNBT’s common stock may be sold at any time.

      Summary of Proposal. Sandler O’Neill reviewed the financial terms of the proposed transaction. Assuming the fixed price of $23.00 per share and that 50% of Northeast’s shares are exchanged for shares of KNBT common stock and 50% of Northeast’s are exchanged for cash, and based upon per-share financial information for Northeast for the twelve months ended September 30, 2004, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction value/ Last 12 months’ core EPS(1)	25.0	x
Transaction value/ Estimated 2005 EPS(2)	26.7	x
Transaction value/ Tangible book value per share	190.2%
Transaction value/ Stated book value per share	156.5%
Tangible book premium/ Core Deposits(3)	11.1%

(1)	Core EPS excludes $2.0 million of non-recurring income and gain on sale of securities in fiscal 2004, tax effected at 35%.

(2)	Based upon Northeast management estimates

(3)	Core deposits exclude time deposits with account balances greater than $100,000 and brokered CDs.

      For purposes of Sandler O’Neill’s analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $97.6 million, based upon 3,931,146 shares of Northeast common stock outstanding and including the intrinsic value of options to purchase an aggregate of 729,111 shares of Northeast common stock at a weighted average strike price of $13.08. Sandler O’Neill noted that the transaction value represented a 32.9% premium over the December 7, 2004 closing price of Northeast’s common stock of $17.30.

      Stock Trading History. Sandler O’Neill reviewed the history of the reported trading prices and volume of Northeast’s common stock for the one-year and three-year periods ended December 7, 2004. Sandler

O’Neill reviewed the history of the reported trading prices and volume of KNBT’s common stock since its initial public offering on November 3, 2003 and for the one-year period ended December 7, 2004. Sandler O’Neill compared the relationship between the movements in the prices of Northeast’s and KNBT’s common stock to movements in the prices of the Nasdaq Bank Index, S&P Bank Index, S&P 500 Index and the weighted average (by market capitalization) performance of composite peer groups of publicly traded savings institutions selected by Sandler O’Neill for Northeast and KNBT, respectively. Over the one year period ended December 7, 2004, Northeast underperformed all of the indices and the peer group to which it was compared. Over the three year period ended December 7, 2004, Northeast underperformed the peer group, the Nasdaq Bank Index and the S&P Bank Index, but slightly outperformed the S&P 500 Index.

Northeast’s Stock Performance

	Beginning Index Value	Ending Index Value
	December 5, 2003	December 7, 2004

Northeast	100.00%	87.82%
Northeast Peer group(1)	100.00	101.75
Nasdaq Bank Index	100.00	110.52
S&P Bank Index	100.00	112.89
S&P 500 Index	100.00	110.89

	Beginning Index Value	Ending Index Value
	December 7, 2001	December 7, 2004

Northeast	100.00%	101.76%
Northeast Peer group(1)	100.00	229.06
Nasdaq Bank Index	100.00	149.18
S&P Bank Index	100.00	132.14
S&P 500 Index	100.00	101.62

(1)	The peer group for Northeast used in the stock performance analysis is comprised of the following savings institutions: First Keystone Financial, Inc., Fidelity Bancorp, Inc., Harleysville Savings Financial Corporation, Pamrapo Bancorp, Inc., Sound Federal Bancorp, Inc., Synergy Financial Group, Inc., TF Financial Corporation and Willow Grove Bancorp, Inc.

      During the one-year period ended December 7, 2004, KNBT underperformed all of the indices to which it was compared and also underperformed its peer group. During the period from KNBT’s initial public offering on November 3, 2003 to December 7, 2004, KNBT outperformed all of the indices to which it was compared and also outperformed its peer group.

KNBT’s Stock Performance

	Beginning Index Value	Ending Index Value
	December 5, 2003	December 7, 2004

KNBT	100.00%	96.46%
KNBT Peer group(1)	100.00	99.16
Nasdaq Bank Index	100.00	110.52
S&P Bank Index	100.00	112.89
S&P 500 Index	100.00	110.89

	Beginning Index Value	Ending Index Value
	November 3, 2003	December 7, 2004

KNBT	100.00%	166.40%
KNBT Peer group(1)	100.00	102.82
Nasdaq Bank Index	100.00	110.81
S&P Bank Index	100.00	115.08
S&P 500 Index	100.00	111.91

(1)	The peer group for KNBT used in the stock performance analysis is comprised of the following savings institutions: Bank Mutual Corporation, Brookline Bancorp, Inc., First Niagara Financial Group, Inc., NewAlliance Bancshares, Inc., Provident Bancorp, Inc. and Provident Financial Services, Inc.

      Comparable Company Analysis. Sandler O’Neill used publicly available information to compare selected financial and market trading information for Northeast and KNBT and a group of savings institutions selected by Sandler O’Neill. Sandler O’Neill also used publicly available information to compare selected financial and market trading information for KNBT and a group of highly capitalized savings institutions selected by Sandler O’Neill.

      The comparable group used for both Northeast and KNBT consisted of the following publicly traded savings institutions located in the Mid-Atlantic region with total assets between $625 million and $6.60 billion:

Provident Financial Services, Inc.	FMS Financial Corporation
First Niagara Financial Group, Inc.	Willow Grove Bancorp, Inc.
Partners Trust Financial, Inc.	Sound Federal Bancorp, Inc.
Dime Community Bancshares, Inc.	Synergy Financial Group, Inc.
PennFed Financial Services, Inc.	Harleysville Savings Financial Corporation
OceanFirst Financial Corporation	Pamrapo Bancorp, Inc.
Provident Bancorp, Inc.	TF Financial Corporation
Parkvale Financial Corporation	Fidelity Bancorp, Inc.
ESB Financial Corporation

      The analysis compared publicly available financial and market trading information for Northeast, KNBT and the median data for the comparable group as of and for the twelve-month period ended September 30, 2004. The table below compares the data for Northeast, KNBT and the median data for the comparable group, with pricing data as of December 7, 2004.

Comparable Group Analysis

Comparable Group
Northeast	KNBT	Median

Total assets (in millions)	$836.0	$2,292.4	$1,388.7
Tangible equity/ Tangible assets	5.82%	15.18%	7.68%
LTM Return on average assets(2)	0.59%	0.81%	0.71%
LTM Return on average equity(2)	8.62%	4.68%	10.16%
Price/ Tangible book value	143.07%	149.31%	179.32%
Price/ LTM earnings per share(1)(2)	18.29	x	28.36	x	18.04	x
Market Capitalization (in millions)	$68.8	$509.6	$177.3
Net Loans/ Assets	48.27%	43.57%	57.44%
Total Loans/ Total Deposits	85.23%	78.39%	91.49%
Total Borrowings/ Total Assets	31.61%	25.68%	20.72%
NPAs/ Total Assets	0.86%	0.17%	0.19%
Loan Loss Reserves/ Total Loans	2.05%	0.98%	0.89%
Net Interest Margin	2.58%	3.40%	3.24%
Non Interest Income/ Average Assets(1)	1.07%	0.66%	0.44%
Non Interest Expense/ Average Assets	2.73%	2.48%	2.26%
Efficiency Ratio(1)	77.80%	69.24%	64.31%

(1)	Northeast LTM EPS represents core income. Core EPS excludes $2.0 million of non-recurring income and gain on sale of securities in fiscal 2004, tax effected at 35%.

(2)	Based on KNBT annualized data for the quarter ended September 30, 2004.

      The highly capitalized comparable group for KNBT selected by Sandler O’Neill consisted of the following publicly traded savings institutions with tangible capital ratios of greater than 11%:

Provident Financial Services, Inc.	Bank Mutual Corporation
NewAlliance Bancshares, Inc.	Provident Bancorp, Inc.
First Niagara Financial Group, Inc.	Brookline Bancorp, Inc.

      The analysis compared publicly available financial and market trading information for KNBT and the median data for the comparable peer group as of and for the twelve-month period ended September 30, 2004. The table below compares the data for KNBT and the median data for the KNBT Peer Group, with pricing data as of December 7, 2004.

KNBT Comparable Group Analysis

	KNBT		Peer Group Median

Total assets (in millions)	$2,292.4		$4,120.1
Tangible equity/ Tangible assets	15.18%		16.00%
LTM Return on average assets(1)	0.81%		0.86%
LTM Return on average equity(1)	4.68%		3.88%
Price/ Tangible book value	149.31%		184.91%
Price/ LTM earnings per share(1)	28.36	x	40.82	x
Price/ Estimated 2004 EPS	27.73	x	28.53	x
Market Capitalization (in millions)	$509.6		$1,063.4

(1)	Based on KNBT annualized data for the quarter ended September 30, 2004.

      Analysis of Selected Merger Transactions. Sandler O’Neill reviewed 38 merger transactions announced nationwide from January 1, 2004 through December 7, 2004 involving savings institutions as acquired institutions with announced transaction values greater than $15 million. Sandler O’Neill also reviewed five merger transactions announced in the Mid-Atlantic region of the United States from January 1, 2004 through December 7, 2004 involving savings institutions as acquired institutions with transaction values between $15 million and $1 billion. Sandler O’Neill reviewed the multiples of transaction price at announcement to 2004 earnings per share, transaction price to estimated EPS, transaction price to book value per share, transaction price to tangible book value per share, tangible book premium to core deposits and premium to market price and computed mean and median multiples and premiums for the transactions. The median multiples from the nationwide group and the median multiples for the Mid-Atlantic group were applied to Northeast’s financial information as of and for the twelve months ended September 30, 2004. As illustrated in the following table, Sandler O’Neill derived imputed ranges of values per share of Northeast’s common stock of $17.73 to $32.56 based upon the median multiples for the nationwide group and $18.45 to $35.60 based upon the median multiples for the savings institution transactions in the Mid-Atlantic group.

Comparable Transaction Multiples

	Median			Median
	Nationwide		Implied	Mid-Atlantic		Implied
	Multiple		Value	Multiple		Value

Transaction price/2004 EPS(1)	22.74	x	$20.93	22.3	x	$20.52
Transaction price/2005 Est. EPS	20.62	x	$17.73	21.5	x	$18.45
Transaction price/ Book value	193.1%		$28.39	198.4%		$29.16
Transaction price/ Tangible book value	199.2%		$24.08	244.8%		$29.58
Tangible book premium/ Core deposits(2)	18.2%		$32.56	20.9%		$35.60
Market Premium	26.0%		$21.79	3.50%		$17.90

(1)	Based on Northeast core income. Core income excludes nonrecurring income and gain of sale of securities of $2.0 million in fiscal 2004, tax effected at 35%.

(2)	Assumes Northeast’s total core deposits are $447.5 million.

      Discounted Dividend Stream and Terminal Value Analysis. Sandler O’Neill performed an analysis that estimated the future stream of after-tax dividend flows of Northeast through September 30, 2008 under various circumstances, assuming Northeast’s projected dividend stream and that Northeast performed in accordance with management’s earnings projections through 2006 and balance sheet growth guidance going forward after 2006. The analyses assume that Northeast will repurchase 5% of its outstanding common stock in the 2005 fiscal year. To approximate the terminal value of Northeast’s common stock at September 30, 2008, Sandler O’Neill applied price/earnings multiples ranging from 10x to 20x and multiples of tangible book value ranging from 150% to 225%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 12.0% to 14.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Northeast common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share of Northeast common stock of $10.11 to $20.26 when applying the price/earnings multiples and $16.58 to $25.87 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x

12.00%	$10.83	$12.72	$14.60	$16.49	$18.38	$20.26
13.00%	$10.46	$12.28	$14.10	$15.91	$17.73	$19.55
14.00%	$10.11	$11.86	$13.61	$15.36	$17.11	$18.86

Tangible Book Value Percentages

Discount Rate	150%	175%	200%	225%

12.00%	$17.80	$20.49	$23.18	$25.87
13.00%	$17.17	$19.76	$22.36	$24.95
14.00%	$16.58	$19.08	$21.57	$24.07

      In addition, Sandler O’Neill performed an analysis that estimated the future stream of after-tax dividend flows of KNBT through December 31, 2008 under various circumstances, assuming KNBT’s projected dividend stream and that KNBT performed in accordance with the I/B/E/S earnings projections reviewed with and confirmed by management. For periods after 2005, Sandler O’Neill assumed an annual growth rate of earnings per share of approximately 10%. To approximate the terminal value of KNBT common stock at December 31, 2008, Sandler O’Neill applied multiples of tangible book value ranging from 100% to 300%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 10.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of KNBT common stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of KNBT common stock of $10.19 to $31.03 when applying multiples of tangible book value.

Tangible Book Value Percentages

Discount Rate	100%	150%	200%	250%	300%

10.00%	$11.30	$16.23	$21.16	$26.10	$31.03
11.00%	$10.91	$15.67	$20.43	$25.19	$29.94
12.00%	$10.54	$15.13	$19.72	$24.31	$28.90
13.00%	$10.19	$14.62	$19.05	$23.48	$27.91

      In connection with its analyses, Sandler O’Neill considered and discussed with the Northeast board how the present value analyses would be affected by changes in the underlying assumptions, including, with respect to the Northeast analyses, variations with respect to net income. Sandler O’Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

      Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes in the second quarter of 2005, (2) 50% of the Northeast shares are exchanged for KNBT common stock at an exchange ratio of 1.382 and the other 50% of Northeast’s shares are exchanged for $23.00 per share in cash, (3) earnings per share projections for Northeast are consistent with per share estimates for 2005 and 2006 confirmed with Northeast’s management, and long-term earnings per share growth estimates for periods thereafter are consistent with management estimates, (4) earnings per share projections for KNBT are consistent with per share estimates for 2004 and 2005 published by I/B/E/S and confirmed with KNBT management, (5) purchase accounting adjustments, charges and transaction costs associated with the merger and cost savings determined by the senior managements of Northeast and KNBT, and (6) options to purchase shares of Northeast common stock are cashed out. The analyses indicated that for the year ending December 31, 2005, the merger would be accretive to KNBT’s projected earnings per share and, at June 30, 2005 (the assumed closing date of the merger), the merger would be dilutive to KNBT’s tangible book value per share. From the standpoint of an Northeast stockholder, for the year ending December 31, 2005, the merger would be accretive to earnings per share and, at June 30, 2005, the merger would be accretive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

      Northeast has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately $732,369 (based on the fixed deal price of $23.00), of which $183,092 has been paid and the balance of which is contingent, and payable, upon closing of the merger. Northeast has already paid Sandler O’Neill a fee of $100,000 for rendering its opinion. Northeast has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

      In the past, Sandler O’Neill has provided certain investment banking services to Northeast and received compensation for such services. Sandler O’Neill has also in the past provided certain investment banking services to KNBT and has received compensation for such services and Sandler O’Neill may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the merger.

      In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Northeast and KNBT and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of Northeast or KNBT or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Merger Consideration and Election Procedures

      Upon consummation of the merger, each outstanding share of Northeast common stock (except as provided below) will be converted into the right to receive, at the election of each Northeast stockholder, $23.00 in either cash or shares of KNBT common stock, subject to the allocation and proration procedures set forth in the merger agreement and described below. See “— Merger Consideration” and “— Allocation Procedures” below. No fractional shares of KNBT common stock will be issued in connection with the merger. Instead, KNBT will make a cash payment to each Northeast stockholder who would otherwise receive a fractional share. Shares of Northeast common stock held in Northeast’s Stock Employee Compensation Trust, shares which are subject to Northeast’s restricted stock award plans but have not been granted and shares held by Northeast stockholders who have elected dissenters’ rights will not be converted into the right to receive the merger consideration upon consummation of the merger.

      The form of the consideration ultimately received by you will depend upon the allocation and proration procedures described below and the elections of other Northeast stockholders. Accordingly, no guarantee can be given that your choice will be honored. In addition, because the tax consequences of receiving the cash consideration will differ from the tax consequences of receiving the stock consideration, you are urged to read carefully the information set forth below under “— Material Federal Income Tax Consequences” on page      .

      Merger Consideration. KNBT estimates that it will issue a total of approximately 2.9 million shares of its common stock and pay approximately $52.7 million in cash (including approximately $7.0 million in cash to be paid for outstanding options to purchase Northeast common stock in an amount equal to $23.00 less the applicable exercise price of each of such options) for all of the outstanding shares of common stock of Northeast. For purposes of the estimated number of shares of KNBT common stock being issued, an assumed exchange ratio of 1.4375 was used based on an assumed average price per share for KNBT common stock of $16.00. The total number of outstanding shares represents issued and outstanding shares and assumes that no outstanding options to purchase Northeast common stock are exercised before the effective time of the merger. If all [703,597] options currently outstanding and exercisable are exercised prior to the closing of the merger, the number of shares of KNBT common stock to be issued would increase to approximately 3.3 million shares, based on the foregoing assumed exchange ratio, and the total amount of cash to be paid would approximate $[53.5] million. The merger agreement provides that each holder of Northeast common stock will be entitled to receive, at the election of the holder thereof, for each share of Northeast common stock either:

•	the number of shares of KNBT common stock that is equal to the quotient (which is known as the “exchange ratio”) determined by dividing $23.00 by the average share price of the KNBT common stock (which is referred to as the “per share stock consideration”), except that cash will be paid for any remaining fractional shares, or

•	$23.00 in cash (which is referred to as the “per share cash consideration”).

      The “average share price” of the KNBT common stock shall mean the average of the closing sales price of a share of KNBT common stock, as reported on the Nasdaq Stock Market’s National Market (as reported by an authoritative source), for the 20 trading-day period ending with the close of business on the fifth business day preceding the effective time. The closing sales prices during the 20-day trading period shall be subject to appropriate adjustments in the event that, during such 20-day trading period, the outstanding shares of KNBT common stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in KNBT’s capitalization.

      The aggregate consideration is payable 50% in KNBT common stock and 50% in cash.

      The value of the KNBT common stock to be received by you will depend on the market price of shares of KNBT common stock at the effective time of the merger. The market price of KNBT common stock is subject to change at all times based on the future financial condition and operating results of KNBT, future market conditions and other factors. On December 8, 2004, the business day immediately preceding public announcement of the merger, KNBT’s common stock closed at $16.56 per share. Between December 8, 2004 and                     , 2005, KNBT’s common stock traded as high as $           per share and as low as $           per share. On                     , 2005, KNBT common stock closed at $           per share. The market price of KNBT common stock at the effective time of the merger may be higher or lower than recent prices. For further information concerning the historical prices of KNBT common stock, see “Comparative Common Stock Price and Dividends” on page      . You are urged to obtain current market prices for KNBT common stock in connection with voting your shares at the special meeting and making your election decision.

      Elections. No later than 15 days prior to the closing of the merger, you will be sent an election form, which will permit you to elect to receive, for each share of Northeast common stock owned by you, either (i) the per share stock consideration or (ii) the per share cash consideration. If you either (i) do not submit a properly completed election form in a timely fashion or (ii) revoke your election form prior to the deadline for the submission of the election form and do not timely submit another election form, the shares of Northeast common stock held by you will be designated “no election shares.”

      Neither the Northeast board nor its financial advisor makes any recommendation as to whether you should elect to receive KNBT common stock or cash in exchange for your shares of Northeast common stock. You must make your own decision in this regard, bearing in mind the tax consequences of the election you choose. See “— Material Federal Income Tax Consequences” beginning on page      .

      Election Procedures. All elections will be required to be made on an election form. To make an effective election with respect to your shares of Northeast common stock, you must, in accordance with the election form, (i) properly complete and return the letter of transmittal and election form to [Registrar and Transfer Company,] who will serve as the exchange agent, (ii) either (a) deliver the election form with your stock certificates representing such shares (or an appropriate guarantee of delivery of such certificates) or (b) complete the procedure for delivery by book-entry transfer of such shares on a timely basis and (iii) deliver with the letter of transmittal and election form any other required documents, prior to the deadline for returning the letter of transmittal and election form.

      The deadline for surrendering all documentation required for an effective election (the “election deadline date”) will be set forth in the election instructions and will be 15 business days following the mailing of the letter of transmittal and election form, although the date may be extended by mutual agreement of KNBT and Northeast.

      If you have a preference as to the form of consideration you receive for your shares of Northeast common stock, you should make an election because shares as to which an election has been made will be given priority in allocating such consideration over shares as to which an election is not received. Even if you have no preference, it is suggested that you return your transmittal letter and election form by the election deadline date, indicating that you have no preference, so that you may receive the merger consideration allocable to you promptly following completion of the exchange procedures after the merger is consummated. See “Procedures for Exchanging Your Stock Certificates” below.

      Allocation Procedures. Your ability to elect to receive all cash or all shares of KNBT common stock is subject to a requirement that the aggregate cash consideration may not exceed 50% of the aggregate merger consideration or approximately $45.7 million (assuming 3,975,799 shares of Northeast common stock are outstanding at the effective time of the merger).

      It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if Northeast stockholders in the aggregate elect to receive more or less of the cash than KNBT has agreed to pay. These procedures are summarized below:

•	If Northeast stockholders (including dissenting shares) elect to receive more cash than KNBT has agreed to pay in the merger, then all Northeast stockholders who elected to receive stock and who have made no election will receive shares of KNBT common stock for their Northeast shares. All Northeast stockholders who elected to receive cash will receive a pro rata portion of the cash plus shares of KNBT common stock plus cash for their shares.

•	If Northeast stockholders (including dissenting shares) elect to receive less cash than KNBT has agreed to pay in the merger, then a sufficient number of shares will be converted on a pro rata basis into the right to receive cash, first among Northeast stockholders that made no election and the, if necessary, from among the Northeast stockholders that elected to receive KNBT common stock.

      Upon consummation of the merger, any shares of Northeast common stock that are owned by Northeast as treasury stock or that are held directly or indirectly by KNBT, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled and retired and no payment will be made with respect to those shares and such shares will not be considered for purposes of the foregoing allocation procedures. In addition, shares of Northeast common stock held in Northeast’s Stock Employee Compensation Trust, shares which are subject to Northeast’s restricted stock award plans but have not been granted and shares held by Northeast stockholders who have elected dissenters’ rights will not be converted into the right to receive the merger consideration upon consummation of the merger.

Procedures for Exchanging Your Stock Certificates

      No later than 15 days before the effective time of the merger, the exchange agent will mail to each holder of record of Northeast common stock a letter of transmittal and election form and instructions for use in effecting the surrender of the certificates in exchange for the merger consideration allocated to them. Upon surrender of a stock certificate for Northeast common stock for exchange and cancellation to the exchange agent, together with a duly executed letter of transmittal and election form, the holder of such certificate will be entitled to receive such merger consideration allocated to them and the certificate for Northeast common stock so surrendered will be canceled. No interest will be paid or accrued on any cash constituting merger consideration (including the cash in lieu of fractional shares) and any unpaid dividends and distributions, if any, payable to holders of stock certificates for Northeast common stock.

      Northeast stockholders who surrender their stock certificates and complete a transmittal letter and election form prior to the election deadline date, or any extension of such time period, will automatically receive the merger consideration allocated to them as the result of the merger promptly following completion of the allocation procedures. The exchange agent will complete the allocation within five business days after the election deadline date. Other stockholders will receive the merger consideration allocated to them as soon as practicable after their stock certificates have been surrendered with appropriate documentation to the designated agent or other steps have been taken to surrender the evidence of their stock interest in Northeast in accordance with the instructions accompanying the letter of transmittal which was previously mailed to them or which is mailed to them subsequent to the completion of the merger (with respect to Northeast stockholders who acquired their shares after the date used to determine those stockholders to whom the election form would be mailed).

      No stock certificates representing fractional shares of KNBT common stock will be issued upon the surrender for exchange of Northeast stock certificates. In lieu of the issuance of any such fractional share, KNBT will pay to each former stockholder of Northeast who otherwise would be entitled to receive a fractional share of KNBT common stock an amount in cash determined by multiplying the fraction of a share of KNBT common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement by the average closing sales price of KNBT common stock during the 20-trading day period used to compute the exchange ratio.

      If you receive shares of KNBT common stock in the merger, you will receive dividends on KNBT common stock or other distributions declared after the completion of the merger only if you have surrendered your Northeast stock certificates. Only then will you be entitled to receive all previously withheld dividends and distributions, without interest.

      After completion of the merger, no transfers of Northeast common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Northeast stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

      KNBT will only issue a KNBT stock certificate in a name other than the name in which a surrendered Northeast stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of Northeast common stock formerly represented by such Northeast stock certificate, and show that you paid any applicable stock transfer taxes.

      If your Northeast stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of those certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. The exchange agent will send you instructions on how to provide this evidence.

      You should not return your stock certificates with the enclosed proxy and stock certificates should not be forwarded to the exchange agent until you have received the letter of transmittal and election form.

Conditions to the Merger

      Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties’ obligation to consummate the merger under the merger agreement is subject to the following conditions:

•	approval of the merger agreement by the holders of a majority of the outstanding shares of Northeast common stock;

•	receipt of all consents and approvals of governmental authorities required to consummate the merger and the bank merger without any condition, restriction or requirement which would or could reasonably be expected to have a material adverse effect on KNBT and the expiration of any related statutory waiting periods;

•	absence of any judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or the bank merger;

•	absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental authority prohibiting or making illegal the consummation of the merger or the bank merger;

•	the registration statement of which this document is a part shall have become effective under the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn; and

•	KNBT and Northeast shall have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P, special counsel to KNBT, dated the effective date of the merger, to the effect that, for federal income tax purposes, each of the bank merger and the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

      Our obligation to effect the merger is subject to the fulfillment or waiver of the following additional conditions:

•	the representations and warranties of KNBT in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date of the merger (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or some other date shall be true and correct as of such date), provided that those representations and warranties will be deemed to be true and correct unless the failure or failures of those representations and warranties to be so true and correct, either individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on KNBT (as defined below);

•	KNBT shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date;

•	KNBT shall have deposited with the exchange agent the cash and shares of KNBT common stock to be paid to the Northeast stockholders in the merger; and

•	we shall have received such certificates of KNBT’s officers or others and such other documents to evidence fulfillment of the conditions to our obligations as we may reasonably request.

      KNBT’s obligation to effect the merger is subject to the fulfillment or waiver of the following additional conditions:

•	our representations and warranties in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date of the merger (except that representations and warranties that by their terms speak specifically as of the date of the merger agreement or some other date shall be true and correct as of such date), provided that those representations and warranties will be deemed to be true and correct unless the failure or failures of those representations and warranties to be so true and correct, either individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on us (as defined below);

•	we shall have performed in all material respects all obligations required to be performed by us under the merger agreement at or prior to the closing date;

•	the release agreements among Northeast, First Federal Bank, KNBT and certain of Northeast executive officers (see “— Interests of Certain Persons in the Merger” on page ) shall have been duly executed and delivered and the parties thereto shall have performed in all material respects all obligations required to be performed by them thereunder at or prior to effective time of the merger;

•	Northeast stockholders holding 10% or more of the outstanding shares of Northeast common stock do not dissent from the merger under Delaware law; and

•	KNBT shall have received such certificates of Northeast’s officers or others and such other documents to evidence fulfillment of the conditions to its obligations as KNBT may reasonably request.

      We cannot assure you as to if or when the required regulatory approvals necessary to consummate the merger will be obtained or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not effected on or before December 31, 2005, either Northeast or KNBT may terminate the merger agreement, unless the failure to effect the merger by that date is due to a material breach of the merger agreement by the party seeking to terminate the merger agreement.

      Under the terms of the merger agreement, a material adverse effect on either KNBT or Northeast is defined to mean any effect that (1) is material and adverse to the financial position, results of operations or business of such entity and its subsidiaries taken as a whole or (2) would materially impair the ability of such entity and its banking subsidiary to perform their respective obligations under the merger agreement or otherwise materially impede the consummation of the merger or the bank merger. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect on any entity:

•	changes in banking and similar laws of general applicability or interpretations of them by governmental authorities;

•	changes in United States generally accepted accounting principles or regulatory accounting requirements applicable to banks or bank holding companies generally;

•	changes in general economic conditions affecting banks and bank holding companies generally;

•	any modifications or changes to valuation policies and practices in connection with the merger or the bank merger or restructuring charges taken in connection with such transactions;

•	reasonable expenses incurred in connection with the merger and the bank merger;

•	the effects of any action or omission taken with the prior consent of other party to the merger agreement or required to be taken pursuant to the merger agreement; and

•	public disclosure of the execution and delivery of the merger agreement by the parties.

Regulatory Approvals

      Consummation of the merger is subject to prior receipt of all required approvals and consents of the merger and the bank merger or waivers thereof by all applicable federal and state regulatory authorities.

      Federal Reserve Board. The merger is subject to the prior approval of the Federal Reserve Board under Section 4(c)(8) of the Bank Holding Company Act of 1956, as amended. In reviewing an application thereunder, the Federal Reserve Board:

•	considers whether the merger can reasonably be expected to provide benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices), and

•	evaluates the financial and managerial resources of the proposed acquiror, including its subsidiaries and any company to be acquired, and the effect of the proposed transaction on those resources.

      The Federal Reserve Board also requires savings and loan holding companies and savings associations acquired by bank holding companies to conform their direct and indirect activities to those permissible for bank holding companies under Section 4 of the Bank Holding Company Act.

      FDIC. Completion of the bank merger is subject to approval from the FDIC. KNBT has applied to the FDIC pursuant to Section 18(c) of the Federal Deposit Insurance Act, or FDIA. The period for the FDIC’s review of any proposed acquisition, such as the merger of First Federal Bank and Keystone Nazareth Bank, commences upon receipt by the FDIC of an application deemed sufficient by the FDIC. The FDIC will consider the financial and managerial resources and future prospects of the acquiror and the savings association, relevant antitrust laws and the convenience and needs of the communities to be served. The FDIC will also consider the effectiveness of Keystone Nazareth Bank and First Federal Bank in combating money laundering activities. FDIC regulations provide that an acquiror must publish on at least three occasions at approximately equal intervals a notification, as close as practicable to the date on which the application is filed but no earlier than five days before the application is filed, in the community in which the main offices of the merging institutions are located. Generally, within 30 days of the date of first publication (unless extended under applicable FDIC regulations), anyone may file comments in favor of or in protest of the application and may also submit such information as he or she deems relevant. The FDIC is required to notify the Attorney General of its approval and the Attorney General has a period of 30 days from such approval, or 15 days if no adverse comment regarding competitive factors had been received from the Attorney General, to take action regarding any antitrust concerns.

      Pennsylvania. The merger is also subject to the prior approval of the Pennsylvania Department of Banking under Sections 112 and 115 of the Pennsylvania Banking Code. In determining whether to approve the merger, the Department will consider, among other things, whether the purposes and probable effects of the merger would be consistent with the purposes of the Pennsylvania Banking Code, as set forth in Section 103 thereof, and whether the merger would be prejudicial to the interests of the depositors, creditors, beneficiaries of fiduciary accounts or stockholders of the institutions involved. The bank merger is subject to approval by the Department under Section 1609 of the Pennsylvania Banking Code. In determining whether to approve the bank merger, the Department will consider, among other things, whether the bank merger adequately protects the interests of depositors, other creditors and stockholders and would be consistent with the principles of adequate and sound banking practices and the public interest on the basis of the financial history and condition of the participating banks, their prospects, the character of their management, the potential effect of the bank merger on competition and the convenience and needs of the communities primarily to be served by the participating banks.

      OTS. First Federal Bank is required to provide advance notice to the OTS, its primary federal regulator, of the bank merger pursuant to a regulation of the OTS governing mergers by a savings association as the resulting institution in the bank merger will not be a savings association.

      Status of Applications and Notices. KNBT and Northeast are in the process of preparing and filing all required applications and notices with applicable regulatory authorities in connection with the merger and the bank merger. Applicable regulations require publication of notice of an application for approval of the merger and the bank merger and an opportunity for the public to comment on the application in writing and to request a hearing. As part of the review process, banking agencies frequently receive comments and protests from community groups and others. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on KNBT. If any such condition or requirement is imposed, KNBT may elect not to consummate the merger. See “— Conditions to the Merger” beginning on page      .

Business Pending the Merger

      The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Annex A hereto, are briefly described below.

      Northeast. Pursuant to the merger agreement, prior to the effective time, we have agreed to, and to cause our subsidiaries to,

•	conduct business in the ordinary course consistent with past practice and prudent banking practice and in compliance in all material respects with applicable laws and regulations, and

•	use reasonable best efforts to (i) maintain and preserve intact our and our subsidiaries business organization, (ii) retain the present services of our employees and (iii) preserve the goodwill of our customers and others with whom we do business.

      In addition, except as expressly contemplated by the merger agreement or specified in a schedule to the merger agreement, we have agreed that, without the prior written consent of KNBT, we and our subsidiaries will not, among other things:

Capital Stock

•	other than pursuant to options exercised under our stock option plans,

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any rights in our capital stock, or

•	permit any additional shares of capital stock to become subject to grants of stock options or other rights to acquire our capital stock,

Dividends and stock repurchases

•	make, declare, pay or set aside for payment any dividend, other than

•	regular quarterly cash dividends on the Northeast common stock at its previous regular quarterly dividend rate and in coordination with the record and payment dates for quarterly dividends on the KNBT common stock so that holders of Northeast common stock and KNBT common stock do not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter,

•	dividends from any of our subsidiaries to Northeast or to any wholly-owned subsidiary of Northeast, and

•	dividends paid to holders of trust preferred securities issued by our affiliated trusts, in each case in the ordinary cause of business consistent with past practice,

Employees; Hiring and Benefits Plans

•	enter into, amend or renew any employment related agreements or arrangements with any director, officer or employee or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except normal individual increases in compensation to employees (other than employees who are parties to an employment agreement or change-in-control agreement) in the ordinary course of business consistent with past practice, provided that any such increases to all employees shall not exceed 3.0% in the aggregate,

•	hire any person or promote any employee, except

•	to satisfy certain existing contractual obligations, and

•	persons hired to fill any vacancies whose employment is terminable at will by us,

•	enter into, establish, adopt, amend, modify or terminate (except as may be required by applicable law or to satisfy existing contractual obligations) any employee benefit plan or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable under any employee benefit plan,

Transactions with Affiliates

•	except pursuant to agreements or arrangements in effect on the date of the merger agreement, carry out any transactions with or enter into any agreement or arrangement with any of its officers or directors or any of their immediate family members or any of their affiliates or associates other than compensation in the ordinary course of business consistent with past practice not to exceed $25,000,

Dispositions; Acquisitions; Capital Expenditures

•	sell, transfer, mortgage, pledge, encumber or otherwise dispose of any of our assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to us, provided that we will not enter into any transaction with respect to our offices or the related real estate without KNBT’s prior written consent,

•	acquire (other than by way of foreclosures or acquisitions of control in a fiduciary capacity or in satisfaction of debts previously contracted, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity,

•	make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $75,000 individually or $150,000 in the aggregate,

Governing Documents

•	amend the articles of incorporation or bylaws of Northeast or its subsidiaries,

Accounting Methods

•	implement or adopt any change in our accounting principles, practices or methods (other than as required by applicable laws or regulations or generally accepted accounting principles used in the United States,

Contracts

•	enter into, amend, modify or terminate any material contract (except in the ordinary course of business consistent with past practice) other than normal renewals without materially adverse changes, additions or deletion of terms,

Claims

•	enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation where such settlement involves payment by us of more than $50,000 and/or would impose any material restriction on our business or create a precedent for claims that are reasonably likely to be material to us,

Banking Operations

•	enter into any new material line of business,

•	change our material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies (except as required by applicable law, regulation or policies imposed by any governmental authorities),

•	file any application or make any contract with respect to branching or site location or branching or site relocation,

Derivative Transactions

•	enter into any derivative transaction (except in the ordinary course of business consistent with past practice), provided, however, that we must obtain KNBT’s prior written consent before entering into or modifying any interest rate cap or swap agreements or arrangements,

Indebtedness

•	incur any indebtedness for borrowed money (other than federal funds purchased, borrowings from the Federal Home Loan Bank of Pittsburgh and securities sold under agreements to repurchase, in each case with maturities (other than deposits) of one year or less and in the ordinary course of business consistent with past practice) or become responsible for the obligations of any other entity (other than in the ordinary course of business consistent with past practice),

Investment Securities

•	acquire (other than by way of foreclosures or acquisitions in a fiduciary capacity or in satisfaction of debts previously contracted, in each case in the ordinary course of business consistent with past practice),

•	any debt security or equity investment that is not rated investment grade or better and is of a type or in an amount that is not permissible for a Pennsylvania-chartered savings bank, or

•	any debt security (other than certain U.S. Government, U.S. Government agency securities with final maturities not greater than five years and mortgage-backed or -related securities with maturities of five years or less and which would not be considered “high risk”),

•	restructure or materially change our investment portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes,

Loans

•	except to satisfy contractual obligations existing on the date of the merger agreement,

•	make any loan in excess of $4.0 million or secured by undeveloped land, other than loans to developers of single-family residential properties in the ordinary course of business consistent with past practice, or

•	make, renegotiate, renew, increase, extend, modify or purchase any loan other than in the ordinary course of business consistent with past practice,

Deposits

•	materially increase or decrease the rate paid on time deposits or certificates of deposit except in a manner and pursuant to policies consistent with past practice,

Investments in Real Estate

•	make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a fiduciary capacity or in satisfaction of a debt previously contracted, in each case in the ordinary course of business consistent with past practice),

Taxes

•	make or change any material tax election, file any material amended tax return or take certain other material tax related actions (except as may be required by applicable laws or regulations),

Compliance with Agreements

•	knowingly commit any act or omission which constitutes a material breach or default under any agreement with any governmental authority or under any material contract,

Environmental Assessments

•	foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property if such environmental assessment indicates the presence of material amounts of a hazardous substance,

Certain Communications

•	issue any broadly distributed communication of a general nature to our customers or employees (except for communications in the ordinary course of business that do not relate in any manner to the merger or the bank merger, provided that KNBT shall not unreasonably withhold its consent for us to issue such communications and further provided that any such communication may be issued if required by law or the requirement of the SEC or Nasdaq),

Reorganization

•	knowingly take any action that would, or would be reasonably be expected to, prevent either the merger or the bank merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code,

Adverse Actions

•	knowingly take any action or fail to take any action that is intended or is reasonably likely to result in,

•	any of our representations and warranties in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger,

•	any of the conditions to the merger set forth in the merger agreement not being satisfied or

•	a material violation of any provision of the merger agreement or the bank merger agreement (except in each case as may be required by applicable law or regulation), or

Certain Commitments

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

      In addition to the foregoing negative covenants, we agreed to provide KNBT copies of reports filed by us or any of our subsidiaries with any governmental authority and updates of information relating to our nonperforming assets within the time frames set forth in the merger agreement.

      KNBT. Pursuant to the merger agreement, prior to the effective time, KNBT has agreed to use reasonable best efforts to (i) maintain and preserve intact its and its subsidiaries’ business organization and (ii) preserve the goodwill of its customers and others with whom it does business. The merger agreement also provides that pending consummation of the merger, KNBT and its subsidiaries will not, without our prior written consent:

•	knowingly take any action that would, or would be reasonably be expected to, prevent either the merger or the bank merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code,

•	knowingly take any action or fail to take any action that would result in (1) any of its representations and warranties in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger, (2) any of the conditions to the merger set forth in the merger agreement not being satisfied or (3) a material violation of any provision of the merger agreement or the bank merger agreement (except in each case as may be required by applicable law or regulation),

•	amend the articles of incorporation or bylaws of KNBT in a manner that would adversely affect the economic benefits of the merger to the holders of Northeast common stock or

•	enter into any contact with respect to, or otherwise agree or commit to do, any of the foregoing.

Board of Directors’ Covenant to Recommend the Merger Agreement

      The merger agreement provides that the Northeast board of directors agreed to recommend that Northeast stockholders approve the merger agreement at all times prior to and during the meeting of Northeast stockholders at which the merger agreement is to be considered by them. However, nothing in the merger agreement prevents the Northeast board of directors from withholding, withdrawing, amending or modifying such recommendation if it determines, after consultation with its outside counsel, that such action is legally required in order for the directors of Northeast to comply with their fiduciary duties to the Northeast stockholders under applicable law, provided that any such action in connection with an “acquisition proposal” must comply with the requirements described under “— No Solicitation” below. Notwithstanding anything to the contrary in the merger agreement, we are required to submit the merger agreement with KNBT to Northeast stockholders for their approval and nothing in the merger agreement relieves Northeast of this obligation.

No Solicitation

      The merger agreement provides that, from the date of the merger agreement through the effective time of the merger, Northeast shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its or its subsidiaries’ directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person,

•	solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any acquisition proposal (as defined below),

•	enter into any agreement with respect to an acquisition proposal,

•	participate in any discussions or negotiations regarding any acquisition proposal or

•	make or authorize any statement or recommendation in support of any acquisition proposal.

      If, and only to the extent that,

•	the approval of the merger agreement by Northeast’s stockholders has not occurred,

•	the Northeast board of directors reasonably determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of Northeast to comply with their respective fiduciary duties under applicable law in response to a bona fide, written acquisition proposal not solicited in violation of the merger agreement that the Northeast board of directors believes in good faith is a superior proposal (as defined below) and

•	Northeast provides notice to KNBT of its decision to take such action,

Northeast may (1) furnish information with respect to Northeast to any person making such an acquisition proposal pursuant to a customary confidentiality agreement (as determined by Northeast after consultation with its outside legal counsel) on terms substantially similar to, and no less favorable to Northeast than, the terms contained in any such agreement between Northeast and KNBT, (2) participate in discussions or negotiations regarding such an acquisition proposal and (3) authorize any statement or recommendation in support of such an acquisition proposal and withhold, withdraw, amend or modify the recommendation by the Northeast board of directors that stockholders of Northeast approve the merger agreement at the special meeting. Any such action could result in termination of the merger agreement by KNBT and the payment of a termination fee by us. See “— Termination of the Merger Agreement” and “— Termination Fee” on pages       and      , respectively.

      The merger agreement permits us to comply with the disclosure obligations contained in Rules 14d-9 and 14e-2 under the Exchange Act, provided that such compliance would not eliminate or modify the effect that any action pursuant to such rules would otherwise have under the merger agreement. See “— Termination of the Merger Agreement” on page      .

      The term “acquisition proposal” is defined in the merger agreement to mean any proposal or offer by any person or group of persons with respect to any of the following:

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution or other similar transaction involving Northeast or any subsidiary of Northeast whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of Northeast;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any subsidiary of Northeast and the capital stock of any entity surviving any merger or business combination involving any subsidiary of Northeast) and/or liabilities that constitute 10% or more of the assets of Northeast and its subsidiaries taken as a whole in a single transaction or series of transactions;

•	any purchase or other acquisition of or tender offer or exchange offer that if consummated would result in such person(s) beneficially owning 10% or more of the outstanding shares of the common stock of Northeast or any subsidiary of Northeast whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of Northeast; or

•	any public announcement by any person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing;

in each case other than (i) the transactions contemplated by the merger agreement and (ii) any transaction referred to in the first two bullet points above involving only Northeast and one or more of its subsidiaries, or involving two or more of its subsidiaries, provided that any such transaction is not entered into in violation of the terms of the merger agreement.

      The term “superior proposal” is defined in the merger agreement to mean any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Northeast common stock then outstanding or all or substantially all of the assets of Northeast and:

•	is on terms which the Northeast board of directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Northeast’s stockholders than the merger;

•	constitutes a transaction that, in the Northeast board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal; and

•	for which financing, to the extent required, is then committed or which, in the good faith judgment of the Northeast board of directors based on a written advice, with only customary qualifications, from a nationally-recognized investment banking firm serving as financial advisor to Northeast, is highly likely to be obtained by such third party.

Representations and Warranties of the Parties

      The merger agreement contains reciprocal representations and warranties of KNBT and Northeast regarding their respective due organization, good standing and authority to enter into the merger agreement. In addition, we made certain additional representations and warranties relating to:

•	our capitalization and ownership of subsidiaries,

•	our corporate power and authority to execute the merger agreement and to consummate the merger,

•	the compliance of the merger agreement with (1) our certificate of incorporation and bylaws, (2) applicable law and (3) certain material agreements,

•	governmental and third-party approvals,

•	our financial statements,

•	the absence of undisclosed liabilities and the adequacy of our corporate records,

•	the absence of certain changes in our business since June 30, 2004,

•	the adequacy of our financial controls and procedures,

•	the timely filing of required regulatory reports,

•	the absence of legal or administrative proceedings and injunctions,

•	our compliance with applicable law,

•	our material contracts,

•	defaults under any of our agreements,

•	our use of a broker and fees related thereto,

•	our employee benefit plans and related labor matters,

•	the absence of environmental liabilities,

•	the filing and accuracy of our tax returns and certain other tax matters,

•	our investment securities and derivative instruments,

•	matters relating to certain loans made by us,

•	our real and other property and leases,

•	our tangible property and assets,

•	our intellectual property,

•	matters relating to our fiduciary activities,

•	our insurance,

•	our transactions with affiliates,

•	the absence of antitakeover provisions,

•	our receipt of a fairness opinion from our financial advisor, and

•	the accuracy of information provided by us for inclusion in documents filed with regulatory agencies in connection with the merger and the bank merger.

      KNBT also made representations and warranties as to the capitalization and ownership of its subsidiaries, our corporate power and authority to execute the merger agreement and to consummate the merger, the compliance of the merger agreement with our articles of incorporation and bylaws, applicable law and certain material agreements, consents and approvals, its financial statements, the absence of certain changes or events, its financial controls and procedures, its SEC reports, regulatory matters, the absence of adverse legal proceedings, its compliance with applicable law, its use of a broker and the fees related thereto, its financial capacity to fund the merger consideration and the accuracy of information provided by it for inclusion in documents filed with regulatory agencies in connection with the merger and the bank merger.

      For detailed information concerning our and KNBT’s representations and warranties, see Article V of the merger agreement included as Annex A hereto.

      The parties representations and warranties generally must remain accurate through the completion of the merger unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See “— Conditions to the Merger” beginning on page      .

Effective Time of the Merger

      The merger will become effective upon the filing of articles of merger with the Secretary of State of the Commonwealth of Pennsylvania pursuant to the Pennsylvania Business Corporation Law and a certificate of merger with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law, unless a different date and time is specified as the effective time in such documents. These documents will be filed only after the satisfaction or waiver of all conditions to the merger set forth in the merger agreement on a date selected by KNBT after such satisfaction or waiver which is no later than the later of (i) five business days after such satisfaction or waiver or (ii) the first month end following such satisfaction or waiver, or on such other date as KNBT and Northeast may mutually agree upon.

      A closing will take place immediately prior to the effective time of the merger or on such other date as KNBT and Northeast may mutually agree upon.

Amendment of the Merger Agreement

      The merger agreement may be amended or supplemented at any time by written agreement of the parties prior to the effective time of the merger, except that after stockholders of Northeast have approved the merger agreement no amendment which by law requires further approval by the stockholders of Northeast may be made without obtaining such approval.

Termination of the Merger Agreement

      The merger agreement may be terminated:

•	by the mutual consent of the parties;

•	by either party if the approval of any governmental authority required for consummation of the merger or the bank merger is denied by final, nonappealable action by such governmental authority or a governmental authority shall have requested the permanent withdrawal of an application therefor;

•	by the board of directors of either party (provided in the case of Northeast that it is not in material breach of its obligations described under “— No Solicitation” on page ), if our stockholders fail to approve the merger;

•	by the board of directors of either party (provided that the terminating party is not then in material breach of the provisions of the merger agreement) if there has been a material breach of any covenant or any of the representations or warranties contained in the merger agreement by the other party, which breach (i) is not cured within 30 days following written notice to the party committing such breach or (ii) cannot be cured prior to the closing of the merger; provided, however, that neither party will have the right to terminate the merger agreement unless the breach (together with all other breaches) would, or would be reasonably likely to, result in a material adverse effect with respect to the breaching party (as defined in the merger agreement) in the case of a breach of representations and warranties or, in the case of a breach of a covenant, result in the breaching party’s inability to perform in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing of the merger;

•	by the board of directors of either party if the merger is not completed before December 31, 2005 (unless the failure to be completed by such date is due to a material breach of the merger agreement by the party seeking to terminate);

•	at any time prior to the special meeting of our stockholders, by the board of directors of KNBT if we shall have (i) failed to recommend approval of the merger agreement at the special meeting of stockholders, or withdrawn, modified or qualified (or proposed to withdraw, modify or qualify) such recommendation in any manner adverse to KNBT, or taken any other action or made any other statement in connection with such meeting of stockholders materially inconsistent with such recommendation (or resolved to take any such action), whether or not permitted by the terms of the merger agreement, or (ii) failed to call the special meeting of our stockholders or failed to prepare and mail to our stockholders a proxy statement/prospectus in accordance with the terms of the merger agreement, provided that KNBT has complied in all material respects with its obligations with respect thereto in the merger agreement; and

•	by the board of directors of KNBT if a tender offer or exchange offer for 25% or more of our outstanding common stock is commenced (other than by KNBT), and our board of directors recommends that our stockholders tender their shares or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten business day period specified under the Exchange Act.

      In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to expenses and confidentiality will survive any such termination and any such termination will not relieve any breaching party from liability for any willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

Interests of Certain Persons in the Merger

      When you are considering the recommendation of Northeast’s board of directors with respect to approving the merger agreement and the merger, you should be aware that Northeast’s directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as stockholders of Northeast. The Northeast board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

      Boards of Directors. In connection with completion of the merger, KNBT and Keystone Nazareth Bank will take all necessary action to elect one member of the board of directors of Northeast to the boards of directors of KNBT and Keystone Nazareth Bank for a term ending no earlier than KNBT’s 2007 annual meeting of stockholders. It is currently expected that Thomas L. Kennedy will be the director selected to be elected to the board of directors of KNBT and Keystone Nazareth Bank. In addition, each other director of Northeast will be elected to a one year term on KNBT’s advisory board. It is expected that the KNBT advisory board will meet once per quarter for which each advisory director will receive a fee of $250 per meeting attended.

      Pre-existing Executive Agreements. Northeast and First Federal Bank have each entered into employment agreements with Thomas M. Petro and Thomas L. Kennedy. In addition, Higgins Insurance Agency has entered into an employment agreement with Joseph P. Schlitzer. Under the terms of the employment agreements with Northeast and First Federal Bank as well as with Higgins, if involuntary or, under certain circumstances, voluntary termination follows a change in control of Northeast (or Higgins in the case of Mr. Schlitzer’s employment agreement), the executive, or if the executive dies, his beneficiary, would be entitled to a severance payment equal to the greater of: (1) the payments due for the remaining term of the agreement; (2) three times the average of the three (five in the case of Mr. Schlitzer’s agreement) preceding taxable years’ annual compensation, as defined in the agreements, or (3) (with respects to Messrs. Petro and Kennedy) three times the executive’s base salary plus incentive compensation for the most recent taxable year or portion thereof. The executive’s life, health and disability coverage would also continue for sixty months under the employment agreements with Messrs. Petro and Kennedy and for 36 months under the employment agreement with Mr. Schlitzer. First Federal Bank also has entered into an employment agreement with Jerry D. Holbrook. If involuntary or, under certain circumstances, voluntary termination of Mr. Holbrook follows a change in control, Mr. Holbrook would receive the greater of (1) the payments due to him for the remaining term of the agreement or (2) three (3) times his base salary (including incentive compensation) on the date of termination.

      For purposes of the employment agreements with Messrs. Petro, Kennedy, Holbrook and Schlitzer, the executives can terminate their employment and receive the severance payments described above following a change in control as a result of any demotion, loss of title, office or significant authority, reduction in compensation or benefits or relocation of the executive’s principal place of employment by more than 25 miles (30 miles with respect to Mr. Holbrook’s agreement) or, with respect to the agreements with Messrs. Petro and Kennedy, for any reason within the 60-day period following the date that is one year from the change in control. For purposes of the employment agreements with Messrs. Petro, Kennedy and Holbrook, annual compensation is defined to mean the executive’s base salary and incentive compensation while under Mr. Schlitzer’s agreement it is defined to include base salary, commissions, bonuses, tax-qualified and non-tax-qualified retirement benefits, severance benefits, director and committee fees and fringe benefits.

      The employment agreements with Messrs. Petro, Kennedy and Holbrook limit the aggregate amount of the severance payments and benefits payable upon a change in control to one dollar less than the maximum amount deductible by Northeast and/or First Federal Bank, as the case may be, in accordance with Section 280G of the Internal Revenue Code. Under the terms of the agreement with Mr. Schlitzer, the aggregate amount of the severance payments and benefits payable upon a change in control cannot exceed three times Mr. Schlitzer’s average annual compensation.

      First Federal Bank has entered into a change in control agreement with Leo R. Loftus. If, following a change in control of Northeast or First Federal Bank, Mr. Loftus’ employment is terminated for reasons other than for cause (as defined in the agreement), or if Mr. Loftus voluntarily resigns upon the occurrence of circumstances specified in this agreement (which are substantially identical to those set forth above with respect to Mr. Holbrook), Mr. Loftus will receive a severance payment under his agreement equal to one time his average annual compensation for the three most recent taxable years. First Federal Bank will also continue Mr. Loftus’ health and welfare benefit coverage for 24 months following his termination of employment.

      New Agreements. In connection with the execution of the merger agreement by KNBT and Northeast, Messrs. Petro, Kennedy and Holbrook entered into termination and release agreements with Northeast, First Federal Bank and KNBT which set forth the terms under which each executive’s employment agreement shall be terminated in connection with the merger. These agreements provide, among other things, that upon consummation of the merger, and provided that the executive is still employed by Northeast immediately prior thereto and has taken specified actions to increase his income for federal income tax purposes in 2004 (which such executives did), KNBT shall pay $1,568,806, $898,191 and $977,160 to Messrs. Petro, Kennedy and Holbrook, respectively, less in each case, with respect to Messrs. Petro and Kennedy, the present value of the estimated cost of the continued life, medical, health, dental and disability coverage (the “welfare benefits”) to be provided by KNBT to such persons for the five-year period following the merger. The termination and release agreements with Messrs. Petro and Kennedy also provide that in lieu of receiving continued welfare benefits for the applicable period, the executive may elect to receive a cash payment equal to the present value of the cost to KNBT of providing such coverage (which amount is included as part of the payment set forth above and would not be deducted from such payment), provided, however, that if the executive continues as an employee of KNBT or its subsidiaries subsequent to the merger, he will not be able to elect a cash payment for the period of time that he continues to serve as a KNBT employee. In consideration of the payment of the applicable amount and the other provisions of the termination and release agreements, and except as otherwise provided in each such agreement, the pre-existing employment agreements between the three executives and Northeast and/or First Federal Bank shall be terminated effective immediately prior to the merger.

      Equity-Based Awards. Outstanding options to purchase shares of Northeast common stock under Northeast’s 1998 Stock Based Incentive Plan, 2000 Stock Option Plan and 2004 Stock Plan (“Northeast Option Plans”), whether or not vested, will be canceled with a cash payment to be made in an amount equal to the difference, if any, between the per share cash consideration ($23.00) and the exercise price per share. As of date of this document, options to purchase a total of [703,597] shares of Northeast common stock with a weighted average exercise price of $13.12 per share were outstanding, which will be canceled in exchange for approximately $[7.0] million upon the effective time. As of the date of this document, the directors and executive officers of Northeast as a group (13 persons) held options to acquire an aggregate of [440,426] shares of Northeast common stock with a weighted average exercise price of $13.64 under Northeast’s Option Plans. In addition, as of the date of this document, the directors and executive officers of Northeast or as a group (13 persons) held restricted stock awards covering [20,620] shares which are generally scheduled to vest at the rate of 33% per year. In addition, as of the date of this documents, restricted stock awards covering [600] shares held by all other participants under the Northeast Option Plans were outstanding and unvested. These grants, rather than vesting in accordance with the preceding schedules, will fully vest upon consummation of the merger and be entitled to receive the merger consideration as provided by the merger agreement.

      Supplemental Retirement Plans. First Federal Bank maintains a defined contribution restoration plan which similarly is intended to provide supplemental retirement income to augment the benefits payable under First Federal Bank’s qualified defined contribution benefit plan, or 401(k) plan, and First Federal Bank’s employee stock ownership plan (the “Northeast ESOP”) by eliminating the effects of certain limitations in the Internal Revenue Code on the benefits payable under such plans. The sole participant in the restoration plan, is Mr. Kennedy, who is entitled to the benefits under these plans irrespective of the merger. Mr. Kennedy will not be entitled to any ESOP restoration benefit under the terms of the restoration plan and his termination and release agreement.

      Employee Stock Ownership Plan. Pursuant to the terms of the Northeast ESOP, all participant accounts under the Northeast ESOP will become fully vested and non-forfeitable upon consummation of the merger. As of the date of this document, 419,819 shares of Northeast common stock were held in the trust established pursuant to the Northeast ESOP, of which 154,257 shares were not allocated.

      Northeast shall take all necessary action to cause the Northeast ESOP to be terminated as of the consummation of the merger and will direct the Northeast ESOP trustee to elect cash as merger consideration for the unallocated ESOP shares. If sufficient cash is not available following the exchange of shares, the Northeast ESOP trustee will sell or otherwise dispose of unallocated shares to repay the Northeast ESOP loan. The balance of the merger consideration (if any) received by the Northeast ESOP trustee with respect to the unallocated shares of Northeast common stock shall be allocated as earnings to the accounts of participants in the Northeast ESOP who have accounts remaining under the Northeast ESOP and who are actively employed or on recognized leaves of absence immediately prior to the change in control, as provided in the ESOP, and beneficiaries in proportion to the account balances of such participants and beneficiaries, in accordance with the terms of the Northeast ESOP, to the maximum extent permitted under the Internal Revenue Code and applicable law, subject to certain limitations. The accounts of all participants and beneficiaries in the Northeast ESOP immediately prior to the consummation of the merger shall become fully vested as of such time. KNBT and Northeast have agreed to file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Northeast ESOP as of the consummation of the merger. As soon as practicable after the later of the consummation of the merger or the receipt of a favorable determination letter for termination from the IRS, the account balances in the Northeast ESOP shall be distributed to participants and beneficiaries or transferred to an eligible individual retirement account as a participant or beneficiary may direct. Prior to the consummation of the merger, no prepayments shall be made on the Northeast ESOP loan and contributions to the Northeast ESOP and payments on the Northeast ESOP loan shall be made consistent with past practices on the regularly scheduled payment dates.

      Indemnification and Insurance. Northeast’s directors and officers are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in Northeast’s certificate of incorporation and the merger agreement. Pursuant to the merger agreement, KNBT agreed to indemnify and hold harmless each present and former director, officer and employee of Northeast or a Northeast subsidiary determined as of the effective time of the merger against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Northeast or a subsidiary of Northeast or is or was serving at the request of Northeast or a subsidiary of Northeast as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement, to the fullest extent to which such indemnified parties would be entitled under the certificate of incorporation of Northeast as in effect on the date of the merger agreement. Pursuant to the merger agreement, KNBT also generally agreed to honor all limitations on liability existing in favor of these indemnified parties as provided in the certificate of incorporation of Northeast or similar governing instrument of any subsidiary of Northeast as in effect as of the date of the merger agreement with respect to matters occurring prior to the effective time of the merger.

      Pursuant to the merger agreement, KNBT agreed to use its reasonable best efforts to cause the persons serving as directors and officers of Northeast immediately prior to the merger to be covered by the directors’ and officers’ liability insurance policy maintained by Northeast (or a substitute policy with comparable coverage) for a three-year period following the merger with respect to acts or omissions occurring prior to the merger which were committed by such directors and officers in their capacities as such, provided that KNBT will not be required to expend for such three-year period an amount in excess of 200% of the annual premiums currently paid by Northeast for such insurance, and further provided that if KNBT is unable to maintain or obtain the insurance specified above as a result of the preceding provision, KNBT will use its reasonable best efforts to obtain as much comparable coverage as is available for the insurance amount with respect to acts or omissions occurring prior to the effective time of the merger by directors and officers in their capacities as such.

      Other than as set forth above, no director or executive officer of Northeast has any direct or indirect material interest in the merger, except insofar as ownership of Northeast common stock might be deemed such an interest. See “Certain Beneficial Owners of Northeast Common Stock” beginning on page      .

Certain Employee Matters

      The merger agreement contains certain agreements of the parties with respect to various employee matters, which are described below.

      As soon as administratively practicable after the effective time of the merger, KNBT will take all reasonable action so that employees of Northeast and its subsidiaries who become employees of KNBT and its subsidiaries will be entitled to participate in the KNBT employee benefit plans of general applicability to the same extent as similarly-situated employees of KNBT and its subsidiaries. For purposes of determining eligibility to participate, the vesting of benefits and benefit accruals under KNBT’s employee benefit plans (other than its defined benefit pension plan and its employee stock ownership plan), KNBT will generally recognize years of service with Northeast and its subsidiaries to the same extent as such service was credited for such purposes by Northeast. With respect to KNBT’s employee stock ownership plan, employees of Northeast and its subsidiaries who become employees of KNBT and its subsidiaries will be treated as new employees for purposes of determining their eligibility to participate and the vesting of benefits.

      If employees of Northeast or any of its subsidiaries become eligible to participate in a medical, dental, health or disability plan of KNBT, KNBT will cause each such plan to:

•	waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental or disability plan of KNBT,

•	provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to their participation and

•	waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an employee on or after the completion of the merger to the extent the employee had satisfied any similar limitation or requirement under an analogous plan prior to the completion of the merger.

      Eligible employees of Northeast or a Northeast subsidiary (other than employees who receive severance under an employment or a change in control agreement) who have completed at least six months of service and whose employment is involuntarily terminated under circumstances entitling him or her to salary continuation under the terms of the First Federal Bank employee severance compensation plan during the one-year period following the merger will be entitled to receive a lump sum cash severance payment equal to 1/52nd of annual compensation for each completed year of service, plus three months of health insurance benefits.

Bank Merger

      Pursuant to the merger agreement, it is the parties’ intention that First Federal Bank will be merged with and into Keystone Nazareth Bank immediately following consummation of the merger. Each party’s obligation to consummate the bank merger under the bank merger agreement is subject to, among other things, the satisfaction or waiver of all conditions precedent to the merger set forth in Article VII of the merger agreement.

Alternative Structure

      Pursuant to the merger agreement, KNBT may at any time modify the structure of the merger and/or the bank merger, subject to the prior written consent of Northeast, which consent shall not be unreasonably withheld or delayed, provided that (i) the merger consideration to be paid to the holders of Northeast common stock pursuant to the merger agreement is not thereby changed in kind or reduced in amount as a result of such modification, (ii) there are no adverse tax consequences to the stockholders of Northeast as a result of such modification, (iii) there are no adverse tax consequences to KNBT or Northeast as a result of such modification and (iv) such modification will not jeopardize or materially delay receipt of any required approvals of governmental authorities or otherwise impede or materially delay consummation of the merger.

Resale of KNBT Common Stock

      The KNBT common stock issued pursuant to the merger will be freely transferable under the Securities Act of 1933, as amended, except for shares issued to any Northeast stockholder who may be deemed to be an affiliate of KNBT for purposes of Rule 144 promulgated under the Securities Act of 1933, as amended, or an affiliate of Northeast for purposes of Rule 145 promulgated under the Securities Act (the “Securities Act”). Affiliates will include persons (generally executive officers, directors and 10% stockholders) who control, are controlled by or are under common control with (1) KNBT or Northeast at the time of the special meeting or (2) KNBT at or after the effective time of the merger.

      Rule 145 will restrict the sale of KNBT common stock received in the merger by affiliates and certain of their family members and related interests. Generally speaking, during the year following the effective time of the merger, those persons who are affiliates of Northeast at the time of the special meeting, provided they are not affiliates of KNBT at or following the effective time of the merger, may publicly resell any KNBT common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of KNBT common stock sold by them in any three-month period and as to the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to KNBT as required by Rule 144. Persons who are affiliates of KNBT after the effective time of the merger may publicly resell the KNBT common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in Rule 144. At the present time, it is anticipated that only one affiliate of Northeast will become an affiliate of KNBT after the merger (that being the director of Northeast who will become a director of KNBT).

      The ability of affiliates to resell shares of KNBT common stock received in the merger under Rules 144 or 145 as summarized herein generally will be subject to KNBT’s having satisfied its reporting requirements under the Securities Exchange Act of 1934, as amended, for specified periods prior to the time of sale. Affiliates also would be permitted to resell KNBT common stock received in the merger pursuant to an effective registration statement under the Securities Act or another available exemption from the Securities Act registration requirements. Neither the registration statement of which this prospectus/proxy statement is a part nor this prospectus/proxy statement cover any resales of KNBT common stock received by persons who may be deemed to be affiliates of KNBT or Northeast in the merger.

      Northeast has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of it for purposes of Rule 145 to deliver to KNBT a written agreement intended to ensure compliance with the Securities Act.

Material Federal Income Tax Consequences

      General. The following discussion of the material federal income tax consequences of the merger to U.S. holders (as defined below) of Northeast common stock is based upon the opinion of Elias, Matz, Tiernan & Herrick L.L.P., special counsel to KNBT. This discussion assumes that shares of Northeast common stock are held as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each U.S. holder’s individual circumstances or tax status. Accordingly, this discussion is not a complete description of all of the consequences of the merger and, in particular, may not address federal income tax considerations that may affect the treatment of U.S. holders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of Northeast common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold Northeast common stock as part of a “hedge,” “straddle” or “conversion transaction”). In addition, no opinion is expressed with respect to the tax consequences of the merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to federal income tax. This description is based on laws, regulations, rulings and judicial decisions as in effect on the date of this prospectus/proxy statement, without consideration of the particular facts or circumstances of any U.S. holder. These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this discussion would not be different.

      For purposes of this discussion, the term “U.S. holder” means: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions; (iii) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantive decisions of the trust or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or (iv) an estate the income of which is subject to United States federal income tax regardless of its source.

      Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.

      The Merger. Based on facts and representations and assumptions regarding factual matters that were provided by Northeast and KNBT and that are consistent with the state of facts that Northeast and KNBT believe will be existing as of the effective time of the merger, the opinion of Elias, Matz, Tiernan & Herrick L.L.P. with respect to the material federal income tax consequences of the merger is as follows:

•	The merger, when consummated in accordance with the terms of the merger agreement, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and, accordingly, neither KNBT nor Northeast will recognize any taxable gain or loss as a result of the merger.

      The federal income tax consequences of the merger to a Northeast stockholder generally will depend on whether the stockholder receives KNBT common stock, cash or a combination of KNBT common stock and cash in exchange for the stockholder’s shares of Northeast common stock.

•	A Northeast stockholder who receives solely KNBT common stock in exchange for all of such stockholder’s shares of Northeast common stock pursuant to the merger will not recognize gain or loss on the exchange, except to the extent the stockholder receives cash in lieu of a fractional share interest in KNBT common stock. The stockholder’s tax basis in the KNBT common stock received pursuant to the merger will equal such stockholder’s tax basis in the shares of Northeast common stock being exchanged, reduced by any amount allocable to a fractional share interest of KNBT common stock for which cash is received. The holding period of KNBT common stock received will include the holding period of the shares of Northeast common stock being exchanged.

•	A Northeast stockholder who receives solely cash in exchange for all of such stockholder’s shares of Northeast common stock pursuant to the merger will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the stockholder’s aggregate tax basis for such shares of Northeast common stock, which gain or loss will be long-term capital gain or loss if such shares of Northeast common stock were held for more than one year. If, however, any such Northeast stockholder constructively owns shares of Northeast common stock (that are exchanged for shares of KNBT common stock in the merger or owns shares of KNBT common stock actually or constructively after the merger) the attribution to the stockholder of stock owned by a related party may prevent the transaction from qualifying for capital gain rates and will instead be treated as a dividend, which is taxed at ordinary income rates. Under the constructive ownership rules under the Internal Revenue Code, a stockholder may be treated as owning stock that is actually owned by another person or entity. Northeast stockholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their shares of Northeast common stock will be treated as a dividend.

•	A Northeast stockholder who receives both KNBT common stock and cash consideration in exchange for all of his or her shares of Northeast common stock generally will recognize gain, but not loss, in an amount equal to the lesser of:

•	the excess, if any, of (a) the sum of the aggregate fair market value of the KNBT common stock received (including any fractional share of KNBT common stock deemed to be received and exchanged for cash) and the amount of cash received (excluding any cash received in lieu of a fractional share of KNBT common stock) over (b) the stockholder’s aggregate tax basis in the shares of Northeast common stock exchanged in the merger; and

•	the amount of cash received by such stockholder pursuant to the merger.

      For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset gain realized on another block of shares. Any such gain will be long-term capital gain if the shares of Northeast common stock exchanged were held for more than one year, unless the receipt of cash has the effect of a distribution of a dividend under the provisions of the Internal Revenue Code, in which case such gain will be treated as a dividend to the extent of such stockholder’s ratable share of the undistributed accumulated earnings and profits of Northeast. Northeast stockholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their Northeast common stock will be treated as a dividend.

      A stockholder’s aggregate tax basis in the KNBT common stock received pursuant to the merger will equal the stockholder’s aggregate tax basis in the shares of Northeast common stock being exchanged, reduced by any amount allocable to a fractional share interest of KNBT common stock for which cash is received and by the amount of any cash consideration received, and increased by the amount of taxable gain, if any, recognized by the stockholder in the merger (including any portion of such gain that is treated as a dividend).

      Cash in Lieu of Fractional Shares. No fractional shares of KNBT common stock will be issued in the merger. A Northeast stockholder who receives cash in lieu of a fractional share will be treated as having received such fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by KNBT. A Northeast stockholder will generally recognize capital gain or loss on the deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the stockholder’s tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the Northeast common stock exchanged was held for more than one year.

      Closing Opinion. It is a condition precedent to the obligations of KNBT and Northeast to effect the merger that they receive an opinion from Elias, Matz, Tiernan & Herrick L.L.P., dated as of the effective date of the merger, that, for federal income tax purposes, each of the bank merger and the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Such opinion will be based upon facts existing at the effective time of the merger, and in rendering such opinion, counsel will require and rely upon facts, representations and assumptions that will be provided by KNBT, Northeast and others.

      KNBT and Northeast have not and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

      Backup Withholding and Information Reporting. Non-corporate holders of Northeast common stock may be subject to information reporting and backup withholding at a rate of 28% on any cash payments they receive. Northeast stockholders will not be subject to backup withholding, however, if they:

•	furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive; or

•	are otherwise exempt from backup withholding.

      Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

      Reporting Requirements. Northeast stockholders who receive KNBT common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Accounting Treatment of the Merger

      The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, Northeast’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of KNBT. Any difference between the purchase price for Northeast and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by KNBT in connection with the merger will be amortized to expense over their estimated useful lives. The financial statements of KNBT issued after the merger will reflect the results attributable to the acquired operations of Northeast beginning on the date of completion of the merger. The unaudited per share pro forma financial information contained herein has been prepared using the purchase method of accounting. See “Summary — Unaudited Comparative Per Share Data” beginning on page      .

Expenses of the Merger

      The merger agreement provides that each of Northeast and KNBT will bear all costs and expenses in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing and mailing this document and the registration fee paid to the SEC in connection with the registration statement of which this document is a part will be shared equally between KNBT and Northeast.

Termination Fee

      The merger agreement provides that Northeast must pay KNBT a $4.0 million termination fee under the circumstances and in the manner described below:

•	if the merger agreement is terminated by KNBT for any of the reasons described in the sixth or seventh bullet points in the first paragraph under “— Termination of the Merger Agreement” on page , then Northeast shall pay the termination fee to KNBT on the first business day following such termination;

•	if (i) the merger agreement is terminated by KNBT or Northeast pursuant to the third bullet point in the first paragraph under “— Termination of the Merger Agreement” on page and (ii) at any time after the date of the merger agreement an “acquisition proposal” (as defined under “No Solicitation” on page ) with respect to Northeast shall have been publicly announced and not withdrawn prior to the meeting of our stockholders, or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal and shall not have publicly withdrawn such announcement, communication or intention prior to the special meeting of our stockholders, and if within 18 months after such termination of the merger agreement Northeast or a subsidiary of Northeast enters into a definitive agreement with respect to, or consummates a transaction that is the subject of, an acquisition proposal, then Northeast shall pay to KNBT the termination fee on the earlier of the date of execution of such agreement or consummation of such transaction; and

•	if (i) the merger agreement is terminated by either KNBT or Northeast pursuant to the fifth bullet point in the first paragraph under “— Termination of the Merger Agreement” on page or by KNBT pursuant to the fourth bullet point in the first paragraph under “— Termination of the Merger Agreement” on page , (ii) at any time after the date of the merger agreement and before such termination an acquisition proposal with respect to Northeast shall have been publicly announced, or any person shall have publicly announced, communicated or made known, or communicated or made known to the senior management of Northeast, an intention, whether or not conditional, to make an acquisition proposal, (iii) following the occurrence of an event specified in clause (ii), Northeast shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach shall have materially contributed to the failure of the merger to occur prior to the termination of the merger agreement, and (iv) if within 18 months after such termination of the merger agreement Northeast or a subsidiary of Northeast enters into a definitive agreement with respect to, or consummates a transaction which is the subject of, an acquisition proposal, then Northeast shall pay to KNBT the termination fee on the earlier of the date of execution of such agreement or consummation of such transaction.

      Any termination fee that becomes payable pursuant to the merger agreement shall be paid by wire transfer of immediately available funds to an account designated by KNBT.

      If Northeast fails to timely pay the termination fee to KNBT, Northeast will be obligated to pay the costs and expenses incurred by KNBT to collect such payment, together with interest. In no event would Northeast be required to pay KNBT the termination fee more than once.

Stockholder Agreements

      In connection with the execution of the merger agreement, each of the directors of Northeast entered into a stockholder agreement with KNBT. In the aggregate, the stockholders who entered into stockholder agreements with KNBT can cast approximately      % of the votes entitled to be cast at the special meeting.

      Each stockholder of Northeast who is a party to a stockholder agreement agreed that at any meeting of the stockholders of Northeast, or in connection with any written consent of the stockholders of Northeast, the stockholder shall:

•	appear at such meeting or otherwise cause all shares of Northeast common stock owned by him or her to be counted as present thereat for purposes of calculating a quorum; and

•	vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering all shares of Northeast common stock beneficially owned by him or her or as to which he or she has, directly or indirectly, the right to direct the voting

•	in favor of approval of the merger agreement,

•	against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Northeast contained in the merger agreement or of the stockholder contained in the stockholder agreement and

•	against any acquisition proposal (as defined in the merger agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger or the stockholder agreement.

      Pursuant to the stockholder agreement, each party thereto also agreed not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the shares of Northeast common stock owned by such stockholder prior to the special meeting.

      The stockholder agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

      We also agreed to use our reasonable best efforts to cause those persons who may be deemed to be affiliates of Northeast pursuant to Rule 145 under the Securities Act, as amended, to deliver to KNBT prior to the date of the special meeting a written agreement containing certain restrictions on the transfer of shares of KNBT common stock acquired in the merger which are intended to ensure compliance with applicable federal securities laws in connection with the transfer of such shares. See “— Resale of KNBT Common Stock” on page      .

Dissenters’ Rights

      Under Delaware law, holders of Northeast common stock who do not wish to accept the merger consideration may elect to have the fair value of their shares of Northeast common stock judicially determined and paid in cash, together with a fair rate of interest, if any. The valuation will exclude any element of value arising from the accomplishment or expectation of the merger. A stockholder may only exercise these appraisal rights by complying with the provisions of Section 262 of the Delaware General Corporation Law.

      The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law, and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this document as Annex C and is incorporated into this summary by reference. If you wish to exercise appraisal rights or wish to preserve your right to do so, you should carefully review Section 262 and are urged to consult a legal advisor before electing or attempting to exercise these rights.

      All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of Northeast common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Northeast common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

      Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of Northeast’s special meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that these appraisal rights are available and include in the notice a copy of Section 262. This document constitutes notice to the Northeast stockholders. The applicable statutory provisions of the Delaware General Corporation Law are attached to this document as Annex C.

      Any Northeast stockholder wishing to exercise the right to demand appraisal under Section 262 of the Delaware General Corporation Law must satisfy each of the following conditions:

•	the holder must deliver to Northeast a written demand for appraisal of his, her or its shares before the vote on the merger agreement at Northeast’s special meeting. This demand will be sufficient if it reasonably informs Northeast of the identity of the stockholder and that the stockholder intends by that writing to demand the appraisal of its shares;

•	the holder must not vote its shares of Northeast common stock in favor of the merger agreement. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, a Northeast stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement; and

•	the holder must continuously hold his, her or its shares from the date of making the demand through the completion of the merger. A stockholder who is the record holder of shares of Northeast common stock on the date the written demand for appraisal is made but who thereafter transfers those shares prior to the completion of the merger will lose any right to appraisal in respect of those shares.

      Voting against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will not constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy you deliver or vote you cast in person.

      Only a holder of record of shares of Northeast common stock is entitled to assert appraisal rights for those shares registered in that holder’s name. A demand for appraisal should:

•	be executed by or on behalf of the stockholder of record, fully and correctly, as its name appears on the stock transfer records of Northeast, and

•	specify the following:

•	the stockholder’s name and mailing address,

•	the number of shares of Northeast common stock owned by the stockholder, and

•	that the stockholder intends thereby to demand appraisal of its common stock.

      If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners.

A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by such nominee.

      A stockholder who elects to exercise appraisal rights pursuant to Section 262 should mail or deliver a written demand to:

Northeast Pennsylvania Financial Corp.
12 E. Broad Street
Hazleton, Pennsylvania 18201
Attention: Jerry D. Holbrook
Corporate Secretary

      Within ten days after the completion of the merger, KNBT must send a notice as to the completion of the merger to each of Northeast’s former stockholders who has made a written demand for appraisal in accordance with Section 262 and who has not voted to adopt the merger agreement. Within 120 days after the completion of the merger, either KNBT or any former Northeast stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Northeast common stock held by all stockholders demanding appraisal of their shares. KNBT is under no obligation to, and has no present intent to, file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that KNBT will file a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Since KNBT has no obligation to file a petition, the failure of affected former Northeast stockholders to do so within the period specified could nullify any previous written demand for appraisal.

      Under the merger agreement, Northeast has agreed to give KNBT prompt notice of any demands for appraisal it receives. Northeast will not, except with the prior written consent of KNBT, make any payment with respect to any demands for appraisal, offer to settle, or settle any demands.

      Within 120 days after the completion of the merger, any former Northeast stockholder that complies with the provisions of Section 262 to that point in time will be entitled to receive from KNBT, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which Northeast received demands for appraisal and the aggregate number of holders of those shares. KNBT must mail this statement to the stockholder by the later of ten days after receipt of the request or ten days after expiration of the period for delivery of demands for appraisals under Section 262.

      A former Northeast stockholder who timely files a petition for appraisal with the Delaware Court of Chancery must serve a copy upon KNBT. KNBT must then within 20 days file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former Northeast stockholders who have demanded appraisal of their shares and who have not reached agreements with it as to the value of their shares. After such notice to former Northeast stockholders as may be ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which former Northeast stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require former Northeast stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceedings, and if any former Northeast stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

      After determining which stockholders are entitled to an appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares. This value will exclude any element of value arising from the accomplishment or expectation of the merger, but will include a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. However, costs do not include attorneys’ or expert witness fees. Upon application of a former Northeast stockholder, the Delaware Court of Chancery also may order that all or a portion of the expenses incurred by any such stockholder in connection with the appraisal proceeding be charged pro rata against the value of all of the shares entitled to appraisal. These expenses may include, without limitation, reasonable attorneys’ fees and the fees and expenses of experts. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the merger consideration they would be entitled to receive pursuant to the merger agreement if they did not seek appraisal of their shares. Stockholders also should be aware that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

      In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

      Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

      Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares. However, stockholders will be entitled to dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the merger.

      Any stockholder may withdraw its demand for appraisal and accept the merger consideration by delivering to KNBT a written withdrawal of the stockholder’s demands for appraisal. Any attempt to withdraw made more than 60 days after the effectiveness of the merger will require written approval of KNBT and no appraisal proceeding before the Delaware Court of Chancery as to any stockholder shall be dismissed without the approval of the Delaware Court of Chancery, and this approval may be conditioned upon any terms the Delaware Court of Chancery deems just.

      If KNBT does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as the value of the merger consideration.

      Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of appraisal rights, in which event a Northeast stockholder will be entitled to receive the consideration with respect to his, her or its dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the Delaware General Corporation Law, if you are a Northeast stockholder and are considering exercising your appraisal rights under the Delaware General Corporation Law, you should consult your own legal advisor.

Operations of KNBT After the Merger

      Immediately following the merger of KNBT and Northeast, First Federal Bank will be merged with and into Keystone Nazareth Bank. KNBT expects to achieve material consolidation efficiencies following the consummation of the merger, although there can be no assurance that the anticipated efficiencies will be achieved. The efficiencies are expected to be achieved primarily through the elimination of duplicative compensation costs, the costs incurred by Northeast due to its status as a public reporting company, computer system costs, and redundant expenses for services.

MARKET FOR COMMON STOCK AND DIVIDENDS

      The KNBT common stock is traded on the Nasdaq Stock Market’s National Market System under the symbol “KNBT,” and the Northeast common stock is traded on the Nasdaq Stock Market’s National Market System under the symbol “NEPF.”

      As of September 30, 2004, there were 30,624,861 shares of KNBT common stock outstanding, which were held by approximately                      holders of record; and as of the record date for the special meeting, there were                      shares of Northeast common stock outstanding, which were held by approximately                     holders of record. Such numbers of stockholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

      The following table sets forth during the periods indicated the high and low sales prices of the KNBT common stock and the Northeast common stock and the dividends declared per share of KNBT common stock and Northeast common stock. The KNBT common stock did not commence trading until completion of the mutual to stock conversion of Keystone Nazareth Bank and KNBT’s initial public offering on October 31, 2003.

	KNBT					Northeast

	Market Price				Dividends	Market Price				Dividends
					Declared					Declared
	High		Low		Per Share	High		Low		Per Share

2005
First Quarter (through , 2005)	$		$		$	$		$		$
2004
First Quarter		17.99		16.26	—		19.75		17.01	0.06
Second Quarter		17.65		14.17	0.05		18.39		16.80	0.06
Third Quarter		17.53		15.26	0.05		17.74		16.25	0.06
Fourth Quarter		17.46		16.31	0.05		22.83		16.05	0.06
2003
First Quarter		—		—	—		17.42		14.67	0.12
Second Quarter		—		—	—		16.75		15.00	0.12
Third Quarter		—		—	—		18.47		14.77	0.12
Fourth Quarter		17.79		15.87	—		20.00		17.50	0.06

      The following table shows the closing price per share of the KNBT common stock and the Northeast common stock on (1) December 8, 2004, the last trading day preceding public announcement of the merger agreement, and (2)                           , 2005, the last full trading day for which closing sales prices were available at the time immediately preceding the printing of this document. The following table also includes the equivalent price per share of Northeast common stock on those dates, calculated as indicated below.

	Historical Market		Equivalent Market Value
	Value per Share		Per Share of Northeast(1)

Date	KNBT	Northeast

December 8, 2004	$16.56	$16.81	$23.00
, 2005			$23.00

(1)	The equivalent prices per share of Northeast common stock on December 8, 2004 and , 2005 were determined by multiplying the closing price of KNBT common stock on the relevant date by an assumed exchange ratio of 1.3889 and , respectively.

      Stockholders are advised to obtain current market quotations for the KNBT common stock and the Northeast common stock. The market price of the KNBT common stock at the effective time of the merger or at the time stockholders of Northeast receive certificates evidencing shares of KNBT common stock after the merger is consummated may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this document or at the time of the special meeting.

INFORMATION ABOUT KNBT

General

      KNBT Bancorp, Inc. is a Pennsylvania corporation and registered bank holding company organized in 2003. KNBT’s business consists primarily of being the parent holding company for Keystone Nazareth Bank & Trust Company, a Pennsylvania-chartered savings bank.

      Keystone Nazareth Bank, the wholly-owned subsidiary of KNBT, is the successor to Keystone Savings Bank, a Pennsylvania mutual savings bank that was organized in 1925. Keystone Nazareth has 41 full service offices with 19 located in Northampton County, Pennsylvania, 16 in Lehigh County, Pennsylvania, five in Monroe County, Pennsylvania and one in Carbon County, Pennsylvania. Keystone Nazareth Bank’s office network includes 14 full service in-store supermarket branch offices. Keystone Nazareth Bank is primarily engaged in attracting deposits from the general public and using those funds to invest in loans and securities. Keystone Nazareth Bank’s principal sources of funds are deposits, repayments of loans and mortgage-backed securities, maturation of investments, funds provided from operations and funds borrowed from outside sources such as the Federal Home Loan Bank of Pittsburgh. Keystone Nazareth Bank’s deposit products include interest-bearing and non-interest-bearing checking accounts, statement savings accounts, passbook savings accounts, money-market accounts, club accounts, individual retirement accounts and certificates of deposit. These funds are primarily used for the origination of various loan types including single-family residential mortgage loans, non-residential or commercial real estate mortgage loans, direct or indirect consumer loans, such as home equity loans, automobile and recreational vehicle loans and commercial business lines of credit, letters of credit and term loans. Most of Keystone Nazareth Bank’s commercial customers are small to medium in size businesses operating in Keystone Nazareth Bank’s market area.

      Keystone Nazareth Bank also offers trust and wealth management services through its trust department under the name KNBT Financial Advisors. These services include acting as executor and trustee under wills and deeds, as guardian, custodian and as trustee and agent for pension, profit sharing and other employee benefit trusts as well as various investment, pension and estate planning services. Keystone Nazareth Bank offers a selection of investment and insurance products, including equity securities, mutual funds and annuities, to its customers in its branch offices. Keystone Nazareth Bank conducts such activities through KNBT Financial Advisors. Keystone Nazareth Bank also owns KNBT Securities, Inc., a full service registered broker dealer, which offers insurance and brokerage products and services to its customers.

Keystone Nazareth Bank is also the majority owner of Tradition Settlement Services, LLC, providing real estate and title and settlement services.

      As a part of its business strategy, KNBT continuously evaluates and considers the expansion of its operations, including by acquisition, to embrace additional products and services to be offered to its customers in order to improve and increase its competitive position in its market. In furtherance of such goal, Keystone Nazareth Bank acquired in 2004 Oakwood Financial Corp., a full service registered broker dealer, which now operates under the name KNBT Securities, Inc. KNBT will continue to explore the possible acquisition of other companies offering products and services which are complementary to its operations including among others, insurance agencies and similar types of entities.

      At September 30, 2004, KNBT had consolidated assets of $2.3 billion and consolidated stockholders’ equity of $385.7 million.

      The executive offices of KNBT are located at 90 Highland Avenue, Bethlehem, Pennsylvania 18017 and its telephone number is (610) 861-5000.

Management and Additional Information

      Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other matters relating to KNBT is incorporated by reference or set forth in KNBT’s annual report on Form 10-K for the year ended December 31, 2003 and its quarterly report on Form 10-Q for the nine months ended September 30, 2004, which are incorporated herein by reference. Stockholders desiring copies of such documents may contact KNBT at its address or telephone number indicated under “Where You Can Find More Information” beginning on page     .

INFORMATION ABOUT NORTHEAST

General

      Northeast Pennsylvania Financial Corp. is a Delaware corporation and a registered thrift holding company. Northeast’s operations are primarily conducted through First Federal Bank, a federally chartered capital stock savings bank, Abstractors, Inc., a title insurance agency, NEP Trust Co., which offers trust, estate and asset management services and products and Higgins Insurance Associates, Inc., which provides insurance and investment products to individuals and businesses.

      First Federal Bank is primarily engaged in attracting retail deposits from the general public in the areas surrounding its 16 full service community offices and investing those deposits, together with funds generated from operations and borrowings, primarily in one-to four-family mortgage loans, consumer loans, commercial loans and multi-family and commercial real estate loans. The Company has attempted to diversify and expand its loan products to better serve its customer base by placing a greater emphasis on its consumer lending and commercial lending, primarily to small businesses and municipalities.

      Northeast’s revenues are derived from four principal business activities: banking, insurance, investments and trust services. First Federal Bank’s revenues are derived principally from interest on its loans, and to a lesser extent, interest and dividends on its investment and mortgage-related securities and through other non-interest income. Investment income is generated through annuity sales and commissions on investment sales. Insurance premium income is generated through sales of commercial lines, property and casualty and employee benefits insurance policies to businesses and individuals. Northeast’s primary sources of funds are deposits, principal and interest payments on loans and mortgage related securities, FHLB advances and other borrowings and proceeds from the sale of loans. At September 30, 2004, Northeast had consolidated assets of $836.0 million and consolidated stockholders’ equity of $58.5 million.

      The executive offices of Northeast are located at 12 E. Broad Street, Hazleton, Pennsylvania 18201, and its telephone number is (570) 459-3700.

Management and Additional Information

      Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other matters relating to Northeast is set forth herein or is incorporated by reference from Northeast’s annual report on Form  10-K for the year ended September 30, 2004, a copy of which accompanies the document. Stockholders desiring additional copies of such document may contact Northeast at its address or telephone number indicated under “Where You Can Find More Information” beginning on page     .

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

      The following Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical Consolidated Statement of Financial Condition of KNBT and Northeast giving effect to the completion of the merger on September 30, 2004, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet. The following Unaudited Pro Forma Condensed Combined Statements of Income for the nine months ended September 30, 2004 and the year ended December 31, 2003 combine the historical Statements of Income of KNBT and Northeast giving effect to the merger as if the merger had become effective at the beginning of the period presented, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Balance Sheet. In addition, with respect to the year ended December 31, 2003, the Unaudited Pro Forma Condensed Combined Statement of Income gives effect to the acquisition of First Colonial Group, Inc. by KNBT which occurred on October 31, 2003.

      Although pro forma financial information is not a measurement of performance calculated in accordance with accounting principles generally accepted in the United States, KNBT and Northeast believe that pro forma financial information is important because it gives effect to the merger as if the merger had become effective at the beginning of the period presented. The manner in which KNBT and Northeast calculate pro forma financial information may differ from similarly titled measures reported by other companies.

      The unaudited pro forma combined condensed consolidated financial statements included in this document are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial condition or results of operations that would have occurred if the merger had been completed on the date or at the beginning of the period indicated or which may be obtained in the future. The Unaudited Pro Forma Combined Condensed Balance Sheet and accompanying Notes should be read in conjunction with the historical consolidated financial statements of KNBT and Northeast included or incorporated by reference in this document. See “Selected Historical Consolidated Financial Data of KNBT” on page     , “Selected Historical Consolidated Financial Data of Northeast” on page     , “Where You Can Find More Information” beginning on page       and “Cautionary Statement Regarding Forward-Looking Statements” on page     .

      We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

Pro Forma Condensed Combined Balance Sheet

	As of September 30, 2004

			Pro Forma		Pro Forma
	KNBT	Northeast	Adjustments		Combined

	(In thousands)
	(Unaudited)
ASSETS:
Cash and Due from Banks	$26,186	$10,938	$—		$37,124
Interest-Bearing Deposits with Banks	12,643	16,000	—		28,643

Cash and Cash Equivalents	38,829	26,938	—		65,767
Investment Securities	1,045,840	345,212	(52,673	)(A)	1,338,379
Federal Home Loan Bank of Pittsburgh Stock	30,338	13,009	—		43,347
Net Loans	998,794	403,584	3,294	(C)	1,405,672
Goodwill and Other Intangible Assets	45,381	10,384	7,920	(E)	115,233
			51,548	(G)
Other Assets	133,200	36,908	1,945	(F)	172,053

Total Assets	$2,292,382	$836,035	$12,034		$3,140,451

LIABILITIES:
Deposits	$1,286,824	$483,441	$5,353	(D)	$1,775,618
Borrowed funds, including subordinated debt	604,078	286,974	11,582	(D)	902,634
Other Liabilities	15,737	7,162	7,835	(K)	30,734

Total Liabilities	1,906,639	777,577	24,770		2,708,986

Shareholders’ Equity
Common Stock, par value	297	64	(64	)(H)	326
			29	(B)
Additional paid-in capital	296,232	62,307	(62,307	)(I)	341,925
			45,693	(B)
Retained Earnings	110,476	33,245	(33,245	)(J)	110,476
Common Stock acquired by Stock Plans		(2,668)	2,668	(J)	—
Unallocated Common Stock Held ESOP	(15,379)				(15,379)
Unallocated Common Stock Held MRRP	(9,640)				(9,640)
Accumulated Other Comprehensive Income	3,757	(99)	99	(J)	3,757
Treasury Stock		(34,391)	34,391	(J)	—

Total Shareholders’ Equity	385,743	58,458	(12,736)		431,465

Total Liabilities and Shareholders’ Equity	$2,292,382	$836,035	$12,034		$3,140,451

KNBT BANCORP, INC.

Notes to Pro Forma Condensed Combined Balance Sheet as of

September 30, 2004 (Unaudited)

(A)	The total cash component of the acquisition is calculated as follows:

Shares of Northeast common stock outstanding at December 31, 2004		3,975,799
	x	50%

		1,987,900
Cash payment per share	x	$23.00

Cash portion of the merger consideration		$45,721,689
Cash to be paid to holders of 703,597 options to purchase Northeast common stock(1)		6,951,538

Total estimated cash payment(2)		$52,673,227

(1)	Value calculated by taking difference between $23.00 and the average exercise price at December 31, 2004 of $13.12.

(2)	The $52,673,227 was assumed to come from the investment portfolio.

(B)	The remaining acquisition price will be in the form of KNBT common stock as shown below:

Shares of Northeast common stock outstanding at September 30, 2004		3,975,799
	x	50%

		1,987,899
Assumed exchange ratio	x	1.4375

Total shares of KNBT common stock assumed to be issued		2,857,604

Assumed market price of KNBT common stock	x	16.00

Market value of Northeast shares exchanged		$45,721,664
Less: par value of KNBT common stock issued		28,576

Additional paid in capital		$45,693,088

Fractional shares are not determinable at this point. Cash will be paid in lieu of fractional shares at an assumed rate of $16.00 per full share. Assumed exchange ratio calculated by dividing $23.00 by $16.00 (the assumed average per share price of KNBT common stock).

(C)	The adjustment to loans receivable, net reflects the write-up of Northeast’s portfolio to its estimated market value by discounting the portfolio using the estimated remaining lives of the various types of loans and estimated current interest rates. Northeast investment securities approximated fair value at September 30, 2004.

(D)	The adjustments to deposits and borrowed funds reflect the adjustments of such liabilities to their estimated market value by discounting such liabilities using the estimated remaining lives of the various types of deposits and advances and estimated current interest rates.

(E)	Reflects the core deposit intangible (“CDI”) associated with the acquisition; 3% of total deposits less the CDI previously recorded at Northeast at September 30, 2004 ($6.6 million).

KNBT BANCORP, INC.

Notes to Pro Forma Condensed Combined Balance Sheet as of

September 30, 2004 (Unaudited) — (Continued)

(F)	Reflects the net deferred tax asset pertaining to the mark-to-market adjustment and the CDI (dollars in thousands):

Loans, net		$3,294
Certificate of deposit		(5,353)
FHLB borrowings		(10,924)
Trust preferred debt		(658)
Core deposit intangible		7,920

Net adjustment		(5,721)
Tax rate	x	34%

Estimated net deferred tax asset		$1,945

(G)	This adjustment shows the calculation of goodwill:

Total shares of KNBT common stock assumed to be issued Pursuant to Note B		2,857,604
Market price of KNBT common stock used for exchange	x	$16.00

Market value of shares exchanged		$45,721,664
Total estimated cash payment by KNBT pursuant to Note A		52,673,227
Plus transaction costs associated with the acquisition(1)		7,835,000
Less Northeast September 30, 2004 capital		(58,458,000)
Mark to market adjustments(2)		13,641,000
Less core deposit intangible associated with acquisition		(7,920,000)
Net deferred taxes on mark-to-market and CDI		(1,945,000)

		$51,547,891

(1)	Transaction costs include fees paid to investment advisors, professional fees and severance payments.

(2)	See Note (F) above for detail of market-to-market adjustments.

(H)	Represents the elimination of Northeast common stock.

(I)	Represents the elimination of Northeast additional paid-in capital.

(J)	Represents the elimination of Northeast retained earnings, unrealized loss on securities available for sale, treasury stock. Also reflects the $2.7 million associated with the termination of Northeast’s employee stock ownership plan and the vesting in connection of the merger of restricted stock awards and the cancellation of any ungranted shares.

(K)	Accrual of estimated acquisition costs.

	Pro Forma Condensed Combined Income Statement for the
	Nine Months Ended September 30, 2004

			Pro Forma		Pro Forma
	KNBT	Northeast	Adjustments		Combined

	(In Thousands, Except Per Share Data)
	(Unaudited)
Interest Income:
Loans, including fees	$43,295	$19,760	$(2,059	)(A)	$60,996
Securities	26,709	10,473	(1,770	)(B)	35,412
Other	314	—	—		314

Total Interest Income	70,318	30,233	(3,829)		96,722

Interest Expense:
Deposits	13,384	5,984	(3,212	)(C)	16,156
FHLB Borrowings	8,900	7,390	(3,485	)(D)	12,805
Trust Preferred Subordinated Debt	560	808	(247	)(E)	1,121
Other	126	204	—		330

Total Interest Expense	22,970	14,386	(6,944)		30,412

Net Interest Income	47,348	15,847	3,115		66,310
Provision for loan losses	3,213	767	—		3,980

Net Interest Income after Provision for Loan Losses	44,135	15,080	3,115		62,330
Non-Interest Income	11,245	8,650	—		19,895
Non-Interest Expense	39,018	17,613	743	(F)	57,374

Income before provision for taxes	16,362	6,117	2,372		24,851
Provision for income taxes	3,492	2,069	806	(G)	6,367

Net Income	$12,870	$4,048	$1,566		$18,484

Net Income Per Share:
Basic	$0.44	$1.05	—		$0.58
Diluted	$0.43	$0.99	—		$0.58
Weighted Average Shares Outstanding — Basic	28,875,080	3,869,277	(3,869,277	)(H)	31,732,684
			2,857,604	(H)
Weighted Average Shares Outstanding — Diluted	29,285,250	4,087,662	2,857,604	(H)	32,142,854
			(4,687,662	)(H)

Pro Forma Condensed Combined Income Statement for the Year Ended December 31, 2003

		First	Pro Forma		Pro Forma		Pro Forma
	KNBT(I)	Colonial(J)	Adjustments		KNBT	Northeast	Adjustments		Pro Forma

	(In Thousands, Except Per Share Data)
	(Unaudited)
Interest Income:
Loans, including fees	$41,823	$14,020	$(142	)(K)	$55,701	$31,992	$(2,745	)(A)	$84,948
Securities	16,212	10,514	635	(K)	27,361	11,865	(2,347	)(B)	36,879
Other	1,028	116	—		1,144	—	—		1,144

Total Interest income	59,063	24,650	493		84,206	43,857	(5,092)		122,971

Interest Expense:
Deposits	15,993	6,622			22,615	10,676	(4,282	)(C)	29,009
FHLB Borrowings	4,822	5,527			10,349	11,911	(4,646	)(D)	17,614
Trust Preferred Subordinated Debt	115	593			708	1,081	(329	)(E)	1,460
Other	131	93	—		224	36	—		260

Total Interest Expense	21,061	12,835	—		33,896	23,704	(9,257)		48,343

Net Interest Income	38,002	11,815	493		50,310	20,153	4,165		74,628
Provision for loan losses	2,951	1,050	—		4,001	7,159	—		11,160

Net Interest Income after the Provision for Loan Losses	35,051	10,765	493		46,309	12,994	4,165		63,468
Non-Interest Income	9,048	5,713	—		14,761	10,043	—		24,804
Non-Interest Expense	55,119	20,823	1,823	(L)	77,912	28,573	990	(F)	107,475
			147	(K)

Loss before provision for taxes (benefit)	(11,020)	(4,345)	(1,477)		(16,842)	(5,536)	3,175		(19,203)
Provision for income tax (benefit)	(5,264)	(2,169)	(620	)(L)	(7,935)	(1,836)	1,079	(G)	(8,692)
			118	(K)

Net Loss	$(5,756)	$(2,176)	$(975)		$(8,907)	$(3,700)	$2,096		$(10,511)

Net Loss Per Share:
Basic	N/M	N/M	N/M		N/M	$(1.00)			$(0.34)
Diluted	N/M	N/M	N/M		N/M	$(1.00)			$(0.34)
Weighted Average Shares Outstanding-Basic	N/M	N/M	N/M		N/M	3,818,919	(3,818,919	)(H)	31,359,906
							2,857,604	(H)
							28,502,302	(M)
Weighted Average Shares Outstanding- Diluted	N/M	N/M	N/M		N/M	4,084,574	(4,084,574	)(H)	31,359,906
							2,857,604	(H)
							28,502,302	(M)

KNBT BANCORP, INC.

Notes to Pro Forma Condensed Combined Income Statements

(Unaudited)

(A)	To record current period amortization of the adjustment to fair value of the loans receivable of Northeast on the level yield method over an estimated life of approximately one and one half (1 1/2) years.

(B)	Represents the loss of earnings on the $52,673,227 in investment securities used to fund the cash portion of the acquisition price, at an average rate of 4.46%.

(C)	Represents the current period accretion of the adjustment to fair value of the savings deposits of Northeast on the level yield method over an estimated life of approximately one and one quarter (1 1/4) years.

(D)	Represents the current period accretion of the adjustment to fair value of the advances from the FHLB of Pittsburgh using the level yield method over the estimated life of approximately five years.

(E)	Represents the current period accretion of adjustment to fair value of the trust preferred subordinated debt on the level yield method over the estimated life of approximately two years.

(F)	Represents the current period write-off of the amortization expense on intangible assets as recorded in the financial statements. The amortization expense for the period was calculated using the straight line method over an eight-year period.

(G)	Represents the increase in current period income tax expense with respect to the adjustments described in the above Notes at a rate of 34%.

(H)	Earnings per share are based upon the combined historical income of KNBT and Northeast, including the effects of the pro forma purchase accounting adjustments. For purposes of calculating pro forma earnings per share, the 2,857,604 shares of KNBT common stock assumed to be issued to Northeast’s stockholders were assumed to be issued as of the beginning of each of the periods presented and does not reflect the benefits of expected cost savings or opportunities to earn additional revenue.

(I)	On October 31, 2003, KNBT completed its acquisition of First Colonial Group, Inc. Balances for the year ended December 31, 2003 include the pro forma effects of First Colonial Group, Inc. as if the acquisition occurred on January 1, 2003.

(J)	Reflects consolidated balances for First Colonial Group, Inc. and its subsidiaries for the period January 1, 2003 through October 31, 2003.

(K)	Fair market value amortization for loans ($1.7 million), fixed assets (($4.4 million), investment (($6.1 million)) over their respective lives and their related tax adjustment at 34% for the period January 1, 2003 through October 31, 2003 (date of acquisition).

(L)	Amortization of the $17.5 million core deposit intangible recorded for the First Colonial Group, Inc. acquisition for the period January 1, 2003 through October 31, 2003 (date of acquisition) over the estimated life of eight years and its related tax adjustment at a rate of 34%.

(M)	As discussed above, KNBT completed both its initial public offering and the acquisition of First Colonial Group, Inc. on October 31, 2003. For the year ended December 31, 2003, weighted average shares of 28,502,302 were used for pro forma purposes as if they were outstanding as of January 1, 2003.

DESCRIPTION OF KNBT CAPITAL STOCK

General

      KNBT is authorized to issue 100,000,000 shares of KNBT common stock and 20,000,000 shares of preferred stock.

      The following description of the KNBT capital stock does not purport to be complete and qualified by reference to KNBT’s articles of incorporation and bylaws and the Pennsylvania Business Corporation Law.

Common Stock

      General. The capital stock of KNBT does not represent or constitute a deposit account and is not insured by the FDIC. Each share of KNBT common stock has the same relative rights as, and is identical in all aspects with, each other share of KNBT common stock. The KNBT common stock is not subject to call for redemption and, upon receipt by KNBT of the shares of Northeast common stock surrendered in exchange for KNBT common stock, each share of KNBT stock offered hereby will be fully paid and non-assessable.

      Dividends. KNBT can pay dividends if, as and when declared by its board, subject to compliance with limitations which are imposed by law. The holders of KNBT common stock are entitled to receive and share equally in such dividends as may be declared by the board out of funds legally available therefor. If KNBT issues preferred stock, the holders of the preferred stock may have a priority over the holders of KNBT common stock with respect to dividends.

      Voting Rights. The holders of KNBT common stock possess exclusive voting rights in KNBT. They elect KNBT’s board and act on such other matters as are required to be presented to them under Pennsylvania law or KNBT’s articles of incorporation or as are otherwise presented to them by the board of directors. Each holder of KNBT common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If KNBT issues preferred stock, holders of the preferred stock may also possess voting rights.

      Liquidation. In the event of any liquidation, dissolution or winding up of KNBT, the holders of the then-outstanding shares of KNBT’s common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all assets of KNBT available for distribution. If preferred stock is issued, the holders of the preferred stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

      Preemptive Rights. Holders of KNBT common stock do not have preemptive rights with respect to any shares which may be issued in the future. KNBT common stock is not subject to redemption.

Preferred Stock

      None of the shares of KNBT’s authorized preferred stock has been issued. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of KNBT common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Other Provisions in KNBT’s Articles of Incorporation and Bylaws and Pennsylvania Law

      Certain provisions of KNBT’s articles of incorporation and bylaws and Pennsylvania law which deal with matters of corporate governance and rights of shareholders might be deemed to have a potential anti-takeover effect. Provisions in KNBT’s articles of incorporation and bylaws provide, among other things:

•	that KNBT’s board of directors shall be divided into classes with only one-third of its directors standing for reelection each year;

•	that special meetings of stockholders may only be called by KNBT’s board of directors;

•	that stockholders generally must provide KNBT advance notice of stockholder proposals and nominations for director and provide certain specified related information in the proposal;

•	that any merger or similar transaction be approved by a super-majority vote (75%) of stockholders entitled to vote unless it has previously been approved by at least two-thirds of KNBT’s directors;

•	that no person may acquire more than 10% of the issued and outstanding shares of any class of KNBT’s equity securities; and

•	the board of directors shall have the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights.

      Provisions of the Pennsylvania Business Corporation Law applicable to KNBT provide, among other things, that

•	KNBT may not engage in a business combination with an “interested shareholder,” generally a holder of 20% of a corporation’s voting stock, during the five-year period after the interested shareholder became such except under certain specified circumstances;

•	holders of common stock may object to a “control transaction” involving KNBT, generally the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of a corporation, and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group;” and

•	any “profit,” as defined, realized by any person or group who is or was a “controlling person or group” with respect to KNBT from the disposition of any of KNBT’s equity securities to any person shall belong to and be recoverable by KNBT when the profit is realized in a specified manner.

      Pennsylvania-chartered corporations may exempt themselves from these anti-takeover provisions. KNBT’s articles of incorporation do not provide for exemption from the applicability of these provisions. The Pennsylvania Business Corporation Law includes additional anti-takeover provisions from which KNBT has elected to exempt itself from as provided in its articles of incorporation.

      The provisions noted above may have the effect of discouraging a future takeover attempt which is not approved by KNBT’s board of directors but which individual stockholders may consider to be in their best interests or in which stockholders may receive a substantial premium for their shares over the then current market price. As a result, stockholders who might wish to participate in such a transaction may not have an opportunity to do so. The provisions may also render the removal of KNBT’s board of directors or management more difficult. Furthermore, such provisions could render KNBT being deemed less attractive to a potential acquiror and/or could result in KNBT’s stockholders receiving a lesser amount of consideration for their shares of KNBT common stock than otherwise could have been available either in the market generally and/or in a takeover.

Regulatory Limitations

      Distributions. As a bank holding company, KNBT derives funds for cash distributions to its shareholders primarily from dividends received from its banking subsidiary. Keystone Nazareth Bank is subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate regulatory authority is authorized to determine under certain circumstances relating to the financial condition of the bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

      In addition to the foregoing, the ability of KNBT and Keystone Nazareth Bank to pay dividends may be affected by the various minimum capital requirements and the capital and other standards established by Pennsylvania and U.S. federal banking agencies under applicable laws and regulations. KNBT’s right and the rights of its stockholders and creditors to participate in any distribution of the assets or earnings of the subsidiaries of KNBT is further subject to the prior claims of creditors of such subsidiaries. According to

Federal Reserve Board regulations, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank/financial holding company may not be able to provide such support.

      Limitations on Acquisitions of Common Stock. The Change in Bank Control Act prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Board has been given 60 days’ prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control.

      In addition, any “company” would be required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding common stock of, or such lesser number of shares as constitute control over, KNBT.

Transfer Agent

      The transfer agent and registrar for the KNBT common stock is Registrar and Trust Company.

COMPARISON OF THE RIGHTS OF STOCKHOLDERS

      KNBT is a Pennsylvania corporation subject to the provisions of the Pennsylvania Business Corporation Law and Northeast is a Delaware corporation subject to the provisions of the Delaware General Corporation Law. When the merger is completed, stockholders of Northeast will become stockholders of KNBT and their rights as stockholders of KNBT will be governed by the articles of incorporation and bylaws of KNBT and the Pennsylvania Business Corporation Law.

      The following summary is not intended to be a complete statement of the differences affecting the rights of Northeast stockholders who become KNBT stockholders, but rather summarizes the more significant differences affecting the rights of such stockholders and certain important similarities; the summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Northeast, the articles of incorporation and bylaws of KNBT and applicable laws and regulations. You should read this document and the other documents referred to herein carefully in their entirety for a more complete understanding of the differences between being a Northeast stockholder and being a KNBT stockholder. See “Where You Can Find More Information” on page      .

Authorized Capital Stock

      Northeast. Northeast’s certificate of incorporation authorizes the issuance of up to 16,000,000 shares of Northeast common stock, $0.01 par value per share, of which                      shares were outstanding as of the record date for the special meeting, and up to 2,000,000 shares of Northeast preferred stock, $0.01 par value per share, of which no shares are issued and outstanding.

      KNBT. KNBT’s articles of incorporation authorize the issuance of up to 100,000,000 shares of KNBT common stock, $0.01 par value per share, of which 30,624,861 shares were outstanding as of September 30, 2004, and up to 20,000,000 shares of KNBT preferred stock, $0.01 par value per share, of which no shares are issued and outstanding. The KNBT preferred stock is issuable in series, each series having such rights and preferences as the KNBT board of directors may fix and determine by resolution.

Issuance of Capital Stock

      Northeast. Under the certificate of incorporation of Northeast and the Delaware General Corporation Law, Northeast may issue shares of Northeast common stock and rights or options for the purchase of shares of capital stock of Northeast on such terms and for such consideration as may be determined by the Northeast board of directors. Neither the Delaware General Corporation Law nor Northeast’s certificate of incorporation and bylaws require stockholder approval of any such actions. However, Northeast is subject to the requirements of the Nasdaq Stock Market which generally require corporations, such as Northeast, with securities that are traded on the Nasdaq Stock Market to obtain stockholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. Northeast also may elect to seek stockholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations. Holders of Northeast common stock do not have preemptive rights with respect to any shares of Northeast common stock that may be issued.

      KNBT. Under its articles of incorporation, KNBT may issue shares of KNBT capital stock and rights or options for the purchase of shares of capital stock of KNBT on such terms and for such consideration as may be determined by the KNBT board of directors. Neither the Pennsylvania Business Corporation Law nor KNBT’s articles of incorporation and bylaws require stockholder approval of any such actions. However, KNBT also is subject to the requirements of the Nasdaq Stock Market, which generally require corporations, such as KNBT, with securities that are listed on the Nasdaq Stock Market to obtain stockholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. KNBT also may elect to seek stockholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities laws treatment under current laws and regulations. Holders of KNBT capital stock do not have preemptive rights with respect to any shares of KNBT capital stock that may be issued.

Voting Rights

      Northeast. Subject to the restriction noted in the following paragraph, each share of Northeast common stock is entitled to one vote per share on all matters properly presented at meetings of stockholders of Northeast, and stockholders of Northeast do not have the right to cumulate votes in an election of directors.

      The certificate of incorporation of Northeast provides that in no event shall any record owner of any outstanding Northeast common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Northeast common stock be entitled or permitted to any vote in respect of the shares held in excess of such 10% limit. Beneficial ownership is determined by Rule 13d-3 under the Securities Exchange Act of 1934 and includes shares beneficially owned by that person or any of his, her or its affiliates, shares which that person or his, her or its affiliates have the right to acquire under any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise and shares as to which that person and his, her or its affiliates have sole or shared voting or investment power. Beneficial ownership does not include shares under a publicly solicited revocable proxy or shares that are not otherwise deemed to be beneficially owned by such person and his, her or its affiliates. No director or officer (or any affiliate thereof) of Northeast will, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed to beneficially own any shares beneficially owned by any other director or officer (or affiliate thereof) nor will the Northeast ESOP or any similar plan of Northeast or First Federal Bank or any director with respect thereto (solely by reason of such director’s capacity) be deemed to beneficially own any shares held under any such plan.

      KNBT. Subject to the restriction noted in the following paragraph, each share of KNBT common stock is entitled to one vote per share on all matters properly presented at meetings of stockholders of KNBT, and stockholders of KNBT do not have the right to cumulate votes in an election of directors.

      KNBT’s articles of incorporation provide that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (a) more than 10% of the issued and outstanding shares of any class of an equity security of KNBT or (b) any securities convertible into, or exercisable for, any equity securities of

KNBT if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for such equity securities, such person would be the beneficial owner of more than 10% of any class of an equity security of KNBT. The term “person” is broadly defined in KNBT’s articles of incorporation to prevent circumvention of this restriction. The foregoing restrictions do not apply to (a) any offer with a view toward public resale made exclusively to KNBT by underwriters or a selling group acting on its behalf, (b) any employee benefit plan established by KNBT or Keystone Nazareth Bank or any trustees of such plan, (c) any charitable foundation established by KNBT or Keystone Nazareth Bank and (d) any other offer or acquisition approved in advance by the affirmative vote of 80% of KNBT’s board of directors. In the event that shares are acquired in violation of this restriction, all shares beneficially owned by any person in excess of 10% will not be counted as shares entitled to vote and will not be voted by any person or counted as voting shares in connection with any matters submitted to shareholders for a vote, and KNBT’s board of directors may cause the excess shares to be transferred to an independent trustee for sale.

Classification and Size of Board of Directors

      Northeast. The certificate of incorporation of Northeast provides that the number of directors of Northeast shall be fixed by resolution duly adopted from time to time by a majority of the whole board of directors of Northeast. Currently, the number of directors of Northeast is nine.

      Pursuant to the certificate of incorporation and bylaws of Northeast, the Northeast board of directors is divided into three classes as nearly equal in number as possible and one-third of the directors are elected annually to serve staggered, three-year terms.

      KNBT. The certificate of incorporation and bylaws of KNBT provides that board of directors of KNBT shall consist of between nine and 25, as fixed by resolution duly adopted from time to time by the board of directors. Currently, the number of directors of KNBT is 15.

      KNBT’s articles of incorporation and bylaws require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class will be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

Director Vacancies and Removal of Directors

      Northeast. Pursuant to Northeast’s certificate of incorporation and bylaws, subject to the rights of holders of any class or series of Northeast preferred stock then outstanding, and unless the board of directors of Northeast otherwise determines, any vacancy occurring in the board of directors of Northeast, including any newly-created directorships resulting from an increase in the number of directors or any vacancy resulting from the death, resignation, retirement, disqualification or removal of a director or other cause, may be filled only by a majority vote of the directors then in office, even if less than a quorum. A director elected to fill such a vacancy shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been chosen expires and until such director’s successor shall have been duly elected and qualified.

      Pursuant to Northeast’s certificate of incorporation, subject to the rights of holders of any class or series of Northeast preferred stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding voting stock of Northeast entitled to vote generally in the election of directors, voting together as a single class.

      KNBT. Under KNBT’s articles of incorporation, any vacancy occurring in its board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the remaining directors, whether or not a quorum is present, or by a sole remaining director. Any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

      KNBT’s articles of incorporation provide that any director may be removed by stockholders only for cause at a duly constituted meeting of stockholders called expressly for that purpose upon the vote of the holders of not less than a majority of the total votes eligible to be cast by stockholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared incompetent by order of a court, convicted of a felony or an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such directors’ duties to KNBT.

Exculpation of Directors and Officers

      Northeast. Northeast’s certificate of incorporation provides that no director of Northeast will be personally liable to Northeast or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Northeast or its stockholders, (2) for acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under certain provisions of the Delaware General Corporation Law dealing with the unlawful declaration and payment of dividends and repurchases of capital stock or (4) for any transaction from which the director derived an improper personal benefit. Northeast’s certificate of incorporation also provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of Northeast will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

      KNBT. KNBT’s articles of incorporation provide that the personal liability of its directors and officers for monetary damages shall be eliminated to the fullest extent permitted by the Pennsylvania Business Corporation Law as it exists on the effective date of the articles of incorporation or as such law may be thereafter in effect. Section 1713 of the Pennsylvania Business Corporation Law currently provides that directors, but not officers, of corporations that have adopted such a provision will not be so liable, unless:

•	the director has breached or failed to perform the duties of his office in accordance with the Pennsylvania Business Corporation Law; and

•	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

      This provision would absolve directors of personal liability for monetary damages for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional “duty of loyalty” to KNBT and its shareholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

      If Pennsylvania law is amended in the future to provide for greater limitations on the personal liability of directors or to permit corporations to limit the personal liability of officers, the provision in KNBT’s articles of incorporation limiting the personal liability of directors and officers would automatically incorporate such amendments to the law without further action by shareholders. Similarly, if Pennsylvania law is amended in the future to restrict the ability of a corporation to limit the personal liability of directors, KNBT’s articles of incorporation would automatically incorporate such restrictions without further action by shareholders.

      The provision limiting the personal liability of KNBT’s directors does not eliminate or alter the duty of KNBT’s directors; it merely limits personal liability for monetary damages to the extent permitted by the Pennsylvania Business Corporation Law. Moreover, it applies only to claims against a director arising out of his role as a director; it currently does not apply to claims arising out of his role as an officer, if he is also an officer, or arising out of any other capacity in which he serves because the Pennsylvania Business Corporation Law does not authorize such a limitation of liability. Such limitation also does not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to federal, state or local law.

      The provision in KNBT’s articles of incorporation which limits the personal liability of directors is designed to ensure that the ability of KNBT’s directors to exercise their best business judgment in managing

KNBT’s affairs is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors of publicly-held corporations often require such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit. In recent years, litigation against publicly-held corporations and their directors and officers challenging good faith business judgments and involving no allegations of personal wrongdoing has become common. Such litigation regularly involves damage claims in huge amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not employees of the corporation. The expense of such litigation, whether it is well-founded or not, can be enormous. The provision of KNBT’s articles of incorporation relating to director liability is intended to reduce, in appropriate cases, the risk incident to serving as a director and to enable KNBT to elect and retain the persons most qualified to serve as directors.

Indemnification of Directors and Officers

      Northeast. The Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees and agents for expenses incurred by them by reason of their position with the corporation if the person has acted in good faith and with the reasonable belief that his or her conduct was in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, with no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporation Law does not permit a corporation to indemnify persons in actions brought by or in the right of the corporation if the person is adjudged to be liable to the corporation (although it does permit indemnification in such situations if, any only to the extent, approved by the Delaware Court of Chancery or other relevant courts). To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, that person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

      Northeast’s certificate of incorporation generally provides that Northeast shall indemnify directors and officers of Northeast against all liabilities incurred by such persons in connection with any brought or threatened proceeding in which such person is involved by reason of the fact that he or she is or was a director, officer, employee or agent of Northeast to the fullest extent authorized by the Delaware General Corporation Law, provided that except with respect to proceedings to enforce rights to indemnification, Northeast shall indemnify any such person in connection with a proceeding initiated by such person only if the proceeding was authorized by the board of directors of Northeast.

      Northeast’s certificate of incorporation further provides that the right to indemnification shall include the right to be paid by Northeast for expenses the indemnified person incurs in defending the proceeding in advance of its final disposition, provided that if the Delaware General Corporation Law requires, an advancement of expenses shall be made only upon delivery to Northeast of an undertaking to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that the indemnified party is not entitled to be indemnified for such expenses under Northeast’s certificate of incorporation or otherwise.

      KNBT. KNBT’s bylaws provide that KNBT shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of KNBT, or is or was serving at KNBT’s request as a representative of another domestic or foreign corporation for profit or non-profit, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, KNBT’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Similar rights to indemnification are provided in the case of derivative and other actions by or in the right of KNBT. Indemnification shall not be made with respect to an action by or in the right of KNBT as to which the person has been adjudged to be liable to KNBT unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. KNBT’s bylaws further provide that to the extent that KNBT’s representative has been successful on the merits or otherwise in defense of any action or proceeding or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection therewith. Unless otherwise ordered by a court, any indemnification shall be made by KNBT only as authorized in the specific case upon a determination that indemnification is proper in the circumstance because such person has met the applicable standard of conduct set forth in the bylaws. Expenses, including attorney’s fees, incurred in defending any action or proceeding shall be paid by KNBT in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he is not entitled to be indemnified by KNBT.

Special Meetings of Stockholders

      Northeast. Pursuant to the certificate of incorporation and bylaws of Northeast, subject to the rights of holders of any class or series of Northeast preferred stock outstanding, special meetings of the stockholders of Northeast may be called only by the board of directors of Northeast pursuant to a resolution adopted by a majority of the whole board of directors (meaning the total number of directors which Northeast would have if there were no vacancies).

      KNBT. KNBT’s articles of incorporation contain a provision pursuant to which, except as otherwise provided by law, special meetings of its stockholders may be called only by the board of directors pursuant to a resolution approved by a majority of the directors then in office.

Stockholder Nominations

      Northeast. Northeast’s bylaws generally provide that nominations by stockholders of candidates for election as directors at a meeting of stockholders of Northeast must be made in writing and delivered to or received at the principal executive offices of Northeast not less than 90 days prior to the date of the meeting, provided, however, that if less than 100 days notice or prior disclosure of the date of the meeting is given or made to stockholders, notice must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Each such notice shall set forth information concerning the nominee, the nominating stockholder and other information specified in Northeast’s bylaws.

      KNBT. KNBT’s bylaws provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the board of directors, other than those made by the board or a committee thereof, shall be made by a stockholder who has complied with the notice provisions in the bylaws. Written notice of a stockholder nomination must be communicated to the attention of the secretary and either delivered to, or mailed and received at, KNBT’s principal executive offices not later than, with respect to an annual meeting of stockholders, 120 days prior to the anniversary date of the mailing of proxy materials by KNBT in connection with the immediately preceding annual meeting of stockholders.

Stockholder Proposals

      Northeast. Northeast’s bylaws provide that a proposal by stockholders for submission to a vote of stockholders at an annual meeting must be delivered to or received at the principal executive offices of Northeast not less than 90 days prior to the date of the annual meeting, provided, however, that if less than 100 days notice or prior disclosure of the date of the meeting is given or made to stockholders, notice must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Each such notice shall set forth information concerning the proposal, the proposing stockholder and other information specified in Northeast’s bylaws.

      KNBT. KNBT’s bylaws provide that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. To be properly brought before an annual meeting, business must be specified in the notice of the meeting, or any supplement thereto, given by or at the direction of the board of directors, or otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to KNBT’s secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at KNBT’s principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials by KNBT in connection with the immediately preceding annual meeting of stockholders. KNBT’s bylaws also require that the notice must contain certain information in order to be considered. The board of directors may reject any stockholder proposal not made in accordance with the bylaws. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with KNBT’s bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Stockholder Action without a Meeting

      Northeast. The certificate of incorporation of Northeast provides that, subject to the rights of the holders of any class or series of Northeast preferred stock, any action required or permitted to be taken by the stockholders of Northeast must be effected at a duly called annual or special meeting of stockholders of Northeast and may not be effected by any consent in writing by such stockholders.

      KNBT. KNBT’s articles of incorporation provide that any action permitted to be taken by the stockholders at a meeting may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all of the stockholders entitled to vote.

Stockholder’s Right to Examine Books and Records

      Northeast. The bylaws of Northeast provide that a list of stockholders will be available for inspection by any stockholder for a period of not less than 10 days before and during each meeting of stockholders. The Delaware General Corporation Law provides that a record stockholder of a Delaware corporation such as Northeast may, upon written demand under oath stating the purpose thereof, have the right to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders and its other books and records. The Delaware General Corporation Law authorizes a stockholder of a Delaware corporation which refuses to permit an authorized inspection to bring a legal action for an order directing the corporation to permit such inspection.

      KNBT. The bylaws of KNBT provide that a list of stockholders will be available for inspection by any stockholder during each meeting of stockholders. The Pennsylvania Business Corporation Law provides that a stockholder of a Pennsylvania corporation such as KNBT shall, upon written verified demand stating the purpose thereof, during the usual hours for business have the right to examine for any proper purpose the corporation’s share register and its other books and records. The Pennsylvania Business Corporation Law authorizes a stockholder of a Pennsylvania corporation which refuses to permit an authorized inspection to apply to the court for an order directing the corporation to compel such inspection.

Amendment of Governing Instruments

      Northeast. The certificate of incorporation of Northeast provides that in addition to any vote required by law or Northeast’s certificate of incorporation, the affirmative vote of the holders of at least 80% of the outstanding voting stock of Northeast entitled to vote generally in an election of directors (after giving effect to the provision limiting voting rights), voting together as a single class, is required to amend or repeal specific provisions of the certificate of incorporation, including the provisions limiting voting rights, relating to actions by stockholder and the calling of special meetings of stockholders, the number, classification and removal of directors, the approval of certain business combinations, director and officer indemnification and amendment of Northeast’s bylaws and certificate of incorporation.

      The certificate of incorporation of Northeast provides that Northeast’s bylaws may be amended or repeated by a majority of the whole board of directors or by a vote of the holders of at least 80% of the outstanding voting stock of Northeast entitled to vote generally in an election of directors (after giving effect to the provision limiting voting rights), voting together as a single class.

      KNBT. KNBT’s articles of incorporation generally provide that no amendment of the articles of incorporation may be made unless it is first approved by its board of directors and thereafter approved by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof, provided, however, any amendment which is inconsistent with Articles VI (directors), VII (meetings of shareholders, actions without a meeting), VIII (liability of directors and officers), IX (restrictions on offers and acquisitions), X (applicability of certain provisions of the Pennsylvania Business Corporation Law), XI (shareholder approval of mergers and other actions) and XII (amendments to the articles of incorporation) must be approved by the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon unless approved by the affirmative vote of 80% of KNBT’s directors then in office.

      KNBT’s bylaws may be amended by the majority vote of the full board of directors at a regular or special meeting of the board of directors or by a majority vote of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof, provided, however, that the shareholder vote requirement for any amendment to the bylaws which is inconsistent with Sections 2.10 (shareholder proposals), 3.1 (number of directors and powers), 3.2 (classifications and terms of directors), 3.3 (director vacancies), 3.4 (director removals) and 3.12 (director nominations) and Article VI (indemnification) is the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon.

      The articles of incorporation and bylaws of KNBT provide that the KNBT board of directors shall have the exclusive power to adopt, amend or repeal the bylaws of KNBT.

Mergers, Consolidations and Sales of Assets

      Northeast. The Delaware General Corporation Law generally requires the approval of the Northeast board of directors and the holders of at least a majority of the outstanding Northeast common stock for mergers and consolidations in which Northeast is a participating corporation and for sales of all or substantially all of Northeast’s assets.

      The certificate of incorporation of Northeast contains a provision which requires that mergers and certain other business combinations with an “interested stockholder” (as defined in the certificate of incorporation of Northeast), or an “affiliate” of an interested stockholder (also as so defined), be approved by the holders of at least 80% of the outstanding voting stock of Northeast entitled to vote in an election of directors (after giving effect to the provision limiting voting rights), voting together as a single class, unless certain price and procedural requirements are met or a majority of Northeast’s “disinterested directors” ( as defined therein) approves the merger or other business combination. An “interested stockholder” generally is defined to include any person, firm or entity, other than Northeast or any subsidiary of Northeast, which is the beneficial owner of more than 10% of the voting shares of Northeast and a “disinterested director” generally is defined as any director of Northeast who is unaffiliated with an interested stockholder and who was a director of Northeast prior the time that the interested stockholder became such.

      KNBT. For a merger, consolidation, sale of assets or other similar transaction to occur, the Pennsylvania Business Corporation Law generally requires the approval of the board of directors and the affirmative vote of the holders of a majority of the votes cast by all shareholders entitled to vote thereon.

      KNBT’s articles of incorporation provide that any merger, consolidation, share exchange, sale of assets, division or voluntary dissolution shall require approval of 75% of the eligible voting shares unless the transaction has been previously approved by at least two-thirds of its board of directors, in which case the majority of the votes cast standard would apply. In addition, if any class or series of shares is entitled to vote thereon as a class, the Pennsylvania Business Corporation Law requires the affirmative vote of a majority of the votes cast in each class for any plan of merger or consolidation. The Pennsylvania Business Corporation Law also provides that unless otherwise required by a corporation’s governing instruments, a plan of merger or consolidation shall not require the approval of the shareholders if:

•	whether or not the “constituent” corporation, in this case, KNBT, is the surviving corporation (a) the surviving or new corporation is a Pennsylvania business corporation and the articles of the surviving or new corporation are identical to the articles of the constituent corporation, except for specified changes which may be adopted by a board of directors without shareholder action, (b) each share of the constituent corporation outstanding immediately prior to the effective date of the merger or consolidation is to continue as or to be converted into, except as may be otherwise agreed by the holder thereof, an identical share of the surviving or new corporation after the effective date of the merger or consolidation, and (c) the plan provides that the shareholders of the constituent corporation are to hold in the aggregate shares of the surviving or new corporation to be outstanding immediately after the effectiveness of the plan entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors;

•	immediately prior to adoption of the plan and at all times prior to its effective date, another corporation that is a party to the merger or consolidation owns directly or indirectly 80% or more of the outstanding shares of each class of the constituent corporation; or

•	no shares of the constituent corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors.

State Anti-takeover Statutes

      Northeast. Section 203 of the Delaware General Corporation Law generally provides that a Delaware corporation such as Northeast which has not “opted out” of coverage by this section in the prescribed manner shall not engage in any “business combination” with an “interested stockholder” for a period of three years following the date that such stockholder became an “interested stockholder” unless (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an “interested stockholder;” or (2) upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and shares owned by employee stock ownership plans in which employee participants do not have the right to determine confidentially whether the shares held subject to the plan will be tendered in a tender offer or exchange offer; or (3) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66?% of the outstanding voting stock which is not owned by the “interested stockholder.” The three-year prohibition on business combinations with an “interested stockholder” does not apply under certain circumstances, including business combinations with a corporation which does not have a class of voting stock that is (1) listed on a national securities exchange, (2) authorized for quotation on the Nasdaq Stock Market or (3) held of record by more than 2,000 stockholders, unless in each case this result was directly or indirectly caused by the “interested stockholder” or from a transaction in which a person became an “interested stockholder.”

      An “interested stockholder” generally means any person that (1) is the owner of 15% or more of the outstanding voting stock of the corporation or (2) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an “interested stockholder;” and the affiliates and associates of such a person. The term “business combination” is broadly defined to include a wide variety of transactions, including mergers, consolidations, sales of 10% or more of a corporation’s assets and various other transactions which may benefit an “interested stockholder.”

      KNBT. Under the Pennsylvania Business Corporation Law , a registered corporation may not engage in a business combination with an interested stockholder except for certain types of business combinations as enumerated under Pennsylvania law. The Pennsylvania Business Corporation Law defines a “business combination” generally to include, with respect to a corporation, certain sales, purchases, exchanges, leases, mortgages, pledges, transfers or dispositions of assets, mergers or consolidations, certain issuances or reclassifications of securities, liquidations or dissolutions or certain loans, guarantees or financial assistance, pursuant to an agreement or understanding between such corporation or any subsidiaries, on the one hand, and an interested stockholder or an “affiliate” or “associate” thereof, on the other hand. An “interested stockholder” is defined generally to include any individual, partnership, association or corporation which is the beneficial owner, as defined, of at least 20% of the outstanding voting stock of the corporation or which is an affiliate or associate of such corporation and at any time within the five-year period prior to the date in question was the beneficial owner of at least 20% of the outstanding voting stock.

      The Pennsylvania Business Corporation Law includes provisions which allow holders of voting shares of a registered corporation that becomes the subject of a “control transaction” to object to such transaction and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group.” A “control transaction” for purposes of these provisions means the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of the registered corporation. “Fair value” for purposes of these provisions means an amount not less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction, plus an increment representing any value, including without limitation any proportion of any value payable for acquisition of control of the corporation, that may not be reflected in such price.

      The Pennsylvania Business Corporation Law includes provisions which generally provide that any “profit” realized by any person or group who is or was a “controlling person or group” with respect to a registered corporation from the disposition of any equity security of the corporation to any person shall belong to and be recoverable by the corporation where the profit is realized by such person or group: (1) from the disposition of the equity security within 18 months after the person or group attained the status of a controlling person or group; and (2) the equity security had been acquired by the controlling person or group within 24 months prior to or 18 months subsequent to the attaining by the person or group of the status of a controlling person or group. A “controlling person or group” for purposes of these provisions of the Pennsylvania Business Corporation Law is defined to mean (1) a person or group who has acquired, offered to acquire or, directly or indirectly, publicly disclosed or caused to be disclosed the intention of acquiring voting power over voting shares of a registered corporation that would entitle the holder thereof to cast at least 20% of the votes that all stockholders would be entitled to cast in an election of directors of the corporation or (2) a person or group who has otherwise, directly or indirectly, publicly disclosed or caused to be disclosed that it may seek to acquire control of a corporation through any means. The definition of “controlling person or group” also includes terms which are designed to facilitate a corporation’s determination of the existence of a group and members of a controlling group.

      The Pennsylvania Business Corporation Law excludes certain persons and holders from the definition of a controlling person or group, absent “significant other activities” indicating that a person or group should be deemed a controlling person or group. The Pennsylvania Business Corporation Law similarly provides that, absent a person or group’s direct or indirect disclosure or causing to be disclosed that it may seek to acquire control of the corporation through any means, a person or group will not be deemed to be a controlling person or group if such person or group holds voting power, among other ways, as a result of the solicitation of proxies or consents if such proxies or consents are (a) given without consideration in response to a solicitation pursuant to the Securities Exchange Act of 1934 and the regulations thereunder and (b) do not empower the holder thereof to vote such shares except on the specific matters described in such proxy or consent and in accordance with the instructions of the giver of such proxy or consent. The disgorgement provisions of the Pennsylvania Business Corporation Law applicable to registered corporations also do not apply to certain specified transfers of equity securities, including certain acquisitions and dispositions which are approved by a majority vote of both the board of directors and stockholders of the corporation in the prescribed manner.

      Actions to recover any profit due to a registered corporation under the disgorgement provisions of the Pennsylvania Business Corporation Law may be commenced by the corporation in any court of competent jurisdiction within two years from the date any recoverable profit was realized. Such an action also may be commenced by a stockholder on behalf of the corporation if the corporation refuses to bring the action within 60 days after written request by a stockholder or the corporations fail to prosecute the action diligently. Although any recovery of profits would be due the corporation, the stockholder would be entitled to reimbursement of all costs incurred in connection with the bringing of any such action in the event that such action results in a judgment recovering profits for the corporation.

      The Pennsylvania Business Corporation Law includes provisions which generally require that stockholders of a registered corporation approve a “control-share acquisition,” as defined therein. Pursuant to authority contained in the Pennsylvania Business Corporation Law, KNBT’s articles of incorporation contain a provision which provides that the control-share acquisition provisions of the Pennsylvania Business Corporation Law shall not be applicable to KNBT.

Dissenters’ Rights of Appraisal

      Northeast. Under the Delaware General Corporation Law, a stockholder of a Delaware corporation such as Northeast generally has the right to dissent from a merger or consolidation in which the corporation is participating or sale of all or substantially all of the assets of the corporation, subject to specified procedural requirements. The Delaware General Corporation Law generally does not confer appraisal rights, however, if the corporation’s stock is either (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (2) held of record by more than 2,000 holders. Even if a corporation’s stock meets the foregoing requirements, however, the Delaware General Corporation Law provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (1) shares of the corporation surviving or resulting from the transaction, or depository receipts in respect thereof, or such shares or depository receipts plus cash in lieu of fractional interests, or (2) shares of any other corporation, or depository receipts in respect thereof, plus cash in lieu of fractional interests, unless such shares or depository receipts are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, or any combination of the foregoing.

      KNBT. Under the Pennsylvania Business Corporation Law, a stockholder of a Pennsylvania corporation such as KNBT generally has the right to dissent from a merger or consolidation in which the corporation is participating or sale of all or substantially all of the assets of the corporation and obtain payment for the fair value of their shares, subject to specified procedural requirements. However, the Pennsylvania Business Corporation Law generally does not confer dissenters’ rights if the corporation’s stock is either (1) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (2) held beneficially or of record by more than 2,000 persons.

ADJOURNMENT OF THE SPECIAL MEETING

(Proposal Two)

      If there are not sufficient votes to constitute a quorum or approve the adoption of the merger agreement at the time of the special meeting, the merger agreement could not be approved unless the meeting was adjourned to a later date or dates to permit further solicitation of proxies. Under Northeast’s bylaws, written notice of an adjourned meeting need not be given to stockholders if the date, place and time thereof are announced at the special meeting and the date of the adjourned meeting is not more than 30 days after the original date of the special meeting.

      To allow proxies that have been received by Northeast at the time of the special meeting to be voted for an adjournment, if necessary, Northeast has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The board of directors of Northeast recommends that stockholders vote “FOR” the adjournment proposal.

CERTAIN BENEFICIAL OWNERS OF NORTHEAST COMMON STOCK

      The following table provides information as of December 31, 2004 with respect to persons believed by us to be the beneficial owners of more than 5% of the outstanding shares of Northeast common stock based upon reports of beneficial ownership filed with the Securities and Exchange Commission. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

	Number of Shares		Percent of Common
Name and Address	Owned		Stock Outstanding

First Federal Bank Employee Stock Ownership	448,470	(1)	11.28%
Plan and Trust 12 E. Broad Street Hazleton, Pennsylvania 18201
Jeffrey L. Gendell	323,124	(2)	8.13
Tontine Financial Partners, L.P. Tontine Management, L.L.C. 55 Railroad Avenue, 3rd Floor Greenwich, Connecticut 06830
Thomas L. Kennedy	274,642	(3)	6.64
Chairman of the Board and General Counsel Northeast Pennsylvania Financial Corp. 12 E. Broad Street Hazleton, Pennsylvania 18201
Joseph P. Schlitzer	216,757	(3)	5.40
President Higgins Insurance Associates, Inc. 115 South Centre Street Pottsville, Pennsylvania 17901
First Federal Charitable Foundation	208,300	(4)	5.24
12 E. Broad Street Hazleton, Pennsylvania 18201

(1)	Includes 205,676 shares that have not been allocated to participants’ accounts. Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants’ accounts in the manner directed by participants. The ESOP trustee, subject to its fiduciary responsibilities, will vote unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received voting instructions from participants.

(2)	Based on information in a Schedule 13D filed with the Securities and Exchange Commission on November 17, 2003.

(3)	See table on the following page for additional information regarding Messrs. Kennedy’s and Schlitzer’s beneficial ownership of Northeast common stock.

(4)	The foundation’s gift instrument requires that all shares of Northeast common stock held by the foundation be voted in the same ratio as all other shares of Northeast common stock on all matters considered by stockholders.

      The following table provides information about the shares of Northeast common stock that may be considered to be beneficially owned by each director or nominee for director of Northeast, by the executive officers named in the Summary Compensation Table contained in Northeast’s annual report on Form 10-K for the year ended September 30, 2004 and by all directors and executive officers of Northeast as a group as of December 31, 2004. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

	Number of		Number of Shares
	Shares Owned		That May Be
	(Excluding		Acquired Within	Percent of
	Options)		60 Days by	Common Stock
Name	(1)(2)		Exercising Options	Outstanding(3)

Directors

Barbara M. Ecker	40,065	(4)	22,500	1.56%
R. Peter Haentjens, Jr.	30,535		22,500	1.33
George J. Hayden	27,617		500	*
John P. Lavelle	27,501		22,650	1.25
Michael J. Leib	41,525	(5)	22,500	1.60
William J. Spear	30,575	(6)	22,500	1.33

Named Executive Officers

Jerry D. Holbrook	4,050		13,334	*
Thomas L. Kennedy	116,876	(7)	157,766	6.64
Thomas M. Petro	18,000		13,334	*
Joseph P. Schlitzer	177,397		39,360	5.40
Leo R. Loftus	5,705	(8)	2,000	*
All Executive Officers and Directors as a Group (13 persons)	521,147		339,611	19.95

*	Less than 1% of shares outstanding

(1)	Includes shares held under the ESOP, with respect to which the beneficial owner has voting but not investment power as follows: Mr. Kennedy — 9,168 shares; Mr. Schlitzer — 2,486 shares; and Mr. Loftus — 2,957 shares.

(2)	Includes unvested shares of restricted stock held in trust, with respect to which the beneficial owner has voting but not investment power as follows: Ms. Ecker and Messrs. Haentjens, Hayden, Lavelle, Leib and Spear — 500 shares; Mr. Holbrook — 3,000 shares; Mr. Kennedy — 2,000 shares; Mr. Petro — 10,666 shares; and Mr. Loftus — 1,000 shares.

(3)	Based on 3,975,799 shares of Northeast common stock outstanding and entitled to vote as of December 31, 2004, plus for each person, the number of shares that such person may acquire within 60 days by exercising stock options.

(4)	Includes 14,329 shares owned by Ms. Ecker’s spouse and 700 shares owned by Ms. Ecker’s mother over which Ms. Ecker has power of attorney.

(5)	Includes 18,536 shares held by Mr. Leib’s spouse.

(6)	Includes 2,245 shares held by Mr. Spear’s spouse.

(7)	Includes 8,750 shares owned by Mr. Kennedy’s spouse.

(8)	Includes 1,000 shares owned by Mr. Loftus’ spouse.

LEGAL OPINION

      The validity of the KNBT common stock to be issued in the merger will be passed upon for KNBT by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

EXPERTS

      The consolidated financial statements of KNBT (and previously Keystone Savings Bank and subsidiaries) as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein from KNBT’s annual report on Form 10-K for the year ended December 31, 2003 in reliance upon the report of Grant Thornton LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Northeast as of September 30, 2004 and 2003, and for each of the years in the three-year period ended September 30, 2004, have been incorporated by reference herein from Northeast’s annual report on Form 10-K for the year ended September 30, 2004 in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report incorporated by reference herein refers to Northeast’s restatement of its consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the year ended September 30, 2002.

PROPOSALS FOR THE 2005 ANNUAL MEETING

      Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the deadline for the submission of proposals by stockholders for inclusion in the proxy statement and form of proxy to be used by Northeast in connection with the 2005 annual meeting of stockholders of Northeast, was September 17, 2004. If such annual meeting is held on a date more than 30 calendar days from February 19, 2005, a stockholder proposal must be received a reasonable time before Northeast begins to print and mail its proxy solicitation materials.

      Our bylaws provide that a stockholder must give written advance notice, together with all supporting documentation required by our bylaws, of a stockholder proposal or a nomination for election of a person as a director to the secretary of Northeast not less than 90 days before the date originally fixed for such meeting, provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the tenth day following the date on which Northeast’s notice to stockholders of the annual meeting was mailed or such public disclosure was made. Any such proposals or nominations should be mailed to: Jerry D. Holbrook, Corporate Secretary, Northeast Pennsylvania Financial Corp., 12 E. Broad Street, Hazleton, Pennsylvania 18201.

      We currently do not anticipate having an annual meeting in 2005 in view of the proposed merger with KNBT.

OTHER MATTERS

      As of the date of this document, the Northeast board of directors does not know of any matter that will be presented for consideration at the special meeting other than as described in this document.

WHERE YOU CAN FIND MORE INFORMATION

      Each of KNBT and Northeast files reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information filed by KNBT and Northeast at the SEC’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

      You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference rooms. KNBT’s and Northeast’s SEC filings are also available to the public from document retrieval services and at the SEC’s Internet website (http://www.sec.gov).

      KNBT has filed with the SEC a registration statement on Form S-4 under the Securities Act, and the rules and regulations thereunder. This document is a part of that registration statement. As permitted by the SEC’s rules, this document does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.

      The SEC allows KNBT and Northeast to “incorporate by reference” into this document, which means that KNBT, Northeast can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. Each of KNBT and Northeast incorporates by reference the respective documents filed by them with the SEC listed below and any future filings made by it with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the election deadline date.

KNBT SEC Filings (File No. 000-50426)	Period/Date

Annual Report on Form 10-K	Year ended December 31, 2003

Quarterly Reports on Form 10-Q	Three months ended March 31, 2004, June 30, 2004 and September 30, 2004

Current Reports on Form 8-K	Filed on January 14, 2004, February 3, 2004, April 30, 2004, May 6, 2004 (two reports), July 28, 2004, September 30, 2004, October 28, 2004, December 9, 2004, December 14, 2004 and January 27, 2005 (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K, or their predecessors).

Northeast SEC Filings (File No. 000-49952)	Period/Date

Annual Report on Form 10-K	Year ended September 30, 2004

Current Reports on Form 8-K	Filed on October 29, 2004, December 9, 2004, December 16, 2004 and January 3, 2005 (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K, or their predecessors).

      You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning the appropriate company at the following addresses:

KNBT Bancorp, Inc.	Northeast Pennsylvania Financial Corp.
90 Highland Avenue	12 E. Broad Street
Bethlehem, Pennsylvania 18017	Hazleton, Pennsylvania 18201
Attention: Eugene T. Sobol	Attention: Jerry D. Holbrook
(618) 861-5000	(570) 459-3700

      Accompanying this proxy statement/prospectus is Northeast’s annual report on Form 10-K for the year ended September 30, 2004.

      To obtain timely delivery, you should request desired information no later than five business days prior to the date of the special meeting, or by                           , 2005.

      You should rely only on the information contained or incorporated by reference in this document. Neither KNBT nor Northeast has authorized anyone else to provide you with information that is different from that which is contained in this document. Moreover, neither KNBT nor Northeast is making an offer to sell or soliciting an offer to buy any securities other than the KNBT common stock to be issued by KNBT in the merger, and neither KNBT nor Northeast is making an offer of such securities in any state where the offer is not permitted. The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of December 8, 2004
between
KNBT BANCORP, INC.
and
NORTHEAST PENNSYLVANIA FINANCIAL CORP.

TABLE OF CONTENTS

Page No.

ARTICLE I
Certain Definitions
1.01.	Certain Definitions	A-1
ARTICLE II
The Merger
2.01.	The Merger	A-7
2.02.	Effective Date and Effective Time; Closing	A-8
ARTICLE III
Consideration; Election; and Exchange Procedures
3.01.	Effect on Capital Stock	A-8
3.02.	Election and Exchange Procedures	A-9
3.03.	No Fractional Shares	A-13
3.04.	Stock Options	A-13
3.05.	Restricted Stock Awards	A-13
ARTICLE IV
Actions Pending Acquisition
4.01.	Covenants of the Company	A-14
4.02.	Covenants of Parent	A-17
4.03.	Transition	A-17
ARTICLE V
Representations and Warranties
5.01.	Representations and Warranties of the Company	A-18
5.02.	Representations and Warranties of Parent	A-31
ARTICLE VI
Covenants
6.01.	Reasonable Best Efforts	A-36
6.02.	Shareholder Approval	A-37
6.03.	Registration Statement	A-37
6.04.	Regulatory Filings	A-38
6.05.	Public Announcements	A-38
6.06.	Access; Information	A-38
6.07.	No Solicitation by the Company	A-39
6.08.	Indemnification	A-40
6.09.	Employees; Benefit Plans	A-41
6.10.	The Bank Merger	A-42
6.11.	Advice of Changes	A-43
6.12.	Current Information	A-43
6.13.	Affiliates	A-43
6.14.	Stock Listing	A-43

A-i

A-ii

      AGREEMENT AND PLAN OF MERGER, dated as of December 8, 2004 (the “Agreement”), between KNBT Bancorp, Inc. (“Parent”), a Pennsylvania corporation, and Northeast Pennsylvania Financial Corp. (the “Company”), a Delaware corporation.

RECITALS

      WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein, in which the Company will, subject to the terms and conditions set forth herein, merge with and into Parent (the “Merger”); and

      WHEREAS, as soon as practicable after the execution and delivery of this Agreement, Keystone Nazareth Bank & Trust Company (the “Parent Bank”), a Pennsylvania-chartered savings bank and a wholly owned subsidiary of Parent, and First Federal Bank (the “Company Bank”), a federally chartered savings bank and a wholly owned subsidiary of the Company, will enter into an agreement and plan of merger (the “Bank Merger Agreement”) providing for the merger of the Company Bank with and into the Parent Bank (the “Bank Merger”), it being intended that the Bank Merger be consummated immediately subsequent to consummation of the Merger; and

      WHEREAS, as a material inducement to Parent to enter into this Agreement, and simultaneously with the execution of this Agreement, each director of the Company is entering into an agreement (the “Shareholder Agreement”), in the form of Exhibit A hereto, pursuant to which such persons have agreed, among other things, to vote their shares of Company Common Stock (as defined herein) in favor of this Agreement; and

      WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions provided for herein and also to prescribe certain conditions to the consummation of such transactions;

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

Certain Definitions

      Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

      “Acquisition Proposal” means any proposal or offer by any Person or group of Persons with respect to any of the following: (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation or dissolution or other similar transaction involving the Company or any Subsidiary of the Company whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the Company; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Subsidiary of the Company and the capital stock of any entity surviving any merger or business combination involving any Subsidiary of the Company) and/or liabilities that constitute 10% or more of the assets of the Company and its Subsidiaries taken as a whole in a single transaction or series of transactions; (iii) any purchase or other acquisition of or tender offer or exchange offer that if consummated would result in such Person(s) beneficially owning 10% or more of the outstanding shares of the common stock of the Company or any Subsidiary of the Company whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the Company; or (iv) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, in each case other than (x) the transactions contemplated by this Agreement and (y) any transaction referred to in clause (i) or (ii) involving only the Company and one or more of its

Subsidiaries, or involving two or more of its Subsidiaries, provided that any such transaction is not entered into in violation of the terms of this Agreement.

      “Aggregate Cash Consideration” has the meaning set forth in Section 3.01(c)(ii)(A).

      “Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.03.

      “Articles of Merger” has the meaning set forth in Section 2.02(a).

      “Average Share Price” has the meaning set forth in Section 3.01(c)(ii)(B).

      “Bank Merger” has the meaning ascribed thereto in the recitals to this Agreement.

      “Bank Merger Agreement” has the meaning ascribed thereto in the recitals to this Agreement.

      “Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

      “BHC Act” means the Bank Holding Company Act of 1956, as amended.

      “BIF” means the Bank Insurance Fund administered by the FDIC.

      “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated to close.

      “Cash Election Shares” has the meaning in Section 3.02(a).

      “Certificate” means any certificate which immediately prior to the Effective Time represented shares of Company Common Stock.

      “Certificate of Merger” has the meaning set forth in Section 2.02(a).

      “Change in Recommendation” has the meaning set forth in Section 6.02.

      “Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

      “Company” has the meaning set forth in the preamble to this Agreement.

      “Company Affiliate” has the meaning set forth in Section 6.13.

      “Company Articles” means the Certificate of Incorporation of the Company.

      “Company Bank” has the meaning ascribed thereto in the recitals to this Agreement.

      “Company Benefit Plans” has the meaning set forth in Section 5.01(p)(i).

      “Company Board” means the Board of Directors of the Company.

      “Company Bylaws” means the Bylaws of the Company, as amended, as of the date hereof.

      “Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

      “Company Disclosure Schedule” has the meaning set forth at the beginning of Section 5.01.

      “Company ERISA Affiliate” has the meaning set forth in Section 5.01(p)(iv).

      “Company ESOP” means the Employee Stock Ownership Plan maintained by the Company Bank.

      “Company Financial Advisor” means Sandler O’Neill & Partners, L.P.

      “Company Insurance Policies” has the meaning set forth in Section 5.01(z)(i).

      “Company Intellectual Property” has the meaning set forth in Section 5.01(x).

      “Company Leases” has the meaning set forth in Section 5.01(w)(ii).

      “Company Loan Property” has the meaning set forth in Section 5.01(r).

      “Company Loans” has the meaning set forth in Section 5.01(v)(i).

      “Company Options” means the options to acquire Company Common Stock issued under the Company Stock Plans.

      “Company Pension Plan” has the meaning set forth in Section 5.01(p)(ii).

      “Company Preferred Stock” means the preferred stock, $0.01 par value per share, of the Company.

      “Company Restricted Stock Awards” means the restricted stock awards outstanding as of the date hereof granted under the Company Stock Plans.

      “Company SEC Reports” has the meaning set forth in Section 5.01(j).

      “Company Severance Plan” has the meaning set forth in Section 6.09(c).

      “Company Stock” means the Company Common Stock and the Company Preferred Stock.

      “Company Stock Plans” means the Company’s 1998 Stock-Based Incentive Plan (as amended and restated), 2000 Stock Option Plan and 2004 Stock Plan.

      “Confidentiality Agreement” has the meaning set forth in Section 6.06(c).

      “Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding or undertaking of any kind or character to which a Person is a Party or that is binding on any Person or its capital stock, assets or business.

      “Department” means the Pennsylvania Department of Banking.

      “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophic events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

      “DGCL” means the Delaware General Corporation Law, as amended.

      “Dissenting Shareholders” and “Dissenting Shares” have the meanings set forth in Section 3.01(c)(ii)(C).

      “Effective Date” has the meaning set forth in Section 2.02(a).

      “Effective Time” has the meaning set forth in Section 2.02(a).

      “Election Deadline” has the meaning set forth in Section 3.02(b).

      “Election Form” has the meaning set forth in Section 3.02(a).

      “Election Form Record Date” has the meaning set forth in Section 3.02(a).

      “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to (i) the protection or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

      “Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

      “Exchange Agent” means Registrar and Transfer Company, or such other exchange agent as may be designated by Parent and reasonably acceptable to the Company to act as agent for purposes of conducting the exchange procedures described in Section 3.02.

      “Exchange Ratio” has the meaning set forth in Section 3.01(c)(i)(A).

      “Fair Housing Act” means the Fair Housing Act, as amended.

      “FDIC” means the Federal Deposit Insurance Corporation.

      “Federal Reserve Act” means the Federal Reserve Act, as amended.

      “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

      “GAAP” means accounting principles generally accepted in the United States of America.

      “Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

      “Hazardous Substance” means any substance that is (i) listed, classified or regulated pursuant to any Environmental Law, (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (iii) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

      “HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      “Indemnified Party” and “Indemnifying Party” have the meanings set forth in Section 6.08(a).

      “Insurance Amount” has the meaning set forth in Section 6.08(c).

      “Intellectual Property” means all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and any applications therefore, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

      “IRS” means the Internal Revenue Service.

      “Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known, or reasonably should have been known in the course of the performance of their duties to the Company or Parent, as applicable, by the executive officers and directors of the Company or Parent, as applicable, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Authority received by that Person.

      “Lien” means any lien, claim, charge, mortgage, pledge, security interest, restriction or encumbrance.

      “Loans” means any loan, loan agreement, note or borrowing arrangement, including, without limitation, leases, credit enhancements, commitments, guarantees and similar interest-bearing assets.

      “Mailing Date” has the meaning set forth in Section 3.02(a).

      “Material Adverse Effect” means with respect to a Party (a) any effect that is material and adverse to the financial position, results of operations or business of the Party and its Subsidiaries taken as a whole, or which would materially impair the ability of the Party to perform its material obligations under this Agreement or the ability of the Party or its banking subsidiary to consummate the transactions contemplated hereby on a timely basis; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by

Governmental Authorities, (ii) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally, (iii) changes in general economic conditions (including prevailing interest rates, currency exchange rates or other economic or monetary conditions) affecting banks or bank holding companies generally, (iv) any modifications or changes to valuation policies and practices in connection with the transactions contemplated hereby or restructuring charges taken in connection with such transactions, in each case in accordance with GAAP, (v) reasonable expenses incurred in connection with the transactions contemplated hereby, (vi) with respect to a Party, the effects of any action or omission taken with the prior consent of the other Party or required to be taken hereunder and (vii) public disclosure of the execution and delivery of this Agreement by the Parties.

      “Merger” has the meaning ascribed thereto in the recitals to this Agreement.

      “Merger Consideration” means the sum of the Aggregate Cash Consideration and the aggregate amount of the Parent Common Stock issued pursuant to Article III.

      “Nasdaq” means The Nasdaq National Stock Market.

      “National Labor Relations Act” means the National Labor Relations Act, as amended.

      “No Election Shares” has the meaning set forth in Section 3.02(a).

      “Option Consideration” has the meaning set forth in Section 3.04.

      “OREO” has the meaning set forth in Section 5.01(v)(i).

      “OTS” means the Office of Thrift Supervision.

      “Parent” has the meaning set forth in the preamble to this Agreement.

      “Parent Articles” means the Articles of Incorporation of Parent.

      “Parent Bank” has the meaning ascribed thereto in the recitals to this Agreement.

      “Parent Board” means the Board of Directors of Parent.

      “Parent Bylaws” means the Bylaws of Parent, as amended.

      “Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

      “Parent Disclosure Schedule” has the meaning set forth at the beginning of Section 5.02.

      “Parent Financial Advisor” means The Kafafian Group, Inc.

      “Parent Preferred Stock” means the preferred stock, par value $0.01 per share, of Parent.

      “Parent SEC Reports” has the meaning set forth in Section 5.02(i).

      “Parent Stock Plans” means any Parent Benefit Plan maintained by Parent as of the date hereof that provides for Parent Stock-Based Awards, including, without limitation, Parent’s 2004 Stock Option Plan, 2004 Recognition and Retention Plan and Trust Agreement and Employee Stock Ownership Plan and all other stock option or equity compensation plans, including, without limitation, stock option and equity compensation plans assumed in connection with prior acquisitions under which there are Rights to purchase Parent Common Stock outstanding.

      “Party” means either the Company or Parent, and “Parties” shall mean both the Company and Parent.

      “PBCL” means the Pennsylvania Business Corporation Law, as amended.

      “PBGC” means the Pension Benefit Guaranty Corporation.

      “Pennsylvania Act” means the Pennsylvania Banking Act of 1965, as amended.

      “Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

      “Per Share Cash Consideration” has the meaning set forth in Section 3.01(c)(i)(B).

      “Per Share Stock Consideration” has the meaning set forth in Section 3.01(c)(i)(A).

      “Proxy Statement/ Prospectus” has the meaning set forth in Section 6.03(a).

      “Reallocated Cash Shares” has the meaning set forth in Section 3.02(d)(i)(c).

      “Reallocated Stock Shares” has the meaning set forth in Section 3.02(d)(ii)(B).

      “Registration Statement” has the meaning set forth in Section 6.03(a).

      “Release Agreements” has the meaning set forth in Section 6.17(a).

      “Requisite Regulatory Approvals” has the meaning set forth in Section 7.01(b).

      “Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests or which provide payments or benefits measured by the value of its capital stock.

      “SAIF” means the Savings Association Insurance Fund administered by the FDIC.

      “SEC” means the Securities and Exchange Commission.

      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

      “Shareholder Agreements” has the meaning ascribed to such term in the recitals to this Agreement.

      “Significant Subsidiary” has the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

      “Stock Election Shares” has the meaning set forth in Section 3.02(a).

      “Subsidiary” means, with respect to any Party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Party.

      “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the Company Common Stock then outstanding or all or substantially all of the assets of the Company and otherwise (i) on terms which the Company Board determines in good faith, after consultation with its financial advisor(s), to be more favorable from a financial point of view to the Company’s shareholders than the Merger, (ii) that constitutes a transaction that, in the good faith judgment of the Company Board, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board based on written advice, with only customary qualifications, from a nationally-recognized investment banking firm serving as financial advisor to the Company, is highly likely to be obtained by such third party.

      “Surviving Corporation” has the meaning set forth in Section 2.01(a).

      “Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

      “Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes required to be filed with the IRS or any other taxing authority.

      “Transferred Employees” has the meaning set forth in Section 6.09(a).

      “Treasury Stock” means shares of Company Stock held by the Company or by Parent, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

ARTICLE II

The Merger

      2.01.     The Merger.

      (a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall merge with and into Parent in accordance with Section 1921 of the PBCL and Section 252 of the DGCL, the separate corporate existence of the Company shall cease and Parent shall survive and continue to exist as a corporation incorporated under the PBCL (Parent, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”).

      (b) Name. The name of the Surviving Corporation shall be “KNBT Bancorp, Inc.”

      (c) Articles and Bylaws. The Parent Articles as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with their terms, and the Parent Bylaws as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with their terms.

      (d) Directors of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of Parent immediately prior to the Merger together with the director elected pursuant to Section 6.17(b) hereof, each of whom shall serve until such time as their successors are duly elected and qualified.

      (e) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 1929 of the PBCL and Sections 259-61 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

      (f) Tax Consequences. It is intended that each of the Bank Merger and the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that each of the Bank Merger Agreement and this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

      (g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Company, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

      2.02.     Effective Date and Effective Time; Closing.

      (a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the Parties shall cause articles of merger relating to the Merger (the “Articles of Merger”) to be filed with the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and a certificate of merger relating to the Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL on (i) a date selected by Parent after such satisfaction or waiver which is no later than the later of (A) five Business Days following such satisfaction or waiver and (B) the first month end following such satisfaction or waiver or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filings or as set forth in such filings.

      (b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the principal offices of Parent in Bethlehem, Pennsylvania, or at such other place, at such other time, or on such other date as the Parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Parent and the Company the opinions, certificates and other documents required to be delivered under Article VII hereof.

ARTICLE III

Consideration; Election and Exchange Procedures

      3.01.     Effect on Capital Stock.

      At the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a) each share of Parent Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger;

(b) each share of Company Common Stock (i) held as Treasury Stock immediately prior to the Effective Time, (ii) held in the Company Stock Employee Compensation Trust or (iii) shares of Company Common Stock which are subject to the restricted stock plans of the Company but which have not been granted shall be cancelled and retired at the Effective Time and no consideration shall be issued in exchange therefor; and

(c) (i) Subject to Sections 3.02 and 3.03, each share of Company Common Stock issued and outstanding at the Effective Time (other than shares to be cancelled in accordance with Section 3.01(b) and any Dissenting Shares) shall be converted into, and shall be cancelled in exchange for, the right to receive, at the election of the holder thereof:

(A) the number of shares of Parent Common Stock which is equal to the quotient (the “Exchange Ratio”) determined by dividing (x) $23.00 by (y) the Average Share Price of Parent Common Stock (the “Per Share Stock Consideration”), or

(B) a cash amount equal to $23.00 (the “Per Share Cash Consideration”).

(ii) For purposes of this Agreement:

(A) the “Aggregate Cash Consideration” shall amount to the product of the number of shares of Company Common Stock (including any Dissenting Shares but excluding shares of Company Common Stock being cancelled pursuant to Section 3.01(b) or which are owned by Parent other than in a fiduciary capacity) outstanding at the Effective Time multiplied by .50 multiplied by $23.00; and

(B) the “Average Share Price” of the Parent Common Stock shall mean the average of the closing sales price of a share of Parent Common Stock, as reported on the Nasdaq (as reported by an authoritative source), for the 20 trading-day period ending with the close of business on the Business Day which is the fifth Business Day preceding the Effective Time. The closing sales prices during the 20-day trading period shall be subject to appropriate adjustments in the event that, during such 20-day trading period, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Parent’s capitalization. In addition, if Parent enters into an agreement pursuant to which shares of Parent Common Stock would be converted, prior to the Effective Time, into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each Company shareholder shall, subject to the termination of this Agreement in accordance with the terms hereof, be entitled to receive at the Effective Time such number of shares or other securities or amount of obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the consummation of such conversion.

(C) Each outstanding share of Company Common Stock the holder of which has perfected his right to dissent under Section 262 of the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. The Company shall give Parent prompt notice upon receipt by the Company of any such demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

(D) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of Company Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of Company Common Stock of such holder shall be converted on a share by share basis into either the right to receive the Per Share Cash Consideration or the Per Share Stock Consideration as Parent shall determine in its sole discretion.

(d) If the tax opinion referred to in Section 7.01(e) cannot be rendered because the counsel or auditors charged with providing such opinion reasonably determines that the Merger may not satisfy the continuity of interest requirements applicable to reorganizations under Section 368(a) of the Code, then Parent shall reduce the number of shares of Company Common Stock entitled to receive the Per Share Cash Consideration and correspondingly increase the number of shares of Company Common Stock entitled to receive the Per Share Stock Consideration by the minimum amount necessary to enable such tax opinion to be rendered.

      3.02     Election and Exchange Procedures.

      (a) Parent shall designate an exchange agent reasonably satisfactory to the Company to act as agent (the “Exchange Agent”) for purposes of conducting the election procedure and the exchange procedure as described in Sections 3.02 and 3.03. No later than 15 days prior to the anticipated Effective Time or on such earlier date as Parent and Company may mutually agree (the “Mailing Date”), Parent shall cause the Exchange Agent to mail or make available to each holder of record as of five (5) Business Days prior to the

Mailing Date of a Certificate or Certificates representing issued and outstanding shares of Company Common Stock (i) a notice and letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the certificates theretofore representing shares of Company Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent) advising such holder of the procedure for surrendering to the Exchange Agent such Certificate or Certificates in exchange for the consideration set forth in Section 3.01(c) hereof deliverable in respect thereof pursuant to this Agreement and (ii) an election form in such form as Parent and Company shall mutually agree (“Election Form”). Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive Parent Common Stock with respect to the designated number of such holder’s Company Common Stock (the “Stock Election Shares”), (ii) to elect to receive cash with respect to the designated number of such holder’s Company Common Stock (the “Cash Election Shares”), or (iii) to indicate that such holder makes no such election with respect to such holder’s shares of Company Common Stock (the “No-Election Shares”). A holder of Company Common Stock may elect to receive a combination of Parent Common Stock and cash with respect to his shares of Company Common Stock. Nominee record holders who hold Company Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares. Any shares of Company Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined below), have made such an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No-Election Shares. For purposes of the allocation procedures set forth in Section 3.02, any Dissenting Shares shall be deemed Cash Election Shares and with respect to such shares the holders thereof shall in no event receive consideration comprised of Parent Common Stock.

      (b) The term “Election Deadline” shall mean 5:00 p.m., Eastern Time, on the 15th Business Day following but not including the date of mailing of the Election Form or such other date as Parent and the Company shall mutually agree upon.

      (c) Any election to receive Parent Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form, together with any duly executed transmittal materials included with the Election Form, by the Election Deadline. An Election Form will be properly completed only if accompanied by Certificates representing all shares of Company Common Stock covered thereby, subject to the provisions of subsection (i) below of this Section 3.02. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made and to disregard any immaterial defects in any Election Form and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form. In addition, in the event this Agreement is terminated prior to the Effective Date, the Exchange Agent shall promptly return any Certificate or Certificates to any Person who submitted an Election Form.

      (d) As soon as practicable after the Election Deadline, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in affecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Sections 3.01 and 3.02 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of Parent Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Parent Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled.

      (e) Within five (5) Business Days after the later to occur of Election Deadline or the Effective Time, the Exchange Agent shall effect the allocation among holders of Company Common Stock immediately prior to the Effective Time of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i) If the number of Cash Election Shares (including Dissenting Shares) times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then:

(A) all Cash Election Shares shall be converted into the right to receive cash,

(B) No-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Cash Consideration equal the Aggregate Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares, the Exchange Agent shall convert on a pro rata basis as described below in Section 3.02(f) a sufficient number of No-Election Shares into Cash Election Shares (“Reallocated No-Election Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated No-Election Shares equals the Aggregate Cash Consideration.

(C) If all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then the Exchange Agent shall convert on a pro rata basis as described below in Section 3.02(f) a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive cash, and

(D) the Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive Parent Common Stock.

(ii) If the number of Cash Election Shares (including Dissenting Shares) times the Per Share Cash Consideration is greater than the Aggregate Cash Consideration, then:

(A) all Stock Election Shares and all No-Election Shares shall be converted into the right to receive Parent Common Stock,

(B) the Exchange Agent shall convert on a pro rata basis as described below in Section 3.02(f) a sufficient number of Cash Election Shares (other than Dissenting Shares) (“Reallocated Stock Shares”) such that the number of remaining Cash Election Shares times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive Parent Common Stock, and

(C) the Dissenting Shares and the Cash Election Shares which are not Reallocated Stock Shares shall be converted into the right to receive cash.

(iii) If the number of Cash Election Shares (including Dissenting Shares) times the Per Share Cash Consideration is equal to the Aggregate Cash Consideration, then subparagraphs (e)(i) and (ii) above shall not apply and all No-Election Shares and all Stock Election Shares will be converted into the right to receive Parent Common Stock.

      (f) In the event that the Exchange Agent is required pursuant to Section 3.02(e)(i)(C) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. Such proration shall reflect the proportion that the number of Stock Election Shares of each holder of Stock Election Shares bears to the total number of Stock Election Shares. In the event the Exchange Agent is required pursuant to Section 3.02(e)(ii)(B) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares. Such proration shall reflect the proportion that the number of Cash Election Shares of each holder of Cash Election Shares bears to the total number of Cash Election Shares. In the event the Exchange Agent is required pursuant to Section 3.02(c)(i)(B) to convert some No-Election Shares into Reallocated No-Election Shares, each holder of No-Election Shares shall be allocated a pro rata portion of the total Reallocated No-Election Shares. Such proration shall reflect the proportion that the number of No-Election Shares of each holder of No-Election Shares bears to the total number of No-Election Shares.

      (g) Immediately prior to the Effective Time, Parent shall (i) reserve for issuance a sufficient number of shares of Parent Common Stock and deliver to the Exchange Agent certificates evidencing such number of shares of Parent Common Stock issuable and (ii) deliver to the Exchange Agent the amount of cash payable in the Merger (which shall be held by the Exchange Agent in trust for the holders of Company Common Stock). No later than five (5) Business Days after the later to occur of the Election Deadline or the Effective Time, the Exchange Agent shall distribute Parent Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

      (h) After the completion of the foregoing allocation, each former holder of a Certificate or Certificates, other than with respect to any Dissenting Shares, who has surrendered such Certificate or Certificates to the Exchange Agent in accordance with the terms hereof will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Parent Common Stock and/or the amount of cash into which the aggregate number of shares of Company Common Stock previously represented by such Certificate or Certificates so surrendered shall have been converted pursuant to this Agreement and, if such holder’s shares of Company Common Stock have been converted into Parent Common Stock, any other distribution theretofore paid with respect to Parent Common Stock issuable in the Merger including cash payable in lieu of a fractional share, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate which prior to the Effective Time represented Company Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except for any Dissenting Shares and as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence the right to receive the number of shares of Parent Common Stock or the right to receive the amount of cash into which such Company Common Stock shall have been converted. After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further transfer on the stock transfer books of the Company of Certificates and if such Certificates are presented to the Parent for transfer, they shall be cancelled against delivery of certificates for Parent Common Stock or cash as hereinabove provided. No dividends which have been declared will be remitted to any Person entitled to receive shares of Parent Common Stock under this Section 3.02 until such Person surrenders the Certificate or Certificates, at which time such dividends shall be remitted to such Person, without interest.

      (i) Parent shall not be obligated to deliver cash and/or a certificate or certificates representing shares of Parent Common Stock to which a holder of Certificates would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required by Parent. If any certificates evidencing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

      (j) Any portion of the shares of Parent Common Stock and cash delivered to the Exchange Agent by Parent pursuant to Section 3.02(g) that remains unclaimed by the former shareholders of the Company for six months after the Effective Time (as well as any proceeds from any investment thereof), at the request of Parent, shall be delivered by the Exchange Agent to Parent. After delivery to Parent, any former shareholders of the Company who have not theretofore complied with Section 3.02(h) shall thereafter look only to Parent for the consideration deliverable in respect of each Certificate such Person holds as determined pursuant to this Agreement without any interest thereon. If Certificates are not surrendered or the payment for them is not claimed prior to the date on which such shares of Parent Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Parent (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any Party to this Agreement shall be liable to any holder of any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Parent and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

      (k) Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent is required to deduct and withhold under applicable law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Parent.

      (l) Notwithstanding any other provision of this Agreement to the contrary, Certificates surrendered for exchange by any Company Affiliate shall not be exchanged for certificates representing shares of Parent Common Stock to which such Company Affiliate may be entitled pursuant to the terms of this Agreement until Parent has received a written agreement from such person as specified in Section 6.13.

      3.03     No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned of record by such holder at the Effective Time) by the Average Share Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

      3.04     Stock Options. Each Company Option that is outstanding and unexercised at the Effective Time, whether or not vested, shall be cancelled and converted into the right to receive by the option holder cash in an amount equal to the difference between the Per Share Cash Consideration and the per share exercise price of such Company Option for each share of Company Common Stock subject to such Company Option (the “Option Consideration”). The payment of the Option Consideration, subject to withholding taxes if any, to such holder of Company Options shall be subject to the execution by such holder of such instruments of cancellation and release as the Company and Parent may reasonably require.

      3.05     Restricted Stock Awards. At the Effective Time, each unvested restricted share of Company Common Stock granted under the Company Stock Plans (each a “Company Restricted Share”), which is outstanding immediately prior to the Effective Time shall vest and become free of restrictions to the extent provided by the terms thereof. Each holder of a Company Restricted Share shall have the same rights to receive the Merger Consideration as are provided to other holders of Company Common Stock under Article III.

ARTICLE IV

Actions Pending Acquisition

      4.01.     Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. The Company will use its reasonable best efforts to (x) preserve its business organization and that of its Subsidiaries, (y) keep available to itself and Parent the present services of the current officers and employees of the Company and its Subsidiaries and (z) preserve for itself and Parent the goodwill of the customers of the Company and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 4.01 of the Company Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by Parent, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) Capital Stock. Other than pursuant to the exercise of Company Options set forth in Section 5.01(b) of the Company Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights or (ii) permit any additional shares of capital stock to become subject to grants of employee or director stock options or other Rights.

(b) Dividends and Other Distributions. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock, other than (i) regular quarterly cash dividends by the Company on the Company Common Stock at a rate not in excess of the regular quarterly cash dividend declared prior to the date of this Agreement on the Company Common Stock, provided that after the date of this Agreement the Company shall coordinate the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto with Parent’s declaration of regular quarterly dividends on the Parent Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holders receive in exchange therefor in the Merger, (ii) dividends paid by any Subsidiary of the Company to the Company or to any wholly-owned Subsidiary of the Company and (iii) dividends paid to the holders of trust preferred securities issued by affiliated trusts, in each case in the ordinary course of business consistent with past practice.

(c) Compensation; Employment Agreements, Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company or its Subsidiaries or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments, except for normal individual increases in compensation to employees (other than any employee who is party to an employment agreement or a change-in-control agreement) in the ordinary course of business consistent with past practice, provided that any such increases to all employees shall not exceed 3.0% in the aggregate.

(d) Hiring. Hire any person as an employee of the Company or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(d) of the Company Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of the Company or a Subsidiary of the Company, as applicable.

(e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by or to make consistent with applicable law, subject to the provision of prior written notice and consultation with respect thereto to Parent, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of the Company Disclosure Schedule), any pension, retirement, supplemental executive retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of the Company or its Subsidiaries or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f) Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice and except for Loans in the ordinary course of business consistent with past practice not to exceed $25,000.

(g) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction or transactions that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole, provided, however, that neither the Company nor any of its Subsidiaries shall enter into any transaction with respect to any of their offices or the related real estate without the prior written consent of Parent.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $75,000 individually or $150,000 in the aggregate.

(j) Governing Documents. Amend the Company Articles or Company Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of the Company.

(k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP.

(l) Contracts. Except in the ordinary course of business consistent with past practice, and except for normal renewals without materially adverse changes, additions or deletions of terms, enter into, amend, modify or terminate any material Contract.

(m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by the Company and its Subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of the Company or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to the Company and its Subsidiaries taken as a whole.

(n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental

Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o) Derivatives Transactions. Enter into any Derivatives Transactions, except in the ordinary course of business consistent with past practice, provided, however, that the Company shall obtain Parent’s prior written consent before entering into or modifying any interest rate cap or swap agreements or arrangements.

(p) Indebtedness. Incur any indebtedness for borrowed money (other than federal funds purchased, borrowings from the Federal Home Loan Bank of Pittsburgh and securities sold under agreements to repurchase, in each case with maturities (other than deposits) of one year or less and in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment that is not rated investment grade or better and is of a type or in an amount that is not permissible for a Pennsylvania-chartered savings bank or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S. Government and U.S. Government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities with final maturities of five years or less and which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

(r) Loans. Except to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(r) of the Company Disclosure Schedule, (i) make any Loan in excess of $4.0 million or any Loan secured by undeveloped land, other than loans to developers of single-family residential properties in the ordinary course of business consistent with past practice, or (ii) make, renegotiate, renew, increase, extend, modify or purchase any Loan other than in the ordinary course of business consistent with past practice.

(s) Deposits. Materially increase or decrease the rate of interest paid on time deposits or certificates of deposit except in a manner and pursuant to policies consistent with past practices.

(t) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(u) Taxes. Except as may be required by applicable laws or regulations, make or change any material Tax election, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment. For purposes of this subparagraph (u), “material” shall mean affecting or relating to $50,000 or more of Taxes.

(v) Compliance with Agreements. Knowingly commit any act or omission which constitutes a material breach or default by the Company or any of its Subsidiaries under any agreement with any Governmental Authority or under any material Contract to which any of them is a party or by which any of them or their respective properties is bound.

(w) Environmental Assessments. Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of material amounts of a Hazardous Substance.

(x) Certain Communications. Except for communications in the ordinary course of business that do not relate in any manner to the Merger or the Bank Merger, issue any broadly distributed communication of a general nature to its customers or employees (including, without limitation, any general communications relating to benefits or compensation), provided, however that the prior written consent of Parent required under this section shall not be unreasonably withheld and further provided, that the Company may, without the prior written consent of Parent (but after such consultation, to the extent practicable in the circumstances), issue such communication as may upon the advice of outside counsel be required by law or the requirements of the SEC or Nasdaq.

(y) Reorganization. Knowingly take any action that would, or would be reasonably expected to, prevent either the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(z) Adverse Actions. Knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement or the Bank Merger Agreement, except in each case as may be required by applicable law or regulation.

(aa) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

      4.02.     Covenants of Parent. During the period from the date of this agreement and continuing until the Effective Time, Parent will use its reasonable best efforts to (x) preserve its business organization and that of its Subsidiaries, and (y) preserve for itself and the Company the goodwill of the customers of Parent and its Subsidiaries and others with whom business relationships exist. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of the Company, Parent will not, and will cause each of its Subsidiaries not to:

(a) Reorganization. Knowingly take any action that would, or would be reasonably expected to, prevent either the Merger or the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Adverse Actions. Knowingly take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation.

(c) Governing Documents. Amend the Parent Articles or the Parent Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock.

(d) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

      4.03.     Transition. Commencing following the date hereof, Parent and the Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration of their respective businesses, operations and organizations following consummation of the Merger and the Bank Merger in an effort to realize at the earliest possible time following the Effective Time the synergies, operating efficiencies and other benefits expected to be realized by Parent as a result of the consummation of such transactions.

ARTICLE V

Representations and Warranties

      5.01     Representations and Warranties of the Company. Except as set forth in a disclosure schedule delivered by the Company to Parent (the “Company Disclosure Schedule”) prior to the date hereof (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties set forth below or its covenants in Article IV or VI, provided, that (i) no such item is required to be set forth in the Company Disclosure Schedule as an exception to any representation or warranty of the Company if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 9.02 and (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is or would be reasonably likely to result in a Material Adverse Effect with respect to the Company), the Company hereby represents and warrants to Parent as follows:

(a) Corporate Organization. The Company is duly organized and validly existing under the laws of the State of Delaware and is duly licensed or qualified to do business in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. The Company has all requisite corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The Company is duly registered as a savings and loan holding company under the Home Owner’s Loan Act, as amended. The Company Articles and Company Bylaws, copies of which have been delivered or made available to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b) Company Capital Stock.

(i) The authorized capital stock of the Company consists solely of 16,000,000 shares of Company Common Stock, of which 3,975,799 shares are outstanding as of the date hereof, and 2,000,000 shares of Company Preferred Stock, of which no shares are outstanding as of the date hereof. As of the date hereof, 2,451,551 shares of the Company Common Stock were held in treasury by the Company or otherwise directly or indirectly owned (other than in a fiduciary capacity) by the Company (including shares held in the Company Stock Employee Compensation Trust) and no shares of Company Stock were reserved for issuance, other than 729,111 shares of Company Common Stock reserved for issuance pursuant to the Company Stock Plans, including 729,111 shares reserved for issuance upon the exercise of Company Options outstanding as of the date hereof, in accordance with their terms. The outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Company Common Stock have been issued in violation of the preemptive rights of any Person. Except as set forth above, as of the date of this Agreement, there are no shares of Company Stock reserved for issuance, the Company does not have any Rights outstanding with respect to Company Stock and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights.

(ii) Section 5.01(b) of the Company Disclosure Schedule sets forth as of the date hereof, and shall be updated to set forth as of the Effective Date, for each outstanding Company Option and each outstanding and unvested Company Restricted Stock Award, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each option and award, the vesting schedule, the number of shares of Company Common Stock subject to options that are currently exercisable and the exercise price per share.

(c) Subsidiaries; Equity Investments.

(i) (A) Section 5.01(c)(i) of the Company Disclosure Schedule lists the name, jurisdiction of incorporation and record and beneficial owners of the outstanding shares of capital stock for each direct or indirect Subsidiary of the Company, (B) the Company owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to the Company or any of its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or any of its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to the Company’s rights to vote or to dispose of such securities and (F) all the equity securities of the Company’s Subsidiaries held by the Company or its Subsidiaries are fully paid and nonassessable and are owned by the Company or its Subsidiaries free and clear of any Liens. The Company Bank is the only Significant Subsidiary of the Company.

(ii) Each of the Company’s Subsidiaries (A) has been duly organized and is validly existing under the laws of the jurisdiction of its organization, (B) has all requisite corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as now conducted and (C) is duly licensed or qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified. The articles of incorporation, bylaws and similar governing documents of each of the Company’s Subsidiaries, copies of which have been delivered or made available to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(iii) The Company Bank and NEP Trust Co. (“Trust Co.”) are the only Subsidiaries of the Company that are insured depository institutions. The deposit accounts of the Company Bank and TrustCo. are insured by the FDIC to the maximum extent provided by applicable law, and the Company Bank and Trust Co. have paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(iv) Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted and for securities listed in Section 5.01(t) of the Company Disclosure Schedule, the Company does not own beneficially, directly or indirectly, or have any Right with respect to, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind other than its Subsidiaries and stock in the Federal Home Loan Bank of Pittsburgh.

(d) Authority; No Violation.

(i) The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of all necessary consents and approvals of Governmental Authorities and the approval of the Company’s shareholders of this Agreement, to consummate the transactions contemplated hereby. Subject to the approval of this Agreement by the shareholders of the Company, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of the Company and the Company Board on or prior to the date hereof. The Company Board has directed that this Agreement be submitted to the Company’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon, no other vote of the shareholders of the Company is required by law, the Company Articles, the Company Bylaws or otherwise to approve this Agreement and the transactions contemplated hereby. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent, this Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in Section 5.01(e) and the expiration of related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by the Company and the Company Bank, as applicable, and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of the Company or any of its Subsidiaries, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets or (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

(e) Consents and Approvals. No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company and the Company Bank of this Agreement and the Bank Merger Agreement, as applicable, or to consummate the transactions contemplated hereby and thereby, except for (i) filings of applications or notices with, and consents, approvals or waivers by, as applicable, the Federal Reserve Board, the FDIC, the OTS and the Department, (ii) any required filing under the HSR Act, (iii) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement to the shareholders of the Company for approval and the issuance of Parent Common Stock in the Merger, (iv) any consents or approvals of, or filings or registrations with, any Governmental Authority in connection with compliance with the applicable provisions of federal and state laws and/or rules of self-regulatory organizations relating to the regulation of insurance companies and agents, or that are required under consumer finance, insurance and other similar laws, (v) the filing of Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and a comparable filing with the Pennsylvania Department relating to the Bank Merger, (vi) the approval of this Agreement by the holders of the outstanding shares of Company Common Stock and (vii) as set forth in Section 5.01(e) of the Company Disclosure Schedule. As of the date hereof, the Company is not aware of any reason why the consents and approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in the proviso clause in such section.

(f) Financial Statements. The Company has previously made available to Parent copies of (i) the statements of financial condition of the Company and its Subsidiaries as of September 30, 2002 and 2003, and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for the fiscal years 2001 through 2003, inclusive, as included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003 filed with the SEC under the Exchange Act, accompanied by the audit report of KPMG LLP, independent public accountants with respect to the Company, and (ii) the unaudited statement of financial condition of the Company and its Subsidiaries as of June 30, 2004 and the related unaudited consolidated statements of operations and cash flows for the three- and nine-month periods then ended as included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2004 filed with the SEC under the Exchange Act. The September 30, 2003 consolidated statement of condition of the Company (including the related notes, where applicable) fairly presents the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.01(f) (including the related notes, where applicable) fairly present, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. KPMG LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(g) Undisclosed Liabilities; Corporate Records.

(i) Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, as filed with the SEC prior to the date of this Agreement, (ii) liabilities incurred since June 30, 2004 in the ordinary course of business consistent with past practice and (iii) liabilities that would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company and its Subsidiaries do not have, and since June 30, 2004, the Company and its Subsidiaries have not incurred (except as permitted by Section 4.01), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the Company’s financial statements in accordance with GAAP).

(ii) The books and records of the Company and its Subsidiaries have been and are being maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. The minute books of the Company and each of its Subsidiaries contain true, complete and accurate records of all meetings and other corporate actions held or taken since December 31, 2000 of their respective shareholders and boards of directors (including committees of their respective boards of directors).

(h) Absence of Certain Changes or Events.

(i) Except as reflected in the Company’s unaudited balance sheet as of June 30, 2004, since September 30, 2003, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

(ii) Since September 30, 2003, the Company and its Subsidiaries have carried on their respective businesses only in the ordinary and usual course of business consistent with their past practices (except for the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

(iii) Except as set forth in Section 5.01(h)(iii) of the Company Disclosure Schedule, since September 30, 2003 through the date hereof, neither the Company nor any of its Subsidiaries has (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of September 30, 2003 other than in the ordinary course of business consistent with past practice, granted any severance or termination pay under which the Company has any continuing obligation, other than in the ordinary course of business to non-officer employees, entered into any contract to make or grant any severance or termination pay under which the Company has any continuing obligation, or paid any bonus to any director or officer, (B) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Company Stock, other than regular quarterly cash dividends on the Company Common Stock, (C) effected or authorized any split, combination or reclassification of any Company Stock, or issued, granted or authorized any Rights or

Company Stock, or issued any other securities in respect of, in lieu of or in substitution for shares of Company Stock, other than Company Common Stock issued in the ordinary course of business upon the exercise of Company Options set forth in Section 5.01(b) of the Company Disclosure Schedule, (D) changed in any material respect any accounting methods (or underlying assumptions), principles or practices of the Company or its Subsidiaries affecting its assets, liabilities or businesses, including without limitation, any reserving, renewal or residual method, practice or policy, (E) made any material tax election by the Company or its Subsidiaries or any settlement or compromise of any material income tax liability by the Company or its Subsidiaries, (F) made any material change in the Company’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (G) suffered any strike, work stoppage, slow-down or other like labor disturbance, (H) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (I) had any union organizing activities, (J) made any contribution to or in respect of the Company ESOP or (K) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

(i) Disclosure Controls and Procedures. Since not later than August 29, 2002, the Company has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed and maintained to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. In addition, the Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the presentation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board, (i) any significant weaknesses or deficiencies in the design or operation of its internal controls which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and the Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and the audit committee of the Company Board since October 1, 2002. None of the Company’s or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants.

(j) SEC Reports. The Company has previously made available to Parent a true, correct and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed since September 30, 2001 by the Company with the SEC pursuant to the Securities Act or the Exchange Act, in each case as amended or supplemented (collectively, the “Company SEC Reports”) and (ii) communication mailed by the Company to its shareholders since September 30, 2001, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company has timely filed all Company SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company SEC Reports complied with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no

enforcement action has been initiated, or to the Knowledge of the Company is threatened, against the Company by the SEC relating to disclosures contained in any Company SEC Reports.

(k) Regulatory Matters.

(i) The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since September 30, 2001 with any Governmental Authority, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of the Company and its Subsidiaries, no Governmental Authority has initiated any proceeding, or to the Knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries, since September 30, 2001. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries. The Company Bank is “well capitalized” as defined in applicable laws and regulations, and the Company Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(ii) Neither the Company nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it, other than those generally applicable to savings and loan holding companies, federal savings associations and their affiliates. Neither the Company nor any of its Subsidiaries has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(l) Legal Proceedings.

(i) Section 5.01(l)(i) of the Company Disclosure Schedule contains a true and correct summary description as of the date hereof of any pending or, to the Company’s Knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries, including the venue, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedies sought.

(ii) Except as set forth in Section 5.01(l)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries in which, to the Knowledge of the Company, there is a reasonable probability of any material recovery against or other Material Adverse Effect on the Company.

(iii) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, other than those generally applicable to savings and loan holding companies, federal savings associations and their affiliates. Neither the Company nor any Subsidiary of the Company has been advised of, or has Knowledge of, the threat of any such action.

(m) Compliance with Laws. Each of the Company and its Subsidiaries:

(i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the

Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Sarbanes-Oxley Act of 2002, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received, since September 30, 2001, no notification or communication from any Governmental Authority (A) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company’s Knowledge, do any grounds for any of the foregoing exist)

(n) Certain Contracts; Defaults.

(i) Except as set forth in Section 5.01(n)(i) of the Company Disclosure Schedule and documents entered into pursuant to the terms of this Agreement or, with respect to clauses (B), (C), (D) or (E), below, for documents filed as exhibits to the Company’s SEC documents, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any Contract as of the date hereof (A) with respect to the employment of any directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of the Company or its Subsidiaries to indemnification from the Company or its Subsidiaries (other than the indemnity provisions in the Company Bylaws and comparable provisions in the bylaws of the Company’s Subsidiaries), (C) which is a “material contract” (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports, (D) which materially restricts the conduct of any business by the Company or any of its Subsidiaries or upon consummation of the Merger would materially restrict the ability of the Surviving Corporation to engage in any business in which a bank holding company may lawfully engage under the BHC Act or (E) any Contract, other than a Loan or a Derivative Transaction but including data processing, software programming and licensing contracts, that involves expenditures or receipts by the Company or any of its Subsidiaries in excess of $100,000 per year. The Company has previously delivered or made available to Parent true, complete and correct copies of each such document.

(ii) Each Contract to which the Company or any of its Subsidiaries is a party, by which any of its respective assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, is a valid and legally binding obligation of the Company or a Subsidiary of the Company, as applicable, and to the Knowledge of the Company, the other party or parties thereto, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles). Neither the Company nor any of its Subsidiaries is in default under any Contract to which it is a party, by which its respective assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by the Company or any of its Subsidiaries is currently outstanding.

(o) Brokers. Neither the Company nor any Subsidiary of the Company nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated hereby, except that the Company has engaged, and will pay a fee or commission to, the Company Financial Advisor in accordance with the terms of a letter agreement between the Company Financial Advisor and the Company, a true, complete and correct copy of which has been previously delivered by the Company to Parent.

(p) Employee Benefit Plans.

(i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries and current or former directors of the Company and its Subsidiaries, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based incentive and bonus plans (the “Company Benefit Plans”), are identified in Section 5.01(p)(i) of the Company Disclosure Schedule. The Company has delivered or made available to Parent prior to the date of this Agreement true, correct and complete copies of the following documents: (A) each of the Company Benefit Plans, (B) all trust agreements or other funding arrangements for the Company Benefit Plans (including insurance Contracts) and all amendments thereto (all of which are disclosed in Section 5.01(p)(i) of the Company Disclosure Schedule), (C) with respect to any such Company Benefit Plans or amendments, the most recent determination letters and all rulings, opinion letters (and any pending requests for rulings or letters), information letters or advisory opinions issued by the IRS, the United States Department of Labor or the PBGC, (D) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any Company Benefit Plans with respect to the last three plan years and (E) the most recent summary plan descriptions and any material modifications thereto.

All Company Benefit Plans are in compliance with the applicable terms of ERISA, the Code and any other applicable laws and regulations. Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all changes in Tax laws prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 and, to the Company’s Knowledge, there are no circumstances that would reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. Each trust created under any Company Benefit Plan subject to ERISA has been determined to be exempt from Tax under Section 501(a) of the Code and, to the Company’s Knowledge, there are no circumstances that would reasonably be expected to result in revocation of such exemption.

There is no pending or, to the Company’s Knowledge, threatened litigation relating to the Company Benefit Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Benefit Plan or Company Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof or the Effective Date, would reasonably be expected to subject the Company or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” (which for purpose hereof includes the Financial Institutions Retirement Fund) within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”). Neither the Company nor any of its Subsidiaries has incurred in the six years prior to the date hereof, and neither expects to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any Company ERISA Affiliate within the 12-month period ending on the date hereof or, to the Company’s Knowledge, will be required to be filed in connection with the transactions contemplated by this Agreement.

All contributions required to be made under the terms of any Company Benefit Plan have been timely made or have been reflected on the financial statements of the Company included in the Company SEC Reports to the extent required by the terms of any such Company Benefit Plan and to the extent required by GAAP and there is no Lien, nor is there expected to be a Lien, under Section 412(n) of the Code or Section 302(f) of ERISA or Tax under Section 4971 of the Code imposed against any Company Benefit Plan. Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and, to the Knowledge of the Company, no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

Under each Company Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof for which the Company has an actuarial valuation, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Company Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Company Pension Plan, and there has been no material change in the financial condition of such Company Pension Plan since the last day of the most recent plan year.

Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Subject to applicable law, the Company or any of its Subsidiaries may amend or terminate any retiree health or life benefits under any Company Benefit Plan at any time without incurring any liability thereunder.

Except as set forth in Section 5.01(p)(viii) of the Company Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (A) result in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries under any Company Benefit Plan, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (C) result in any breach or violation of, or a default under, any Company Benefit Plan, (D) limit or restrict the ability to merge, amend or terminate any Company Benefit Plan or (E) result in any payment which may be nondeductible for federal income tax purposes pursuant to Sections 162(m) or 280G of the Code and the regulations issued thereunder.

(q) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened, nor is the Company or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(r) Environmental Matters. (i) The Company and its Subsidiaries are in compliance with applicable Environmental Laws; (ii) to the Company’s Knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by the Company or any of its Subsidiaries, or any property in which the Company or any of its Subsidiaries has held a security interest, Lien or a fiduciary or management role (“Company Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries could be deemed under applicable law to be the owner or operator of, or has participated in the management regarding Hazardous Substances of, any Company Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iv) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; and (vii) to the Company’s Knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving the Company or any of its Subsidiaries, any currently or formerly owned or operated property, or any Company Loan Property, that could reasonably be expected to result in any claims, liability or investigations against the Company or any of its Subsidiaries, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law or adversely affect the value of any Company Loan Property.

(s) Tax Matters.

(i)(A) All Tax Returns required to be filed (taking into account any extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been timely filed, (B) all such Tax Returns are accurate and complete, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been timely paid in full or have been adequately reserved for in accordance with GAAP, (D) the United States federal, state and local income Tax Returns referred to in clause (A) have been examined by the IRS or the appropriate taxing authority for the periods set forth in Section 5.01(s) of the Company Disclosure Schedule or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, except any such amount as is being contested in good faith and has been adequately reserved for in accordance with GAAP, (F) no material issues have been raised by the relevant taxing authority in connection with any audit, action, suit or proceeding which is currently pending with respect to any of the Tax Returns referred to in clause (A) and (G) neither the Company nor any of its Subsidiaries has agreed to any currently effective waiver of any statute of limitation with respect to the assessment or collection of any Taxes of the Company or any of its Subsidiaries.

(ii) The Company has made available to Parent true and correct copies of the United States federal, state and local income Tax Returns filed by the Company and its Subsidiaries for each of the three most recent fiscal years ended on or before September 30, 2003.

(iii) Neither the Company nor any of its Subsidiaries is a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(iv) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement (other than an agreement with a group the common parent of which is the Company or any predecessor of the Company), is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was the Company or any predecessor of the Company) or otherwise has any liability for the Taxes of any Person (other than the Company and its Subsidiaries).

(v) No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries within the past five years.

(vi) Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed in writing any such adjustment or change in accounting method.

(vii) Neither the Company nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(viii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Merger and (B) all Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

(ix) As of the date hereof, neither the Company nor any of its Subsidiaries has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance that is reasonably likely to prevent or impede the Bank Merger or the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or the opinion of tax counsel referred to in Section 7.01(e) from being obtained on a timely basis.

(x) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code within the past five years.

(t) Investment Securities. Section 5.01(t) of the Company Disclosure Schedule sets forth a true, correct and complete list of the investment securities and mortgage backed securities held for sale and held for investment by the Company and its Subsidiaries, (the “Company Investment Securities”) as of October 31, 2004, as well as, with respect to such securities, their respective book and market values and coupon rates. Except for pledges to secure public and trust deposits, Federal Home Loan Bank advances and repurchase agreements entered into in arms’-length transactions in the ordinary course of business with customary commercial terms and conditions and other pledges required by law, none of the Company Investment Securities is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding any such investment security to freely dispose of such investment security at any time. Except as set forth in Section 5.01(t) of the Company Disclosure Schedule, no Company Investment Security held by the Company or any of its Subsidiaries, were it to be a Loan held by the Company or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import.

(u) Derivative Transactions.

(i) All Derivative Transactions entered into by the Company or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(ii) Except as set forth in Section 5.01(u)(ii) of the Company Disclosure Schedule, no Derivative Transaction, were it to be a Loan held by the Company or any of its Subsidiaries, would be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import. The financial position and results of operations of the Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction have been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied, and, except set forth in Section 5.01(u)(ii) of the Company Disclosure Schedule, as of the date hereof, no open exposure of the Company or any of its Subsidiaries with respect to any such instrument (or with respect to multiple instruments with respect to any single counterparty) exceeds $250,000.

(v) Loans; Nonperforming and Classified Assets.

(i) Except as set forth in Section 5.01(v)(i) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any written or oral (A) Loan of the Company or any Company Subsidiary (collectively, the “Company Loans”) under the terms of which the obligor was, as of November 30, 2004, over sixty days delinquent in payment of principal or interest or in default of any other provision, or (B) Company Loan with any director, executive officer or five percent or greater shareholder of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. Section 5.01(v)(i) of the Company Disclosure Schedule identifies (A) each Company Loan that as of November 30, 2004 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by the Company, any Company Subsidiary or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Company Loan and the identity of the borrower thereunder, and (B) each asset of the Company or any Company Subsidiary that as of November 30, 2004 was classified as other real estate owned (“OREO”) and the book value thereof as of such date.

(ii) Each Company Loan (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid Liens which have been perfected and (C) to the Knowledge of the Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(iii) The loan documents with respect to each Company Loan were in material compliance with applicable laws and regulations and the Company’s lending policies at the time of origination or acquisition of such Company Loans and are complete and correct.

(iv) Neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates the Company or any of its Subsidiaries to repurchase from any such Person any Company Loan or other asset of the Company or any of its Subsidiaries.

(w) Tangible Properties and Assets.

(i) Section 5.01(w)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all real property owned by the Company or any Company Subsidiary. Except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, each of the Company and the Company Subsidiaries has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (A) statutory Liens for amounts not yet delinquent and (B) Liens incurred in the ordinary course of business that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset.

(ii) Section 5.01(w)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which each of the Company or any Company Subsidiary uses or occupies or has the right to use or occupy, now or in the future, real property (the “Company Leases”). Each Company Lease is a valid and binding obligation of the Company or its applicable Subsidiary and is in full force and effect and, as of the date hereof, neither the Company nor any Company Subsidiary has received a written notice of, and otherwise has no Knowledge of, any default or termination with respect to any Company Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by the Company or any Company Subsidiary of, or material default by the Company or any Company Subsidiary in, the performance of any covenant, agreement or condition contained in any Company Lease, and to the Company’s Knowledge, no lessor under a Company Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Company Lease. The Company and the Company Subsidiaries have paid all rents and other charges to the extent due under the Company Leases.

(x) Intellectual Property. The Company and its Subsidiaries own or have a valid license to use all Intellectual Property used in or held for use in the conduct of the business of the Company or any of its Subsidiaries (the “Company Intellectual Property”) and the Company Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of the Company and its Subsidiaries as currently conducted. The Company Intellectual Property owned by the Company or any of its Subsidiaries, and to the Knowledge of the Company, all other Company Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither the Company nor any of its Subsidiaries has received notice challenging the validity or enforceability of any Company Intellectual Property. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any Person. The consummation of the Merger and the Bank Merger will not result in the loss or impairment of the right of the Company or any of its Subsidiaries to own or use any of the Company Intellectual Property, and Parent will have substantially the same rights to own or use the Company Intellectual Property following the consummation of the Merger and the Bank Merger as the Company and its Subsidiaries had prior to the consummation of the Merger and the Bank Merger, subject to the receipt of any required consents of the applicable counterparties to any licenses to use Company Intellectual Property.

(y) Fiduciary Accounts. The Company and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company or any of its Subsidiaries, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(z) Insurance.

(i) Section 5.01(z)(i) of the Company Disclosure Schedule identifies all of the material insurance policies, binders, or bonds currently maintained by the Company or any of its Subsidiaries, other than credit-life policies (the “Company Insurance Policies”), including the insurer, policy numbers and any pending claims thereunder involving more than $25,000. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All Company Insurance Policies are in full force and effect, the Company and its Subsidiaries are not in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(ii) Section 5.01(z)(ii) of the Company Disclosure Schedule sets forth a true and correct summary description of all bank-owned life insurance owned by the Company or any of its Subsidiaries. The value of such bank-owned life insurance is fairly and accurately reflected in the Company financial statements included in the Company SEC Reports in accordance with GAAP consistently applied.

(aa) Transactions with Affiliates. All “covered transactions” between the Company Bank and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions and the regulations of the Federal Reserve Board thereunder.

(bb) Antitakeover Provisions. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any “control share acquisition,” “business combination moratorium,” “fair price,” “affiliate transaction,” “anti-greenmail” or other form of antitakeover statute or regulation of any jurisdiction, including without limitation Section 203 of the DGCL. This Agreement and the transactions contemplated hereby have been approved by a majority of the Disinterested Directors of the Company, as defined in Article Eighth of the Company Articles, such that the requirements of such article relating to special voting requirements for certain business combinations do not apply to this Agreement or the transactions contemplated hereby.

(cc) Fairness Opinion. Prior to the execution of this Agreement, the Company Board has received the written opinion of the Company Financial Advisor to the effect that as of the date hereof, and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

(dd) Company Information. The information relating to the Company and its Subsidiaries to be provided by the Company or its representatives in writing for inclusion in the Proxy Statement/ Prospectus, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/ Prospectus (except for such portions thereof as relate to or are supplied by Parent or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act.

(ee) Disclosure. The representations and warranties contained in this Section 5.01 are true, correct and complete and do not omit to state any material fact necessary in order to make the statements and information contained in this Section 5.01 not misleading under the circumstances.

      5.02     Representations and Warranties of Parent. Except as set forth in a disclosure schedule delivered by Parent to the Company (the “Parent Disclosure Schedule”) prior to the date hereof (which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties set forth below or its covenants in Article IV or VI, provided, that (i) no such item is required to be set forth in the Parent Disclosure Schedule as an exception to any representation or warranty of Parent if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 9.02 and (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is or would be reasonably likely to result in a Material Adverse Effect with respect to Parent), Parent hereby represents and warrants to the Company as follows:

(a) Corporate Organization. Parent is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified. Parent has all requisite corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. Parent is duly registered as a bank holding company under the BHC Act. The Parent Articles and Parent Bylaws, copies of which have been delivered or made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b) Parent Capital Stock. The authorized capital stock of Parent consists solely of 100,000,000 shares of Parent Common Stock, of which 30,004,990 shares were outstanding as of the date hereof, and 20,000,000 shares of Parent Preferred Stock, of which no shares are outstanding as of the date hereof. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent, except for (i) shares of Parent Common Stock issuable pursuant to the Parent Stock Plans and upon exercise or vesting of Rights granted pursuant thereto and (ii) by virtue of this Agreement. At the Effective Time, the shares of Parent Common Stock to be issued in exchange for shares of Company Common Stock in the Merger will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c) Subsidiaries.

(i) (A) Section 5.02(c)(i) of the Parent Disclosure Schedule lists the name, jurisdiction of incorporation and record and beneficial owners of the outstanding shares of capital stock for each direct or indirect Subsidiary of Parent, (B) Parent owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to Parent or any of its wholly owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Parent or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to Parent’s rights to vote or to dispose of such securities and (F) all the equity securities of Parent’s Subsidiaries held by Parent or its Subsidiaries are fully paid and nonassessable and are owned by Parent or its Subsidiaries free and clear of any Liens. Parent Bank is the only Significant Subsidiary of the Parent.

(ii) Each of Parent’s Subsidiaries (A) has been duly organized and is validly existing under the laws of the jurisdiction of its organization, (B) has all requisite corporate power and authority necessary for it to own or lease its properties and assets and to carry on its business as now conducted and (C) is duly licensed or qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of Parent, copies of which have been delivered or made available to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(iii) Parent Bank is the only Subsidiary of Parent that is an insured depository institution and it is a member of the BIF. The deposit accounts of Parent Bank are insured by the FDIC to the maximum extent provided by applicable law, and Parent Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(d) Authority; No Violation.

(i) Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of all necessary consents and approvals of Governmental Authorities, to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Parent and the Parent Board on or prior to the date hereof. Parent has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by the Company, this Agreement is a valid and legally binding obligation of Parent enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in Section 5.02(e) and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the Bank Merger Agreement by Parent and Parent Bank, as applicable, and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Parent or any of its Subsidiaries, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries, or any of their respective properties or assets or (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

(e) Consents and Approvals. No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent and any of its Subsidiaries in connection with the execution, delivery or performance by Parent and Parent Bank of this Agreement and the Bank Merger Agreement, as applicable, or to consummate the transactions contemplated hereby and thereby, except for (i) filings of applications or notices with, and consents, approvals or waivers by, as applicable, the Federal Reserve Board, the FDIC, the OTS and the Department, (ii) any required filing under the HSR Act, (iii) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement to the shareholders of the Company for approval and the issuance of Parent Common Stock in the Merger, (iv) any consents or approvals of, or filings or registrations with, any Governmental Authority in connection with compliance with the applicable provisions of federal and state laws and/or rules of self-regulatory organizations relating to the regulation of insurance companies and agents, or that are required under consumer finance, insurance and other similar laws, (v) the filing of a notification of listing of additional shares with the Nasdaq, and (vi) the filing of Articles of Merger with the Secretary of State of the Commonwealth of Pennsylvania pursuant to the PBCL and the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and a comparable filing with the Pennsylvania Department relating to the Bank Merger. As of the date hereof, Parent is not aware of any reason why the consents and approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in the proviso clause in such section.

(f) Financial Statements. Parent has previously made available to the Company copies of (i) the consolidated balance sheets of Parent and its Subsidiaries as of December 31, 2002 and 2003, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the fiscal years 2001 through 2003, inclusive, as included in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC under the Exchange Act, accompanied by the audit report of Grant Thornton LLP, independent public accountants with respect to Parent, and (ii) the unaudited consolidated balance sheets of Parent and its Subsidiaries as of September 30, 2004 and the related unaudited consolidated statements of operations, cash flows and changes in shareholders’ equity for the three- and nine-month periods then ended as included in Parent’s Quarterly Report on Form 10-Q for the period ended September 30, 2004 filed with the SEC under the Exchange Act. The December 31, 2003 consolidated balance sheet of Parent (including the related notes, where applicable) fairly presents the consolidated financial position of Parent and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 5.02(f) (including the related notes, where applicable) fairly present, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Grant Thornton LLP has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(g) Absence of Certain Changes or Events. Except as reflected in Parent’s unaudited balance sheet as of September 30, 2004, since December 31, 2003, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Parent.

(h) Disclosure Controls and Procedures. Since not later than August 12, 2003, Parent has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed and maintained to ensure that (i) all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports. In addition, Parent and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of the Parent Board, (i) any significant weaknesses or deficiencies in the design or operation of its internal controls which could adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, and Parent has made available to the Company a summary of any such disclosure made by management to Parent’s auditors and the audit committee of the Parent Board since August 12, 2003. None of Parent’s or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Parent or its Subsidiaries’ or its accountants. Parent has initiated its process of compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and expects to be in compliance therewith by the SEC mandated compliance date.

(i) SEC Reports. Parent has previously made available to the Company a true, correct and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed since June 6, 2003 by Parent with the SEC pursuant to the Securities Act or the Exchange Act, in each case as amended or supplemented (collectively, the “Parent SEC Reports”), and (ii) communication mailed by Parent to its shareholders since August 12, 2003, and no such registration statement, prospectus, report, schedule, proxy statement or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Parent has timely filed all Parent SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company SEC Reports complied with the published rules and regulations of the SEC with respect thereto. No executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated, or to the Knowledge of Parent is threatened, against Parent by the SEC relating to disclosures contained in any Company SEC Reports.

(j) Regulatory Matters.

(i) Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Authority, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by any Governmental Authority in the regular course of the business of Parent and its Subsidiaries, no Governmental Authority has initiated any proceeding, or to the Knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries, since December 31, 2000. There is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries. Each of Parent and Parent Bank is “well capitalized” as defined in applicable laws and regulations, and Parent Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(ii) Neither Parent nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it, other than those generally applicable to bank holding companies, banks and their affiliates. Neither Parent nor any of its Subsidiaries has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(k) Legal Proceedings. Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries in which, to the Knowledge of Parent, there is a reasonable probability of any material recovery against or other Material Adverse Effect on Parent.

(l) Compliance with Laws. Each of Parent and its Subsidiaries:

(i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Sarbanes-Oxley Act of 2002, the Uniting and Strengthening America by

Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received, since December 31, 2000, no notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent’s Knowledge, do any grounds for any of the foregoing exist).

(m) Brokers. Except with respect to the fees to be paid to the Parent Financial Advisor, none of Parent, any Subsidiary of Parent or any of their respective directors or officers has incurred any liability for any broker’s fees, commissions or finder’s fees in connection with of the transactions contemplated hereby for which the Company, any of its Subsidiaries or any of their respective directors or officers would be liable.

(n) Reorganization. As of the date hereof, neither Parent nor any of its Subsidiaries has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance that is reasonably likely to prevent or impede the Bank Merger or the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or the opinion of tax counsel referred to in Section 7.01(f) from being obtained on a timely basis.

(o) Parent Information. The information relating to Parent and its Subsidiaries to be provided by Parent or its representatives in writing for inclusion in the Proxy Statement/ Prospectus, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act.

(p) Corporate Records. The books and records of Parent and its Subsidiaries have been and are being maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. The minute books of Parent and each of its Subsidiaries contain true, complete and accurate records of all meetings and other corporate actions held or taken since December 31, 2000 of their respective shareholders and boards of directors (including committees of their respective boards of directors).

(q) Financial Ability. On the Effective Date and through the date of payment of the Aggregate Cash Consideration, Parent will have all funds necessary to complete the Merger and pay the Aggregate Cash Consideration.

(r) Disclosure. The representations and warranties contained in this Section 5.02 are true, correct and complete and do not omit to state any material fact necessary in order to make the statements and information contained in this Section 5.02 not misleading under the circumstances.

ARTICLE VI

Covenants

      6.01     Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each Party to this Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger promptly as practicable and the consummation of the Bank Merger immediately subsequent to the Merger, and otherwise to enable consummation of the Merger and the Bank Merger, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other Party hereto to that end, provided, however, that a Party shall not be obligated to take any action pursuant to the foregoing if it would or would be reasonably expected to result in a condition or restriction on the Surviving Corporation having an effect of the type referred to in the proviso clause in Section 7.01(b).

      6.02     Shareholder Approval. The Company agrees to take, in accordance with applicable law and the Company Articles and Company Bylaws, all action necessary to convene as promptly as practicable after the Registration Statement is declared effective a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company’s shareholders in order to permit consummation of the transactions contemplated hereby, and except with the prior approval of Parent, no other matters shall be submitted for the approval of the Company shareholders at such meeting. The Company Board shall at all times prior to and during such meeting recommend approval of this Agreement and any other matters required to be approved by the Company’s shareholders in order to permit consummation of the transactions contemplated hereby, and shall take all reasonable lawful action to solicit such approval by its shareholders; provided that nothing in this Agreement shall prevent the Company Board from withholding, withdrawing, amending or modifying such recommendation (a “Change in Recommendation”) if the Company Board determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the Company shareholders under applicable law; provided further that Section 6.07 shall govern a Change in Recommendation in the circumstances described therein. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall be submitted to the shareholders of the Company for their approval at a meeting held in accordance with this Section 6.02 and nothing contained herein shall be deemed to relieve the Company of such obligation.

      6.03.     Registration Statement.

      (a) Parent agrees to prepare and file a registration statement on Form S-4 or other applicable form (as may be amended, the “Registration Statement”) with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement/ Prospectus”) and all related documents). The Company shall prepare and furnish such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above-referenced documents based on its Knowledge of and access to the information required for said documents, and the Company, and its legal, financial and accounting advisors, shall have the right to review in advance and reasonably approve such Registration Statement prior to its filing. The Company agrees to reasonably cooperate with Parent and Parent’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisors and independent auditor in connection with the Registration Statement and the Proxy Statement/ Prospectus. Provided that the Company has reasonably cooperated in all material respects as described above, Parent agrees to promptly file, or cause to be filed, the Registration Statement and the Proxy Statement/ Prospectus with the SEC. Each of the Company and Parent agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, the Company shall promptly mail the Proxy Statement/ Prospectus to its shareholders.

      (b) Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

      6.04     Regulatory Filings.

      (a) Each of Parent and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement; and provided that the Company has reasonably cooperated in all material respects as described above, any initial filings with Governmental Authorities shall be made by Parent as promptly as reasonably practicable, after the date hereof. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any Governmental Authority or third party in connection with the transactions contemplated hereby. In exercising the foregoing right, each of Parent and the Company agrees to act reasonably and as promptly as practicable. Each of Parent and the Company agrees that it shall consult with the other Party with respect to the obtaining of all material permits, consents, approvals and authorizations of all Governmental Authorities and third parties necessary or advisable to consummate the transactions contemplated hereby, and each of Parent and the Company shall keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

      (b) Each of Parent and the Company agrees, upon request, to furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries to any third party or Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

      6.05     Public Announcements. The Company and Parent shall consult with each other before issuing any press release, other public statement or broadly distributed internal communication with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement or broadly distributed internal communication without the prior consent of the other Party, which shall not be unreasonably withheld; provided, however, that Parent or the Company may, without the prior consent of the other Party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the requirements of the SEC or Nasdaq. The Company and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated hereby as reasonably requested by the other Party.

      6.06     Access; Information.

      (a) The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and its officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of the Company and its Subsidiaries and to such other information relating to the Company or its Subsidiaries as Parent may reasonably request and, during such period, the Company shall furnish promptly to Parent all information concerning the business, properties and personnel of the Company or its Subsidiaries as Parent may reasonably request.

      (b) Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the Company and its authorized representatives such access to executive officers of Parent and such appropriate information as the Company may reasonably request.

      (c) All information furnished by Parent or the Company to the other Party pursuant to Section 6.06(a) or Section 6.06(b) shall be subject to, and the other Party shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement, dated as of September 30, 2004, between the Company and Parent (the “Confidentiality Agreement”).

      (d) No investigation by a Party of the business and affairs of the other Party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of the Party to consummate the Merger.

      6.07.     No Solicitation by the Company.

      (a) From the date of this Agreement through the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries’ directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iv) make or authorize any statement or recommendation in support of any Acquisition Proposal. If, and only to the extent that, (i) the approval of this Agreement by the Company’s shareholders has not occurred, (ii) the Company Board reasonably determines in good faith, after consultation with its outside legal counsel, that such action would be required in order for directors of the Company to comply with their respective fiduciary duties under applicable law in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the Company Board believes in good faith is a Superior Proposal and (iii) the Company provides notice to Parent of its decision to take such action in accordance with the requirements of Section 6.07(b), the Company may (1) furnish information with respect to the Company to any Person making such an Acquisition Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside legal counsel) on terms substantially similar to, and no less favorable to the Company than, the terms contained in any such agreement between the Company and Parent, (2) participate in discussions or negotiations regarding such an Acquisition Proposal and (3) authorize any statement or recommendation in support of such an Acquisition Proposal and effect a Change in Recommendation.

      (b) The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any Subsidiary by any Person that informs the Company Board or a member of the senior management of the Company or any Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of the Company or any Subsidiary, and the material terms of any such Acquisition Proposal and any modification or amendment to such Acquisition Proposal. The Company shall keep Parent fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. The Company also shall promptly, and in any event within 24 hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 6.07(a).

      (c) The Company and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Parent who have been furnished confidential information regarding the Company in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. The Company agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which the Company or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.

      (d) The Company shall ensure that the directors, officers, employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of the Company or its Subsidiaries are aware of the restrictions described in this Section 6.07 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.07 by any director, officer, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of the Company or its Subsidiaries, at the direction or with the consent of the Company or its Subsidiaries, shall be deemed to be a breach of this Section 6.07 by the Company.

      (e) Nothing contained in this Agreement shall prevent the Company or the Company Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

      6.08     Indemnification.

      (a) During the six-year period after the Effective Time, Parent (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of the Company or a Company Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of the Company or any Company Subsidiary or is or was serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the Company Articles and Company Bylaws or equivalent documents of any Company Subsidiary, as applicable in each case as in effect on the date hereof. Without limiting the foregoing, Parent also agrees that limitations on liability existing in favor of the Indemnified Parties as provided in the Company Articles and Company Bylaws or similar governing documents of the Company Bank and any other Subsidiary of the Company as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and the Bank Merger and shall continue in full force and effect from and after the Effective Time.

      (b) Any Indemnified Party wishing to claim indemnification under this Section 6.08, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure actually prejudices the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnifying Party and the Indemnified Parties will cooperate reasonably in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld or delayed, and (iv) the Indemnifying Party shall have no obligation hereunder to the extent that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by an applicable federal or state banking agency or a court of competent jurisdiction.

      (c) Prior to the Effective Time, Parent shall use its reasonable best efforts to cause the persons serving as directors and officers of the Company immediately prior to the Effective Time to be covered by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing comparable terms and conditions as such policy or single premium tail coverage with policy limits equal to the Company’s existing coverage limits and which is not less advantageous to such directors and officers) for a three-year period following the Effective Time with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall Parent be required to expend for such three-year period more than an amount equal to 200% of the current annual amount expended by the Company to maintain such insurance (the “Insurance Amount”), and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.08(c) as a result of the preceding provision, Parent shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

      (d) If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.08.

      (e) The provisions of this Section 6.08 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

      6.09     Employees; Benefit Plans.

      (a) Prior to the Effective Time, Parent shall take all reasonable action so that employees of the Company and its Subsidiaries who become employees of Parent and its Subsidiaries (the “Transferred Employees”) shall be entitled to participate, effective as soon as administratively practicable following the Effective Time, in each “employee benefit plan,” as such term is defined by Section 3(3) of ERISA, maintained by Parent or its Subsidiaries and any Parent Stock Plan (collectively, the “Parent Benefit Plans”) to the same extent as similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of the employees of the Company and its Subsidiaries in the Parent Benefit Plans may occur at different times with respect to different plans and that any grants to any former employee of the Company or its Subsidiaries under any Parent Stock Plan shall be discretionary with Parent). Notwithstanding the foregoing, Parent may determine to continue any of the employee benefit plans, programs or arrangements of the Company or any of its Subsidiaries for Transferred Employees in lieu of offering participation in the Parent Benefit Plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of such benefit plans, or to merge any such benefit plans with the Parent Benefit Plans, provided the result is the provision of benefits to Transferred Employees that are substantially similar to the benefits provided to the employees of Parent and Parent Bank generally. Parent shall cause each Parent Benefit Plan, other than the Parent Employee Stock Ownership Plan, in which Transferred Employees are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of benefits) under the Parent Benefit Plans the service of such Transferred Employees with the Company and its Subsidiaries to the same extent as such service was credited for such purpose by the Company; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Notwithstanding anything to the contrary herein, Transferred Employees will be treated as “new employees” of Parent or its Subsidiaries for purposes of determining eligibility and vesting under the Parent Employee Stock Ownership Plan.

      (b) If Transferred Employees become eligible to participate in a medical, dental, health or disability plan of Parent or its Subsidiaries, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental or disability plans of Parent, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the plan year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time.

      (c) An employee of the Surviving Corporation or any of its Subsidiaries who was an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (other than in each case any employee who is party to an employment agreement or a change-in-control agreement) whose employment terminates other than for “cause” and under circumstances entitling him or her to severance payments under the terms of the Company Bank’s Employee Severance Compensation Plan as in effect on the date hereof (the “Company Severance Plan”) during the one-year period following the Effective Time shall be entitled to receive severance payments in accordance with, and to the extent provided by, the Company Severance Plan. The Company Severance Plan shall not be amended in a manner adverse to participants prior to the first anniversary of the Effective Time.

      (d) Except as set forth in Section 6.09(d) of the Company Disclosure Schedule, the Surviving Corporation shall honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, current and former employees and directors of the Company and its Subsidiaries identified in Section 5.01(p)(i) of the Company Disclosure Schedule, including without limitation any benefits or rights arising as a result of the Merger (either alone or in combination with any other event).

      (e) The Company shall take all necessary action to cause the Company ESOP to be terminated as of the Effective Time. The Merger Consideration received by the Company ESOP trustee in connection with the Merger with respect to the unallocated shares of Company Common Stock shall be first applied by the Company ESOP trustee to the full repayment of the Company ESOP loan. The Company shall use its best efforts to cause the Company ESOP trustee to elect a sufficient amount of cash to repay the Company ESOP loan. The balance of the Merger Consideration (if any) received by the Company ESOP trustee with respect to the unallocated shares of Company Common Stock shall be allocated as earnings to the accounts of all participants in the Company ESOP, in accordance with the Company ESOP’s terms and conditions in effect as of the date of this Agreement, to the maximum extent permitted under the Code and applicable law, except as set forth in Section 6.09(e) of the Company Disclosure Schedule. The accounts of all participants and beneficiaries in the Company ESOP immediately prior to the Effective Time shall become fully vested as of the Effective Time. As soon as practicable after the date hereof, but in no event later than 60 days after the date of this Agreement, the Company shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the Company ESOP as of the Effective Time, with a copy to be provided to Parent and its counsel. As soon as practicable after the later of the Effective Time or the receipt of a favorable determination letter for termination from the IRS, the account balances in the Company ESOP shall be distributed to participants and beneficiaries or transferred to an eligible individual retirement account as a participant or beneficiary may direct. Prior to the Effective Time, no prepayments shall be made on the Company ESOP loan and contributions to the Company ESOP and payments on the Company ESOP loan shall be made consistent with past practices on the regularly scheduled payment dates.

      (f) Except as otherwise provided in this Section 6.09, nothing contained in this Section 6.09 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any Company Benefit Plan, Parent Benefit Plan or other contracts, arrangements, commitments or understandings in accordance with their terms and applicable law.

      6.10.     The Bank Merger. Parent and the Company agree to take all action necessary and appropriate to cause the Company Bank to merge with and into Parent Bank in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement, it being the intention of the Parties that the Bank Merger be consummated as promptly as practicable upon consummation of the Merger. Without limiting the foregoing, promptly after the date of this Agreement, (a) Parent shall (i) cause the Board of Directors of Parent Bank to approve the Bank Merger Agreement, (ii) cause Parent Bank to execute and deliver the Bank Merger Agreement and (iii) approve the Bank Merger Agreement in its capacity as the sole shareholder of Parent Bank, and (b) the Company shall (i) cause the Board of Directors of the Company Bank to approve the Bank Merger Agreement, (ii) cause the Company Bank to execute and deliver the Bank Merger

Agreement and (iii) approve the Bank Merger Agreement in its capacity as the sole shareholder of the Company Bank. The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement. In addition, at the Parent’s request, the Company shall take all necessary and appropriate action to assist Parent to effect the merger of Trust Co. with and into Parent Bank.

      6.11.     Advice of Changes. Parent and the Company shall promptly advise the other Party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided that a failure to comply with this Section 6.11 shall not constitute the failure of any condition set forth in Article VII to be satisfied, or give rise to any right of termination under Section 8.01(d) or (e), unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied or the right to terminate this Agreement under Section 8.01(d) or (e), as the case may be. From time to time prior to the Effective Time (and on a date prior to the Closing Date mutually agreed to by the Parties), each of Parent and the Company will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered materially inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the Company and Parent contained in Article V in order to determine the fulfillment of the conditions set forth in Sections 7.02(a) or 7.03(a) hereof, respectively, or the compliance by the Company and Parent with their respective covenants and agreements contained herein.

      6.12.     Current Information. During the period from the date of this Agreement to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Parent and to report the general status of the ongoing operations of the Company and its Subsidiaries. Without limiting the foregoing, the Company agrees to provide Parent (or make available to Parent in the case of documents filed with the SEC) (i) within ten Business Days following the close of each calendar month between the date hereof and the Effective Time (20 Business Days in the case of the month of September), a consolidated statement of financial condition at the end of such month and comparative consolidated statements of operations for such month and the same month in the prior year, (ii) a copy of each report filed by the Company and the Company Bank with a Governmental Authority within three Business Days following the filing thereof and (iii) monthly updates of the information required to be set forth in Section 5.01(v)(i) of the Company Disclosure Schedule. The Company will promptly notify Parent of any material change in the normal course of business or in the operation of the properties of the Company or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Company or any of its Subsidiaries, and will keep Parent fully informed of such events.

      6.13.     Affiliates. The Company shall use its reasonable best efforts to identify those persons who may be deemed to be “affiliates” of the Company within the meaning of Rule 145 promulgated by the SEC under the Securities Act (the “Company Affiliates”) and to cause each person so identified to deliver to Parent as soon as practicable, and in any event prior to the Closing Date, a written agreement with respect to compliance with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Parent Common Stock received in the Merger, which agreement shall be substantially in the form of Exhibit 6.13 hereto.

      6.14.     Stock Listing. Parent shall provide appropriate notice to the Nasdaq to list the additional shares of Parent Common Stock to be issued in the Merger.

      6.15.     Certain Policies. Prior to the Effective Date, each of the Company and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 7.01(a) and 7.01(b); and further provided that in any event, no accrual or reserve made by the Company or any of its Subsidiaries pursuant to this Section 6.15 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of the Company or its management with any such adjustments.

      6.16.     Section 16 Matters. Parent and the Company agree that, in order to most effectively compensate and retain Company Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that the Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock into shares of Parent Common Stock, and for that compensatory and retentive purpose agree to the provisions of this Section 6.16. Assuming that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, the Parent Board, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by Company Insiders of Parent Common Stock in exchange for shares of Company Common Stock pursuant to the Merger and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. “Section 16 Information” shall mean information accurate in all material respects regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in the Merger and the number and description of the Company Options held by each such Company Insider; provided that the requirement for a description of any Company Options shall be deemed to be satisfied if copies of all Company Stock Plans, and forms of agreements evidencing grants thereunder, under which such Company Options have been granted have been made available to Parent. “Company Insiders” shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

      6.17.     Certain Other Agreements.

      (a) Concurrently with the execution of this Agreement by the Company and Parent, the Company, the Company Bank, Parent and each of Thomas L. Kennedy, Thomas M. Petro and Jerry D. Holbrook shall enter into a Termination and Release Agreement substantially in the forms previously agreed to by Parent and the Company and included in Section 6.17(a) of the Company Disclosure Schedule (collectively, the “Release Agreements”).

      (b) Parent and Parent Bank agree to take all action necessary to appoint or elect, effective as of the Effective Time, one current member of the Board of Directors of the Company to the Board of Directors of each of Parent and Parent Bank with a term expiring no earlier than the Company’s 2007 Annual Meeting of Shareholders, which is expected to be held in May 2007. The person to be elected to the Board of Directors of Parent and Parent Bank hereby shall be mutually identified by, and agreeable to, both Parent and the Company.

      (c) Parent shall, as of the Effective Time, invite all of the members of the Company’s Board of Directors as of the date of this Agreement, other than the Company director who is selected to be a director of the Parent and Parent Bank and those members of the Company’s Board of Directors who also are current employees of the Company or any of its Subsidiaries, who are willing to serve to be appointed as members of Parent’s advisory board with respect to deposit taking and mortgage lending activities in the Company’s former primary market areas (the “Advisory Board”). The members of the Advisory Board shall be elected to a term of one year beginning on the Closing Date. The Advisory Board shall meet once each calendar quarter and members of the Advisory Board shall receive a fee of $250 for each meeting attended.

      (d) The Company shall take all actions necessary to terminate the Company’s Stock Employee Compensation Trust as of the Effective Time.

      (e) Prior to the Effective Time, the Company shall take all actions necessary to enter into supplemental indentures with the trustees of the outstanding floating rate junior subordinated deferrable interest debentures to evidence the succession of Parent as of the Effective Time. The form of the supplemental indenture shall be reasonably acceptable to Parent, and Parent agrees to assume the covenants, agreements and obligations of the Company under such indentures.

ARTICLE VII

Conditions to Consummation of the Merger

      7.01.     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the Parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the Parties hereto prior to the Closing Date of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of Company Common Stock.

(b) Regulatory Approvals. Other than the filings provided for in Section 2.02(a), all authorizations, consents, orders or approvals of, or declarations or filings with, any Governmental Authority which are necessary for the consummation of the Merger and the Bank Merger shall have been filed, have occurred or been obtained and be in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such authorizations, consents, orders, approvals, declarations and filings and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), provided that no such Requisite Regulatory Approval shall contain any condition, restriction or requirement which would have, or would be reasonably expected to have, a Material Adverse Effect on the Company or the Surviving Corporation.

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree (whether temporary, preliminary or permanent) issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restricts or makes illegal the consummation of the Merger or the Bank Merger.

(d) Registration Statement; Blue Sky Laws. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn. Parent shall have received all required approvals by state securities or “blue sky” authorities with respect to the Merger.

(e) Tax Opinion. Each of Parent and the Company shall have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P., dated the Effective Date, in form and substance reasonably satisfactory to both Parent and the Company, based upon facts, representations and assumptions set forth in such opinion, substantially to the effect that, for federal income tax purposes, each of the Bank Merger and the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Elias, Matz, Tiernan & Herrick L.L.P. may require and shall be entitled to rely upon customary representations contained in certificates of officers of Parent and the Company and other persons, reasonably satisfactory in form and substance to such counsel.

      7.02.     Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment or written waiver by the Company prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 9.02, the representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date). The Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c) Deposit of Merger Consideration. Parent shall have deposited with the Exchange Agent the Merger Consideration to be paid to holders of the Company Common Stock pursuant to Article III hereof.

(d) Other Actions. Parent shall have furnished the Company with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as the Company may reasonably request.

      7.03.     Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 9.02, the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date). Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) Release Agreements. The Release Agreements shall have been duly executed and delivered by the Company, the Company Bank, Parent and each officer of the Company or the Company Bank who is a party thereto, and the Company, the Company Bank, Parent and each such officer shall have performed in all material respects all obligations required to be performed by them thereunder at or prior to the Effective Time.

(d) Dissenting Shares. Dissenting Shares shall not represent 10% or more of the outstanding Company Common Stock.

(e) Other Actions. The Company shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Parent may reasonably request.

      7.04.     Frustration of Closing Conditions. Neither Parent nor the Company may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such Party’s breach of its obligation to use reasonable best efforts to consummate the Merger or the Bank Merger and the other transactions contemplated by this Agreement, as required by Section 6.01.

ARTICLE VIII

Termination

      8.01.     Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Parent and the Company if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) No Regulatory Approval. By the Company or Parent, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event any Requisite Regulatory Approval shall have been denied by final, nonappealable action by such Governmental Authority or a Governmental Authority shall have requested the permanent withdrawal of an application therefor.

(c) No Shareholder Approval. By the Board of Directors of either Parent or the Company (provided that in the case of the Company it shall not be in material breach of any of its obligations under Section 6.02), if the approval of the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.

(d) Breach of Representations and Warranties. By the Board of Directors of either Parent or the Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other Party, which breach is not cured within 30 days following written notice to the Party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger hereby under Section 7.02(a) (in the case of a breach of a representation or warranty by Parent) or Section 7.03(a) (in the case of a breach of a representation or warranty by the Company).

(e) Breach of Covenants. By the Board of Directors of either Parent or the Company (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement by the other Party, which breach shall not have been cured within 30 days following receipt by the breaching Party of written notice of such breach from the other Party hereto, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 8.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the Party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 7.02(b) in the case of a breach of a covenant or agreement by Parent or Section 7.03(b) in the case of a breach of a covenant or agreement by the Company.

(f) Delay. By the Board of Directors of either Parent or the Company if the Merger shall not have been consummated on or before December 31, 2005, unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the Party seeking to terminate this Agreement.

(g) Failure to Recommend. By the Board of Directors of Parent, at any time prior to the meeting of shareholders of the Company contemplated by Section 6.02, if the Company shall have (i) failed to recommend approval and adoption of this Agreement at such meeting of shareholders, or withdrawn, modified or qualified (or proposed to withdraw, modify or qualify) such recommendation in any manner adverse to Parent, or taken any other action or made any other statement in connection with such meeting of shareholders materially inconsistent with such recommendation (or resolved to take any such action), whether or not permitted by the terms of this Agreement, or (ii) materially breached its obligations under this Agreement by reason of a failure to call the meeting of its shareholders contemplated by Section 6.02 or failed to prepare and mail to its shareholders the Proxy Statement/ Prospectus in accordance with Section 6.03, provided that Parent has complied with its obligations under Section 6.03 in all material respects.

(h) Certain Tender or Exchange Offers. By the Board of Directors of Parent if a tender offer or exchange offer for 25% or more of the outstanding shares of the Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Board of Directors of the Company recommends that shareholders of the Company tender their shares in such tender offer or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

      8.02.     Effect of Termination and Abandonment.

      (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no Party to this Agreement shall have any liability or further obligation to any other Party hereunder except (i) as set forth in this Section 8.02 and Section 9.01 and (ii) that termination will not relieve a breaching Party from liability for any willful breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.

      (b) In recognition of the efforts, expenses and other opportunities foregone by Parent while structuring and pursuing the Merger, the Parties hereto agree that the Company shall pay to Parent a fee of $4.0 million (the “Company Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Parent pursuant to Section 8.01(g) or (h), then the Company shall pay the Company Termination Fee to Parent on the first Business Day following such termination;

(ii) if (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(c) and (B) at any time after the date of this Agreement an Acquisition Proposal with respect to the Company shall have been publicly announced and not withdrawn prior to the meeting of shareholders of the Company contemplated by Section 6.02, or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention prior to the meeting of shareholders of the Company contemplated by Section 6.02, and if within 18 months after such termination of this Agreement the Company or a Subsidiary of the Company enters into a definitive agreement with respect to, or consummates a transaction which is the subject of, an Acquisition Proposal, then the Company shall pay to Parent the Company Termination Fee on the earlier of the date of execution of such agreement or consummation of such transaction; and

(iii) If (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(f) or by Parent pursuant to Section 8.01(e), (B) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to the Company shall have been publicly announced, or any Person shall have publicly announced, communicated or made known, or communicated or made known to the senior management of the Company, an intention, whether or not conditional, to make an Acquisition Proposal, (C) following the occurrence of an event specified in clause (B), the Company shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement, and (D) if within 18 months after such termination of this Agreement the Company or a Subsidiary of the Company enters into a definitive agreement with respect to, or consummates a transaction which is the subject of, an Acquisition Proposal, then the Company shall pay to Parent the

Company Termination Fee on the earlier of the date of execution of such agreement or consummation of such transaction.

      Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by Parent.

      (c) The Company and Parent agree that the agreement contained in paragraph (b) of this Section 8.02 is an integral part of the transactions contemplated by this Agreement, that without such agreement Parent would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by the Company. If the Company fails to pay Parent the amounts due under paragraph (b) above within the time periods specified therein, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action in which Parent prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

      (d) Notwithstanding anything to the contrary contained herein, the Company shall be obligated, subject to the terms of this Section 8.02, to pay only one Company Termination Fee.

ARTICLE IX

Miscellaneous

      9.01.     Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and, excepting Section 9.13 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a Party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

      9.02.     Standard. No representation or warranty of a Party contained in Section 5.01 or 5.02, as applicable, shall be deemed untrue or incorrect, and no Party shall be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Section 5.01 or 5.02, as applicable, has had or would be reasonably likely to have a Material Adverse Effect on such Party (disregarding for purposes of this Section 9.02 any materiality or Material Adverse Effect qualification contained in any representation or warranty).

      9.03.     Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the Party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the Parties hereto executed in the same manner as this Agreement, except that after a meeting of shareholders of a Party contemplated by Section 6.02, no amendment shall be made which by law requires further approval by the shareholders of such Party without obtaining such approval.

      9.04.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

      9.05.     Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely within such State.

      9.06     Expenses. Each of Parent and the Company will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that the expense of printing and mailing the Proxy Statement/ Prospectus and the registration fee to be paid to the SEC in connection with the Registration Statement shall be borne equally by Parent and the Company, and provided further that nothing contained herein shall limit a Party’s rights to recover any liabilities or damages arising out of another Party’s willful breach of any provision of this Agreement.

      9.07.     Notices. All notices, requests and other communications hereunder to a Party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such Party at its address set forth below or such other address as such Party may specify by notice to the parties hereto.

If to the Company to:

Northeast Pennsylvania Financial Corp.
12 E. Broad Street
Hazleton, Pennsylvania 18201

Attn:	Thomas M. Petro

President and Chief Executive Officer
Fax: (570) 459-3734

With a copy to:

Muldoon Murphy Faucette & Aguggia LLP
5101 Wisconsin Avenue, N.W.
Washington, D.C. 20016
Attn: Douglas P. Faucette, Esq.
Fax: (202) 966-9409

If to Parent to:

KNBT Bancorp, Inc.
90 Highland Avenue
Bethlehem, Pennsylvania 18017

Attention:	Scott V. Fainor

President and Chief Executive Officer
Fax: (610) 861-5059

With a copy to:

Elias, Matz, Tiernan & Herrick L.L.P.
12th Floor, The Walker Building
734 15th Street, N.W.
Washington, D.C. 20005
Attention: Raymond A. Tiernan, Esq.
Fax: (202) 347-2172

      9.08.     Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Exhibits and Disclosure Schedules hereto) and the Bank Merger Agreement, together with Shareholder Agreements and the Confidentiality Agreement, represent the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby and this Agreement, the Bank Merger Agreement and the Shareholder Agreements supersede any and all other oral or written agreements heretofore made, other than the Confidentiality Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as provided in Section 6.08.

      9.09.     Severability. Except to the extent that application of this Section 9.09 would have a Material Adverse Effect on the Company or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the Parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

      9.10.     Enforcement of the Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it may be entitled at law or in equity.

      9.11.     Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December 8, 2004.

      9.12.     Assignment. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

      9.13.     Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the Merger and/or the Bank Merger subject to the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger consideration to be paid to the holders of Company Common Stock pursuant to Article III hereof is not thereby changed in kind or reduced in amount as a result of such modification, (ii) there are no adverse tax consequences to the shareholders of the Company as a result of such modification, (iii) there are no adverse tax consequences to Parent or the Company as a result of such modification and (iv) such modification will not jeopardize or materially delay receipt of any required approvals of Governmental Authorities or otherwise impede or materially delay consummation of the Merger.

[Signature page follows]

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

KNBT BANCORP, INC.

By:	/s/ Scott V. Fainor

Name: Scott V. Fainor

Title:	President and Chief Executive Officer

NORTHEAST PENNSYLVANIA
FINANCIAL CORP.

By:	/s/ Thomas M. Petro

Name: Thomas M. Petro

Title:	President and Chief Executive Officer

EXHIBIT A

SHAREHOLDER AGREEMENT

      SHAREHOLDER AGREEMENT (the “Agreement”), dated as of December 8, 2004, by and between                     , a shareholder (“Shareholder”) of Northeast Pennsylvania Financial Corp. (the “Company”), a Delaware corporation, and KNBT Bancorp, Inc. (“Parent”), a Pennsylvania corporation. All capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

      WHEREAS, Parent and the Company are simultaneously entering into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time pursuant to its terms, the “Merger Agreement”), pursuant to which the Company will merge with and into Parent on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, each outstanding share of Company Common Stock will be converted into the right to receive the Per Share Stock Consideration or the Per Share Cash Consideration, subject to the terms, limitations and conditions of the Merger Agreement; and

      WHEREAS, Shareholder owns the shares of Company Common Stock identified on Annex I hereto (such shares, together with all shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

      WHEREAS, in order to induce Parent to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of the Company and not in any other capacity, has agreed to enter into and perform this Agreement;

      NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Vote Shares. Shareholder agrees that at any meeting of the shareholders of the Company, or in connection with any written consent of the shareholders of the Company at which a proposal of the type set forth in clause (ii) below is presented for consideration by the shareholders of the Company, Shareholder shall:

(i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement.

2. No Transfers. After the date hereof and prior to the special meeting of the Company shareholders held to consider and vote upon approval of the Merger Agreement, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares if such sale, transfer, pledge, assignment or disposition could occur prior to such meeting, except the following transfers shall be permitted: (i) transfers by will or operation of law, in which case this Agreement shall bind the transferee, subject to applicable law, (ii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (iv) transfers to any other shareholder of the Company who has executed a copy of this Agreement on the date hereof with respect to some or all of the Shares held by such shareholder, (v) transfers or dispositions to the Company for the surrender or delivery of Shares for the payment of the exercise price of outstanding stock options, the payment or withholding of applicable taxes in connection with the exercise of outstanding stock options or any other surrender or deemed surrender of Shares in connection with the exercise of outstanding stock options to purchase shares of Company Common Stock and (vi) such transfers as Parent may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Parent as follows:

A. Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

B. Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

C. Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

D. Ownership of Shares. Shareholder has good title to all of the Shares as of the date hereof, and, except as set forth on Annex I hereto, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

4. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Parent if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Parent will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Parent has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Parent shall have the right to inform any third party that Parent reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Parent hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Parent set forth in this Agreement may give rise to claims by Parent against such third party.

5. Term of Agreement; Termination.

A. The term of this Agreement shall commence on the date hereof.

B. This Agreement shall terminate at the Effective Time of the Merger or the earlier of (i) at any time prior to consummation of the Merger by the written consent of the parties hereto and (ii) termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

6. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. No party hereto may assign any rights or obligations hereunder to any other person, except as required by Section 2 or upon the prior written consent of each other party. Nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other person or entity, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7. Notices. Notices may be provided to Parent and Shareholder in the manner specified in the Merger Agreement, with all notices to Shareholder being provided to him or her at the address set forth in Annex I hereto.

8. Miscellaneous.

A. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

B. Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of the Company, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of the Company or in any other fiduciary capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of the Company.

C. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

D. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

E. Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the Commonwealth of Pennsylvania, without reference to its conflicts of law principles.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

KNBT BANCORP, INC.

By:

Name: Scott V. Fainor

Title:	President and Chief Executive Officer

SHAREHOLDER:

(Signature)

ANNEX I

SHAREHOLDER AGREEMENT

Shares of Company
Common Stock
Beneficially Owned
	(exclusive of unexercised	Options on Company
Name and Address of Shareholder	stock options)	Common Stock

ANNEX B
                    , 2005

Board of Directors

Northeast Pennsylvania Financial Corp.
12 East Broad Street
Hazleton, PA 18201

Ladies and Gentlemen:

      Northeast Pennsylvania Financial Corp. (“NEPF”) and KNBT Bancorp, Inc. (“KNBT”) have entered into an Agreement and Plan of Merger, dated as of December 8, 2004 (the “Agreement”), pursuant to which NEPF will be merged with and into KNBT (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of NEPF common stock, par value $0.01 per share, issued and outstanding immediately prior to the Merger (the “NEPF Shares”), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) a number of shares of KNBT common stock determined by dividing $23.00 by the Average Share Price (as defined below) of KNBT common stock (the “Stock Consideration”), or (b) $23.00 in cash without interest (the “Cash Consideration”), subject to the election and allocation procedures set forth in the Agreement which provide generally, among other things, that 50% of the NEPF Shares will be converted into the Cash Consideration and 50% of the NEPF Shares will be converted into the Stock Consideration (the Stock Consideration and the Cash Consideration hereinafter collectively referred to as, the “Merger Consideration”). Pursuant to the Agreement, the Average Share Price is determined by dividing $23.00 by the average of the closing sales price of KNBT common stock as reported on NASDAQ for the 20-trading day period ending with the close of business on the business day that is the fifth business day preceding the closing of the Merger. Cash will be paid in lieu of fractional shares in an amount determined by taking the product of the relevant fraction and the Average Share Price. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of NEPF Shares.

      Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of NEPF that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of KNBT that we deemed relevant; (iv) financial projections for NEPF for the years ending September 30, 2005 and 2006 prepared by and reviewed in discussions with senior management of NEPF; (v) earnings per share estimates for KNBT for the years ending December 31, 2004 and 2005 published by I/B/E/S and reviewed with and confirmed by senior management of KNBT; (vi) the pro forma financial impact of the Merger on KNBT, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior managements of NEPF; (vii) the publicly reported historical price and trading activity for NEPF and KNBT’s common stock, including a comparison of certain financial and stock market information for NEPF and KNBT with similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the publicly available financial terms of certain recent business combinations in the savings institution industry; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of NEPF the business, financial condition, results of operations and prospects of NEPF and held similar discussions with certain members of senior management of KNBT regarding the business, financial condition, results of operations and prospects of KNBT

      In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by NEPF or KNBT or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of NEPF and KNBT that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of NEPF or KNBT or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of NEPF or KNBT nor have we reviewed any individual credit files relating to NEPF or KNBT. We have assumed, with your consent, that the respective allowances for loan losses for both NEPF and KNBT are adequate to cover such losses.

      With respect to the financial projections and earnings estimates for NEPF and KNBT and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by and/or reviewed with the managements of NEPF and KNBT and used by Sandler O’Neill in its analyses, managements of NEPF and KNBT confirmed to us that these projections reflected their best currently available estimates and judgments of the respective future financial performances of NEPF and KNBT and we assumed that such performances would be achieved. We express no opinion as to such earnings estimates or the assumptions on which they are based. We have also assumed that there has been no material change in NEPF’s or KNBT’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that NEPF and KNBT will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will be a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice NEPF has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

      Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of KNBT’s common stock will be when issued to NEPF’s shareholders pursuant to the Agreement or the prices at which NEPF’s or KNBT’s common stock may trade at any time.

      We have acted as NEPF’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. NEPF has also agreed to indemnify us against certain liabilities arising out of our engagement.

      As we have advised you, in the past, we have provided certain investment banking services to KNBT, including managing KNBT’s conversion to stock form and related public offering completed in November 2003 and have received compensation for such services and we may provide, and receive compensation for, such services in the future, including during the period prior to the closing of the Merger.

      In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to NEPF and KNBT and their affiliates. We may also actively trade the equity or debt securities of NEPF and KNBT or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

      Our opinion is directed to the Board of Directors of NEPF in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of NEPF as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of NEPF Shares and does not address the underlying business decision of NEPF to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for NEPF or the effect of any other transaction in which NEPF might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an appendix to the Proxy Statement/Prospectus of NEPF and KNBT dated the date hereof and to the references to this opinion therein.

      Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the holders of NEPF Shares is fair to such shareholders from a financial point of view.

Very truly yours,

ANNEX C

DELAWARE GENERAL CORPORATION LAW, SECTION 262

SECTION 262 APPRAISAL RIGHTS —

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (l) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware Corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also by given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

      Article VI of the Registrant’s Bylaws provides as follows:

      6.1 Persons Covered. Subject to, and in accordance with, the provisions of this Article VI, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, trustee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

      6.2 Derivative Actions.

      (a) In the case of a threatened, pending, or completed action or suit by or in the right of the Corporation against a person named in Section 6.1 by reason of such person holding a position named in Section 6.1, the Corporation shall indemnify such person if such person satisfies the standard in Section 6.2(b), for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit.

      (b) In the case of a threatened, pending, or completed action or suit by or in the right of the Corporation, a person named in Section 6.1 shall be indemnified only if:

(1) such person is successful on the merits or otherwise; or

(2) such person acted in good faith in the transaction that is the subject of the suit or action, and in a manner reasonably believed to be in, or not opposed to, the best interests of the Corporation. However, such person shall not be indemnified in respect of any claim, issue, or matter as to which such person has been adjudged liable to the Corporation unless (and only to the extent that) the court of common pleas or the court in which the suit was brought shall determine, upon application, that despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

      6.3 Third-Party Actions.

      (a) In case of a threatened, pending, or completed suit, action, or proceeding (whether civil, criminal, administrative, or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a third-party action, against a person named in Section 6.1 by reason of such person holding a position named in Section 6.1, the Corporation shall indemnify such person if such person satisfies the standard in Section 6.3(b), for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the third-party action, including, but not limited to (i) expenses (including attorneys’ fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

      (b) In case of a third-party action, a person named in Section 6.1 shall be indemnified only if:

(1) such person is successful on the merits or otherwise; or

(2) such person acted in good faith in the transaction that is the subject of the third-party action and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person’s conduct was unlawful. The termination of a third-party action by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this Section 6.3(b).

      6.4     Determination That Standard Has Been Met. A determination that the standard of either Section 6.2(b) or 6.3(b) has been satisfied may be made by a court, or, except as stated in the record sentence of Section 6.2(b), the determination may be made by:

(1) the Board of Directors by a majority vote of a quorum consisting of directors of the Corporation who were not parties to the action, suit, or proceeding;

(2) if such a quorum is not obtainable or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3) the shareholders of the Corporation.

      6.5     Proration. Anyone making a determination under Section 6.4 may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

      6.6     Advancement of Expenses. Reasonable expenses incurred by a director, officer, employee, or agent of the Corporation in defending a civil or criminal action, suit, or proceeding described in Section 6.1 may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

      6.7     Other Rights. The indemnification and advancement of expenses provided by or pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of shareholders or directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

      6.8     Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

      6.9     Security Fund; Indemnity Agreements. By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article VI.

      6.10     Modification. The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI, and no amendment or termination of any trust fund or other fund created pursuant to Section 6.9 hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.

      6.11     Proceedings Initiated by Indemnified Persons. Notwithstanding any other provision in this Article VI, the Corporation shall not indemnify a director, officer, employee, or agent for any liability incurred in an action, suit, or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit, or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

      6.12     Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

      If the laws of the Commonwealth of Pennsylvania are amended to permit further indemnification of the directors, officers, employees, and agents of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by law. Any repeal or modification of this Article VI by the Board of Directors or the shareholders of the Corporation shall not adversely affect any right or protection of a director, officer, employee, or agent existing at the time of such repeal or modification.

      KNBT maintains directors’ and officers’ liability insurance policies providing for the insurance on behalf of any person who is or was a director or officer of KNBT and subsidiary companies against any liability incurred by him or her in any such capacity or arising out of his or her status as such. The policy contains various reporting requirements and exclusions.

      The Federal Deposit Insurance Act (the “FDI Act”) provides that the FDIC may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. FDIC regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees from any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 21.	Exhibits and Financial Statement Schedules.

      The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

      (a) List of Exhibits:

Exhibit
No.		Exhibit	Location

2	(a)	Agreement and Plan of Merger, dated as of December 8, 2004, between KNBT and Northeast	(1)
2	(b)	Form of Stockholder Agreement, dated as of December 8, 2004, between KNBT and each director of Northeast	(1)
3	(a)	Articles of Incorporation of KNBT	(2)
3	(b)	Bylaws of KNBT	(2)
4	(a)	Specimen Common Stock certificate	(2)
5		Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality of securities being registered	*
8		Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding certain federal income tax consequences	*
23.1		Consent of Elias, Matz, Tiernan & Herrick L.L.P. (to be contained in the opinions included as Exhibits 5 and 8)	*
23.2		Consent of Grant Thornton LLP	filed herewith
23.3		Consent of KPMG LLP	filed herewith
24		Powers of Attorney (included in the signature page to this Registration Statement)	filed herewith
99.1		Form of proxy for the Northeast special meeting	filed herewith

Exhibit
No.	Exhibit	Location

99.2	Solicitation materials to be provided to certain participants in Northeast’s stock benefit plans	*
99.3	Consent of Sandler O’Neill & Partners, L.P.	*
99.4	Consent of Thomas L. Kennedy to be named as a director of KNBT	filed herewith

(1)	Exhibit is included in Annex A to the Prospectus/ Proxy Statement included herein.

(2)	Exhibit is incorporated by reference to the Form S-1 Registration Statement (No. 333-105899) filed by KNBT with the SEC on June 6, 2003, as amended.

*	To be filed by amendment.

      (b) Financial Statement Schedules.

      No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 22.	Undertakings

      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The under signed registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (d) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethlehem, Commonwealth of Pennsylvania, on this 1st day of February 2005.

KNBT BANCORP, INC.

By:	/s/ Scott V. Fainor

Scott V. Fainor, President
and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby makes, constitutes and appoints Scott V. Fainor, Jeffrey P. Feather and Eugene T. Sobol, and each of them severally, his or her true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution any and all amendments, including post-effective amendments, to this Registration Statement on Form S-4, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

/s/ Jeffrey P. Feather Jeffrey P. Feather Chairman of the Board	Date: February 1, 2005

/s/ Scott V. Fainor Scott V. Fainor President, Chief Executive Officer and Director (principal executive officer)	Date: February 1, 2005

/s/ Eugene T. Sobol Eugene T. Sobol Senior Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	Date: February 1, 2005

/s/ Michael J. Gausling Michael J. Gausling Director	Date: February 1, 2005

/s/ Donna D. Holton Donna D. Holton Director	Date: February 1, 2005

/s/ Christian F. Martin, IV Christian F. Martin, IV Director	Date: February 1, 2005

/s/ John A. Mountain John A. Mountain Director	Date: February 1, 2005

/s/ Daniel B. Mulholland Daniel B. Mulholland Director	Date: February 1, 2005

/s/ R. Chadwick Paul, Jr. R. Chadwick Paul, Jr. Director	Date: February 1, 2005

/s/ Charles J. Peischl Charles J. Peischl, Esquire Director	Date: February 1, 2005

/s/ Robert R. Scholl Robert R. Scholl Director	Date: February 1, 2005

/s/ Kenneth R. Smith Kenneth R. Smith Director	Date: February 1, 2005

/s/ R. Charles Stehly R. Charles Stehly Director	Date: February 1, 2005

/s/ Richard Stevens, III Richard Stevens, III Director	Date: February 1, 2005

/s/ Richard L. Strain Richard L. Strain Director	Date: February 1, 2005

/s/ Maria Z. Thulin Maria Z. Thulin Director	Date: February 1, 2005